                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           MILLER EXPLORATION COMPANY
                           --------------------------
                (Name of Registrant as Specified in its Charter)


        -----------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction;

5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount previously paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

To the Stockholders of Miller Exploration Company:

  You are cordially invited to attend a special meeting of the stockholders of Miller Exploration Company to be held on Thursday, December 7, 2000 at 10:00, a.m., at our officers at 3104 Logan Valley Road, Traverse City, Michigan. Enclosed are a notice to stockholders, a proxy statement describing the business to be transacted at the special meeting, and a proxy card for use in voting at the special meeting.

  At the special meeting, you will be asked to:

  . approve (a) the issuance to Guardian Energy Management Corp. of 3,703,704 shares of common stock upon the conversion of a $5 million promissory note, and

     (b) the issuance to Guardian of up to 13,062,500 shares of our common stock upon the exercise by Guardian of warrants to purchase 1,562,500 shares of common stock for $1.35 per share, 2,500,000 shares of common stock for $2.50 per share, and 9,000,000 shares of common stock for $3.00 per share;

  .  approve a transaction with Eagle Investments, Inc. whereby Eagle will

     (a) pay Miller $500,000 in cash,

     (b) assign to Miller a 50% interest in certain of the non-producing oil and gas leasehold interests which Miller had previously conveyed to Eagle, and

     (c) grant Miller an exclusive right of first offer on the sale of Eagle's producing and non-producing asset base in the Mississippi Salt Basin,

     in exchange for which Miller will

     (i) issue to Eagle 1,851,851 shares of common stock, and

   (ii) issue to Eagle warrants to purchase 781,250 shares of common stock at $1.35 per share and 1,250,000 shares of common stock at $2.50 per share, respectively, as well as the subsequent right to exercise such warrants.

  . to act on other business noticed and properly brought before the special meeting or any adjournment thereof.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT EACH OF THESE TRANSACTIONS IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF BOTH THE PROPOSALS.

  We hope that you will be able to attend the special meeting, and we urge you to read the enclosed proxy statement before you decide to vote. Even if you do not plan to attend, please complete, date, sign, and promptly return the enclosed proxy card. It is important that your shares be represented at the meeting.

                                          Sincerely,

                                          Deanna L. Cannon

                                          Vice President--Finance and
                                           Secretary

                   NOTICE TO STOCKHOLDERS OF SPECIAL MEETING
                                 TO BE HELD ON

                        THURSDAY, DECEMBER 7, 2000

  PLEASE TAKE NOTICE that a special meeting of the stockholders of Miller Exploration Company, a Delaware corporation, will be held on Thursday, December 7, 2000, at 10:00 a.m., at our offices at 3104 Logan Valley Road, Traverse City, Michigan, to consider and vote on the following matters:

    1. The issuance to Guardian Energy Management Corp. of

     (a) 3,703,704 shares of our common stock, par value $0.01 per share, upon the conversion of a $5 million promissory note, and

     (b) up to 13,062,500 shares of our common stock upon the exercise by Guardian of warrants to purchase 1,562,500 shares of common stock for $1.35 per share, 2,500,000 shares of common stock for $2.50 per share, and 9,000,000 shares of common stock for $3.00 per share.

    2. A transaction with Eagle Investments, Inc. whereby Eagle will

     (a) pay Miller $500,000 in cash.

     (b) assign to Miller a 50% interest in certain of the non-producing oil and gas leasehold interest which Miller had previously conveyed to Eagle, and

     (c) grant Miller an exclusive right of first offer on the sale of Eagle's producing and non-producing asset base in the Mississippi Salt Basin,

     in exchange for which Miller will

     (i) issue to Eagle 1,851,851 shares of common stock, and

     (ii) issue to Eagle warrants to purchase 781,250 shares of common stock at $1.35 per share and 1,250,000 shares of common stock at $2.50 per share, respectively, as well as the subsequent right to exercise such warrants.


    3. To act on other business noticed and properly brought before the special meeting or any adjournment thereof.

  These matters are more fully discussed in the attached proxy statement.

  The board of directors has fixed the close of business on Monday, October 30, 2000 as the record date for determining which stockholders are entitled to notice of, and to vote at, the special meeting or any postponement or adjournment thereof. If you held our stock as of this date, you are entitled to vote. Complete lists of these stockholders will be available for examination at our principal executive offices during normal business hours by any holder of common stock, for any purpose relevant to the special meeting, for a period of ten days prior to the special meeting. The favorable vote of a majority of persons present, in person or by proxy, and entitled to vote at the special meeting constitutes a quorum. The presence of a quorum at the beginning of the meeting is necessary to transact any business at the special meeting.

  Even if you expect to be present at the special meeting, we request that you sign, vote, and date the enclosed proxy and return it promptly in the enclosed envelope. If you give a proxy, you have the power to revoke it at any time prior to the special meeting. You may revoke your proxy at any time before the vote occurs by filing with our company a written revocation or a subsequently-dated proxy. If you are present at the special meeting, you may withdraw your proxy and vote in person.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF EACH OF THE ABOVE PROPOSALS.

                                          By Order of the Board of Directors,

                                          Deanna L. Cannon
                                          Vice President--Finance and
                                           Secretary

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING...........................     1

SUMMARY...................................................................     2

RISK FACTORS..............................................................     6
  Risk Factors Relating to the Guardian Transaction.......................     6
  Risk Factors Relating to the Eagle Transaction..........................     7

INFORMATION CONCERNING SOLICITATION AND VOTING............................     8

PROPOSAL ONE..............................................................     9
  Purpose and Background of the Guardian Transaction......................     9
  Terms of the Guardian Transaction.......................................    10
  Use of Proceeds.........................................................    12
  Recommendation of the Board of Directors................................    12
  Possible Effects of the Guardian Transaction on Stockholders............    13
  Reasons for Seeking Stockholder Approval................................    13

PROPOSAL TWO..............................................................    14
  Purpose and Background of the Eagle Transaction.........................    14
  Terms of the Eagle Transaction..........................................    15
  Use of Proceeds.........................................................    16
  Recommendation of the Board of Directors................................    16
  Possible Effects of the Eagle Transaction on Stockholders...............    17
  Reasons for Seeking Stockholder Approval................................    17

RECENT DEVELOPMENTS.......................................................    17
  Bank One Credit Facility................................................    17
  Veritas Indebtedness....................................................    17

PRO FORMA FINANCIAL STATEMENTS............................................    18
MANAGEMENT'S DISCUSSION AND ANALYSIS......................................    23
  Overview................................................................    23
  Results of Operations...................................................    24
  Liquidity and Capital Resources.........................................    29
  Risk Management Activities and Derivative Transactions..................    32
  Effects of Inflation and Changes in Price...............................    33
  New Accounting Standard.................................................    33

INTEREST OF CERTAIN PERSONS IN THE TRANSACTION............................    34

STOCKHOLDINGS OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT.........    35

STOCKHOLDER PROPOSALS.....................................................    37

PROPOSALS FOR THE NEXT ANNUAL MEETING.....................................    37

SOLICITATION OF PROXIES...................................................    37

INDEPENDENT PUBLIC ACCOUNTANTS............................................    37

CONSOLIDATED FINANCIAL STATEMENTS.........................................   F-1

ANNEX A...................................................................   A-1

ANNEX B-1................................................................. B-1-1

ANNEX B-2................................................................. B-2-1

ANNEX B-3................................................................. B-3-1

ANNEX C...................................................................   C-1

                          QUESTIONS AND ANSWERS ABOUT
                     THE SPECIAL MEETING AND THE PROPOSALS

Q: How do I vote?

A: After reading this proxy statement, please fill out and sign your proxy card. Then mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the special meeting.

Q: What happens if I do not return a proxy card?

A: If you do not return your proxy card you may still vote in person at the special meeting. If you do not return a proxy card or attend the special meeting, your shares will not be represented in the vote.

Q: May I vote in person?

A: Yes. You may attend the special meeting and vote your shares in person, rather than signing and mailing your proxy card.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. You may change your vote at any time before your proxy is voted at the special meeting by following the instructions on page 8. You then may either change your vote by sending in a new proxy or by attending the special meeting and voting in person.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q: What is a warrant?

A: A warrant gives the holder the right to purchase a share of stock at a fixed price at a designated time in the future.

Q: How will the issuance of stock and warrants affect the outstanding shares of the common stock?

A: We currently have 13,241,891 shares of common stock outstanding. Assuming both proposals are approved and all of the warrants issued to Guardian and Eagle are exercised, we will have 33,891,196 shares of common stock outstanding. There can be no assurance that any of the warrants issued to Guardian and Eagle will be exercised.

Q: Who can help answer my questions?

A: If you have additional questions about the two proposals, please call Kelly Miller or Deanna Cannon at (231) 941-0004.

                                    SUMMARY

  This summary, together with the preceding questions and answers section, highlights selected information from this document and may not contain all of the information that is important to you. To understand the two proposals fully, and to obtain a more detailed description of the legal terms of the proposals, you should carefully read this entire proxy statement.

  The Guardian promissory note and warrants are included as Annexes A, B-1, B-2, and B-3, respectively, to this document and the Eagle repurchase agreement is included as Annex C. These are the legal documents that govern the two proposals. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

  References in this proxy statement to the "Company" or "Miller" are to Miller Exploration Company and its subsidiaries. References to "Guardian" are to Guardian Energy Management Corp.

Summary of Proposals to be Considered at the Special meeting.

  At the special meeting, our stockholders will consider and vote upon two proposals. The first proposal, the Guardian transaction, is independent and may be approved without consideration of the second proposal. The second proposal, the Eagle transaction, is fully dependent on the approval of the Guardian transaction. If the Guardian transaction is not approved, the Eagle transaction shall automatically be withdrawn. A summary of the two proposals are as follows:

  (1) The Guardian Transaction. In July 2000, we issued a subordinated convertible note to Guardian Energy Management Corp. in exchange for $5 million. Issuance of the note allowed us to enter into a new credit facility under more favorable terms. If our stockholders approve conversion of the Guardian note into shares of common stock, the note will not accrue interest. If approved, the note will immediately be converted into the right to receive 3,703,704 shares of common stock. We also issued to Guardian warrants to purchase 1,562,500 shares of common stock for $1.35 per share exercisable for one year from the date of stockholder approval of the transaction, 2,500,000 shares of common stock for $2.50 per share exercisable for two years from the date of stockholder approval of the transaction, and 9,000,000 shares of common stock for $3.00 per share and exercisable for four years from the date of stockholder approval of the transaction. Although there can be no assurance that Guardian will exercise all of these warrants, if it did we would receive an additional capital infusion of approximately $35 million.

  If the Guardian transaction is not approved, the note will accrue interest at the lower of the maximum legal rate permissable or:

  . the prime rate plus 10% for the period from July 11, 2000 until July 10, 2001;

  . the prime rate plus 12% for the period from July 11, 2001 until July 10, 2002; and

  .  the prime rate plus 15% thereafter.

  This additional debt and interest burden would significantly reduce our discretionary cash flow and substantially increase our leverage. Also if the Guardian transaction is not approved, Guardian will have the option to exchange any outstanding principal or interest under the note for an undivided interest in either all of our current producing and non-producing properties or specific properties as agreed to by Guardian and us. Failure to approve the conversion of the note and exercise of warrants, however, will have no effect on the terms of our new credit facility.

  (2) The Eagle Transaction. Eagle Investments, Inc. is a corporation that is controlled and owned by C.E. Miller, the Chairman and largest beneficial stockholder of the Company. We wish to purchase from Eagle 50% of its interests in certain non-producing oil and gas leasehold properties located in the Mississippi Salt Basin in exchange for shares of our common stock. Along with the properties, we will receive a $500,000 cash equity infusion and an exclusive purchase option on the sale of any of Eagle's remaining non-producing leasehold, as well as the producing properties, that are located in counties in which we have operations. The right of first offer expires December 31, 2000. In consideration of the $500,000 cash payment and the assignment of these interests, we will issue to Eagle 1,851,851 shares of common stock and warrants to purchase 781,250 shares of common stock for $1.35 per share exercisable for one year from the date of stockholder approval of the transaction and 1,250,000 shares of common stock for $2.50 per share exercisable for two years from the date of stockholder approval of the transaction. Although there can be no assurance that Eagle will exercise all of these warrants, if it did we would receive an additional capital infusion of approximately $4.2 million.

                      Reasons for the Guardian Transaction

                               (See page 13)

  Our board of directors believes that the Guardian transaction and your approval of the issuance of our common stock in the Guardian transaction are desirable for a number of reasons, including the following:

  . The issuance of the note to Guardian allowed us to enter into a new credit facility, the terms of which increase our discretionary cash flow.

  . If the Guardian warrants are exercised we will receive up to approximately $35 million of additional equity capital, although there can be no assurance the warrants will be exercised.

  . We will avoid substantial interest charges and penalties associated with the Guardian note and avoid any obligation to transfer producing properties to Guardian for the repayment of the note.

  .  The Guardian transaction allows us to complete the Eagle transaction.

  . The Guardian transaction enhanced our ability to obtain better terms under our indebtedness to Veritas DGC Land, Inc.

  . The transaction is fair to and in the best interests of our company and stockholders.

                       Reasons for the Eagle Transaction

                           (See pages 16 and 17)

  Our board of directors believes that the Eagle transaction and your approval of the issuance of shares of our common stock in the Eagle transaction are desirable for a number of reasons, including the following:

  . The repurchase will allow us to increase leasehold interests in the Mississippi Salt Basin.

  . We will receive a cash infusion of $500,000 of new equity capital, which will be used for a principal payment under our indebtedness to Veritas and entitle us to avoid substantial penalties.

  . If the Eagle warrants are exercised we will receive up to approximately $4 million of additional equity capital, although there can be no assurance the warrants will be exercised.

  . We will be able to repurchase the Eagle assets for approximately the same price that we sold them to Eagle.

  . The transaction is fair to and in the best interests of our company and stockholders.

                   New Directors and Officers of Our Company
                         After the Guardian Transaction

                               (See page 12)

  The terms of the Guardian transaction allowed Guardian to designate two members of our board of directors. Guardian has designated Paul A. Halpern and Robert M. Boeve to fill the board seats recently vacated by the resignations of Dan A. Hughes, Jr. and Frank M. Burke. Messrs. Halpern and Boeve were appointed to fill the vacancies by the remaining directors on July 13, 2000.

                               Dissenter's Rights
                                  (See page 8)

  Neither Delaware law nor our certificate of incorporation provide for any rights of dissent or appraisal regarding the Guardian transaction or the Eagle transaction.

                 Risks Associated with the Guardian Transaction
                                  (See page 6)

  You should be aware of and carefully consider the risks relating to the Guardian transaction described more fully under "Risk Factors." These risks include:

  . the issuance of common stock upon the conversion of the Guardian note will result in Guardian owning approximately 19.7% of our outstanding common stock (assuming the Eagle shares are issued and the Eagle warrants exercised), and 49.5% upon exercise of all the warrants.

  . the terms of the warrants will not be adjusted for changes in the market value of our common stock;

  . Guardian, as a large stockholder, may have interests that are different from our existing stockholders. If Guardian exercises its warant, its significant ownership will allow it to substantially control stockholder votes; and

  . if Guardian decides to sell a significant portion of its investment in Miller it could adversely affect the market price for our common stock.

                  Risks Associated with the Eagle Transaction
                                  (See page 7)

  You should be aware of and carefully consider the risks relating to the Eagle transaction described more fully under "Risk Factors." These risks include:

  . the consideration for the purchase is fixed and will not be adjusted for changes in the value of the leasehold interests or our common stock;

  . C.E. Miller, the Chairman of our board of directors, and Kelly Miller, his son and our Chief Executive Officer, had conflicts of interest in evaluating the Eagle transaction;

  . if Eagle decides to sell a significant portion of its investment in Miller, it could adversely affect the market price for our common stock; and

  . the issuance of common stock will increase the percentage beneficially owned by C. E. Miller to approximately 17.9% (assuming the Guardian shares are issued and all of the Guardian warrants exercised), and 15.9% upon exercise of all the warrants.

              Interests of Officers and Directors in the Proposals
                        that Differ from Your Interests
                                  (See page 7)

  You should be aware that C.E. Miller, Chairman of our board of directors, is also the President and beneficial owner of 100% of the stock of Eagle. Because of his role in both companies, he has interests that are different than yours. In addition, Kelly E. Miller, our President and Chief Executive Officer, is C.
E. Miller's son and thus has an indirect interest in the Eagle transaction. Our board of directors was aware of these interests and considered them in approving the Eagle transaction.

                              The Special Meeting
                                  (See page 8)

  The special meeting will be held at 10:00 a.m on Thursday, December 7, 2000, at our offices. At the special meeting, you will be asked to approve the Guardian transaction and approve the Eagle transaction.

                           Record Date; Voting Power
                                  (See page 8)

  You may vote at the special meeting if you owned shares of our common stock as of the close of business on Monday, October 30, 2000, the record date. You may cast one vote per proposal for each share you own.

               Stockholder Vote Required to Approve the Proposals
                                  (See page 8)

  Our board of directors unanimously voted in favor of both proposals and recommends that you also vote for these proposals. The affirmative vote of a majority of all the votes present and entitled to vote at the special meeting is necessary for the approval of both the Guardian and Eagle transactions. Approval of the Eagle transaction is not a condition of the Guardian transaction; however, approval of the Guardian transaction is a condition to the approval of the Eagle transaction. If the Guardian transaction is not approved at the special meeting, the Eagle proposal will be automatically withdrawn.

                      Our Recommendations to Stockholders

  Our board of directors, including all of our independent, disinterested directors, believes that the approval of both the Guardian transaction and the Eagle transaction is fair to you, advisable, and in your best interests and recommends that you vote "for" the approval of both proposals.

                                 RISK FACTORS

  You should carefully consider the following risk factors in determining whether to vote to approve the Guardian transaction and the Eagle transaction.

               Risk Factors Relating to the Guardian Transaction

The issuance of common stock and warrants will place a large percentage of ownership with a new single stockholder.

  Assuming the Guardian transaction is approved, Guardian will be issued 3,703,704 shares of our common stock, representing approximately 19.7% of the total outstanding shares, and warrants to purchase an additional 13,062,500 shares. If all of Guardian's warrants are exercised, and assuming exercise of all of Eagle's warrants, Guardian will own approximately 49.5% of our outstanding common stock and will be able to substantially control the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our company's certificate of incorporation or bylaws, and the approval of mergers and other significant corporate transactions. Guardian, as a large stockholder, may have interests that are different than the other stockholders. This concentration of ownership may also delay or prevent a change of control of the Company, even if beneficial to our stockholders.

The issuance of common stock on the conversion of the Guardian note will be dilutive to our current stockholders.

  Our net tangible book value at July 31, 2000 was $1.87 per share. Assuming the net tangible book value is the same at the time the 3,703,704 shares are issued to Guardian, the resulting tangible book value per share after issuance will be $1.76 and our existing stockholders will suffer dilution of $.11 per share.

  If the first tranche of warrants for 1,562,500 shares is exercised at the exercise price of $1.35 per share, the resulting tangible book value per share after issuance will be $1.72 and our stockholders will suffer further dilution of $.04 per share. The exercise of the second and third tranches of warrants will not result in any further dilution to our stockholders based on the current book value of our common stock.

The terms of the warrants are fixed and will not be adjusted for changes in the value of our common stock.

  Assuming the Guardian transaction is approved, Guardian will be able to exercise the following warrants:

  . warrants for 1,562,500 shares of common stock exercisable at a price of $1.35 per share for one year from the date of stockholder approval of the transaction,

  . warrants for 2,500,000 shares of common stock exercisable at a price of $2.50 per share for two years from the date of stockholder approval of the transaction, and

  . warrants for 9,000,000 shares of common stock exercisable at a price of $3.00 per share for four years from the date of stockholder approval of the transaction.

  These terms are fixed and will not be adjusted for any upward or downward changes in the market price of our common stock. These warrants may allow Guardian, in the future, to purchase a large number of shares at prices significantly below the then current market price.
The issuance of common stock and warrants may effect the market price of existing shares of common stock.

  Assuming the Guardian transaction is approved, we will have approximately 16,945,595 shares of common stock outstanding, together with warrants exercisable for an additional 13,062,500 shares. Future sales of significant amounts of common stock, or the perception that these sales could occur, may adversely affect the market price of our common stock.

                Risk Factors Relating to the Eagle Transaction

The terms of the warrants are fixed and will not be adjusted for changes in the value of our common stock.

  Assuming the Eagle transaction is approved, Eagle will be issued:

  . 781,250 warrants exercisable at a price of $1.35 per share of common stock for one year from the date of stockholder approval of the transaction, and

  . 1,250,000 warrants exercisable at a price of $2.50 per share of common stock for two years from the date of stockholder approval of the transaction.

  These terms will be fixed and will not be adjusted for any upward or downward changes in the price of our common stock. These warrants may allow Eagle, in the future, to purchase a large number of shares at prices significantly below the then current market price.

The interest of the Chairman of the Board, C.E. Miller, may differ from your interests because the approval of the Eagle transaction may result in his direct or indirect economic gain.

  C.E. Miller, the Chairman of our board of directors, is also the President and beneficial owner of 100% of the stock of Eagle. Because of his dual role in this transaction, his interests may vary from yours regarding the transaction. Consequently, he has a conflicting interest because of the possibility of receiving a personal benefit from the approval of the Eagle transaction apart from his ownership of our common stock. Kelly E. Miller, our President and Chief Executive Officer, is the son of C.E. Miller and thus also has an indirect interest in the Eagle transaction.

The issuance of common stock and warrants will increase the ownership percentage of C.E. Miller and his affiliate.

  Currently, C.E. Miller beneficially owns 11.4% of our outstanding common stock. Assuming both proposals are approved, C.E. Miller will beneficially own approximately 17.9% of the outstanding shares and warrants exercisable for an additional 2,031,250 shares. If both the Eagle and Guardian shares are issued and all of their warrants are exercised, C.E. Miller will beneficially own 15.9% of the total shares outstanding. Approval of the transactions will cause a substantial dilution in the voting power of the current stockholders. With this ownership, C. E. Miller may be able to substantially influence the outcome of stockholder votes including votes concerning the election of directors, the adoption or amendment of provisions in our certificate of incorporation or bylaws, and the approval of mergers and other significant corporate transactions. This concentration of ownership may also delay or prevent a change in control of the Company, even if beneficial to our stockholders.

The issuance of common stock and warrants may affect the market price of existing shares of common stock.

  Assuming both the Guardian transaction and the Eagle transaction are approved, our company will have approximately 18,797,446 shares of common stock outstanding, together with warrants exercisable for an additional 15,093,750 shares. Future sales of significant amounts of common stock, or the perception that these sales could occur, may adversely affect the market price of our common stock.

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

  This proxy statement and the enclosed form of proxy are being sent to stockholders of Miller Exploration Company, a Delaware corporation, in connection with the solicitation of proxies by the board of directors for use in connection with a special meeting of our stockholders to be held at our offices at 3104 Logan Valley Road, Traverse City, Michigan, at 10:00 a.m., on Thursday, December 7, 2000 and at any postponements or adjournments thereof. Our principal executive offices are located at 3104 Logan Valley Road, Traverse City, Michigan.

  We have mailed this proxy statement and the accompanying form of proxy to all stockholders entitled to notice of, and to vote at, the special meeting on or about Friday, November 3, 2000.

  Each properly executed proxy received in time for the meeting will be voted as specified therein. If a stockholder executes and returns a proxy, but does not specify otherwise, the shares represented by such stockholder's proxy will be voted "for" the Guardian transaction and "for" the Eagle transaction.

Revocability of Proxies

  Any stockholder giving a proxy pursuant to this solicitation has the power to revoke that proxy at any time before the shares to which it relates are voted either by:

  . filing with us at our principal executive offices written notice of revocation or a duly executed proxy bearing a later date or

  . by attending the special meeting, withdrawing the proxy, and voting in person.

Voting Rights and Outstanding Shares

  Only stockholders of record at the close of business on Monday, October 30, 2000, the record date, are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, there were issued, outstanding, and entitled to vote 13,241,891 shares of our common stock. Each outstanding share is entitled to one vote on each matter to be voted upon at the special meeting.

  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the special meeting. If a quorum is not present, either in person or by proxy, the stockholders entitled to vote who are present, in person or by proxy, have the power to adjourn the special meeting from time to time without notice, other than an announcement at the special meeting, until a quorum is present. At any adjourned special meeting at which a quorum is present, in person or by proxy, any business may be transacted that might have been transacted at the special meeting as originally noticed. Abstentions and broker non-votes will be treated as shares that are present for purposes of determining the presence of a quorum for the transaction of business. Abstentions and broker non-votes are tabulated separately, with abstentions counted as a "no" vote in tabulations of the votes cast on a proposal for purposes of determining whether a proposal has been approved, while broker non-votes relating to a proposal are not counted as voting power present with respect to that proposal.

  The Guardian transaction is an independent proposal and may be approved by a majority of the votes present and entitled to vote thereon, without consideration of the Eagle transaction. The Eagle transaction is fully dependent on the approval of the Guardian transaction. If the Guardian transaction is approved, a majority of the votes present and entitled to vote thereon will be required to approve the Eagle transaction. If the Guardian transaction is not approved, the Eagle transaction shall automatically be withdrawn.

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE GUARDIAN TRANSACTION AND "FOR" THE APPROVAL OF THE EAGLE TRANSACTION.

Dissenters' Rights

  Neither Delaware law nor our certificate of incorporation provide for any rights of appraisal or dissent regarding the Guardian transaction or the Eagle transaction.

                                 PROPOSAL ONE
                           THE GUARDIAN TRANSACTION

  THE PRINCIPAL TERMS OF THE GUARDIAN TRANSACTION ARE SET FORTH IN THE GUARDIAN NOTE, A COPY OF WHICH IS SET FORTH AS ANNEX A HERETO, AND THE GUARDIAN WARRANTS WHICH ARE ATTACHED HERETO AS ANNEXES B-1, B-2 AND B-3 AND MADE A PART OF THIS PROXY STATEMENT. THE FOLLOWING DISCUSSION SETS FORTH A DESCRIPTION OF MATERIAL TERMS OF THE GUARDIAN TRANSACTION AND IS QUALIFIED BY THE MORE COMPLETE INFORMATION SET FORTH THEREIN.

Purpose and Background of the Guardian Transaction

  Since early 1999, we have been exploring opportunities to increase our financial flexibility, including equity infusions and replacing or restructuring our credit facility with the Bank of Montreal.

  During 1999 and early in 2000, we had discussions with a variety of potential investors and lenders. In March 1999, we engaged Raymond James & Associates as financial advisors to assist us in considering a variety of strategic financial transactions including potential mergers, acquisitions, joint ventures and various debt and equity financing arrangements. Under this engagement, Raymond James contacted approximately 90 separate entities. Of these contacts, we had preliminary discussions with approximately 20. Due diligence was performed on several of these companies with the assistance of Raymond James. The total fees owed to Raymond James for its services are $250,000 which represents 5% of the $5 million we have received in the Guardian transaction. We have terminated Raymond Jones engagement and no additional fees will be owed to Raymond James in the future as a result of the Guardian transaction.

  During this process, we received term sheets from three separate financial institutions regarding alternative debt financing transactions. We also received two written nonbinding private equity proposals and one letter expressing interest in discussing a potential merger. These term sheets and proposals were reviewed in detail with assistance from Raymond James and our counsel. Our board of directors elected not to accept these proposals or pursue these discussions for a variety of reasons. One of the primary reasons that we did not pursue any of the equity proposals was that the prices being offered for our stock were often lower than the then current trading price. We are an exploration company and one of our more significant assets is our inventory of undeveloped leases. The valuation of these assets is often very subjective. Our board of directors believed that undeveloped assets were being significantly undervalued by potential investors primarily as a result of the historically low commodity prices, depressed state of the oil and gas industry during 1998 and 1999 and the lack of capital available in the market at the time to develop these assets. Several of these proposals also featured other terms that were not acceptable, including "claw-back" provisions, rights to board seats, and minimum investment requirements. Certain private investment firms required a guaranteed return on their investment under the "claw-back" provisions and some were only interested in a larger equity investment ($20 million minimum) at a discount to our then current market price. In addition, we had extended discussions with three potential merger partners which were not pursued primarily as a result of our concerns regarding these companies' potential off-balance sheet liabilities and the values they assigned to their undeveloped oil and gas properties.

  In March 2000, we decided to approach Guardian Energy Management Corp. about making an equity investment in us. We were familiar with Guardian from their past investments in various Michigan properties, which are currently operated through Jordan Exploration Company, L.L.C., an oil and gas operator headquartered in Traverse City, Michigan and controlled by Robert Boeve. We had conducted business with Mr. Boeve in the past, and used this connection to approach Guardian. Guardian expressed an interest in us, but indicated it first would like to see us obtain a more favorable senior credit facility while continuing to reduce our debt.

  Guardian, a wholly-owned subsidiary of Guardian Industries Corp., is engaged in the exploration, development and production of oil and gas in North America. Its primary customers consist of utility and natural gas companies. Guardian Industries is a privately-owned, multinational corporation based in Auburn Hills, Michigan. Guardian Industries is a large manufacturer of float glass and fabricated glass products in the commercial and residential construction industry and a supplier of vehicle glass and exterior trim systems to the automotive industry. Neither Guardian nor Jordan is affiliated with us, Eagle, or to our knowledge, Veritas.

  Kelly Miller lead the discussions and negotiation process with the principals of Guardian with the assistance of legal counsel and Raymond James. The parties held approximately nine meetings, including teleconference meetings. C.E. Miller, in his capacity as Chairman of the Board, attended only one meeting early in the process. Otherwise, he was not directly involved in the negotiation process for the Guardian transaction. On June 2, 2000, the significant terms of the Guardian transaction were substantially agreed to by both parties. During that same time period, we approached C.E. Miller with an offer to reacquire an interest in the nonproducing properties Eagle previously acquired from us. The terms of the Eagle transaction were finalized at about the same time as the terms for the Guardian transaction.

  In April 2000, we began negotiating the terms of a new senior credit facility with Bank One. Among the conditions imposed on us by Bank One were a maximum borrowing base of $12.5 million, an extension of the maturity date of our indebtedness to Veritas, and an equity investment of at least $5 million.

  Stockholder approval of the Guardian transaction and the resulting conversion of the Guardian note into shares of our common stock is a condition precedent to the completion of the Eagle transaction. The approval of the Guardian transaction was critical to us and Eagle because we expect the elimination of the potential interest expense under the Guardian note to provide the additional operating cash flow necessary to develop the acreage to be reacquired from Eagle. We would not attempt to reacquire the acreage from Eagle if we did not expect to have the financial capability to develop it. As a result, if the Guardian transaction is not approved the Eagle transaction will be immediately withdrawn.

  The terms of the Guardian transaction, the Eagle transaction, our new senior credit facility and our restructured indebtedness to Veritas are the result of extensive negotiations among us and each of the parties involved. We believe the increased flexibility, reduced interest expense and additional liquidity provided by our new senior credit facility will be critical to the success of our future operations.

Terms of the Guardian Transaction

  The Securities Purchase Agreement. On July 11, 2000, we documented our agreement with Guardian by executing a Securities Purchase Agreement. Under the terms of this agreement we issued Guardian a convertible promissory note and issued Guardian warrants exercisable for a total of 13,062,500 shares of our common stock at a weighted average exercise price of $2.70 per share in exchange for $5 million in cash. The Securities Purchase Agreement also provides that we will

  . hold a special meeting of our stockholders as promptly as practicable to seek approval of the issuance of the shares of common stock upon the conversion of the Guardian note and the exercise of the Guardian warrants;

  . until December 31, 2005, limit our board of directors to no more than eight (8) directors; and

  . grant Guardian a right of first offer with respect to private placements of our common stock occurring on or before the fourth anniversary of the date on which our stockholders approve the Guardian transaction. The right of first offer only applies to private placements at prices below:

    . $3.00 per share prior to the first anniversary of stockholder approval,

    . $3.50 per share prior to the second anniversary of stockholder approval,

    . $4.00 per share prior to the fourth anniversary of stockholder approval.

  Under the Securities Purchase Agreement, Guardian agreed to reimburse us for up to $15,000 in expenses incurred in connection with the negotiation and documentation of the Guardian transaction.

  The terms of the Guardian transaction allow Guardian to designate two members of our board of directors. On July 13, 2000, our board appointed two designees of Guardian, Paul A. Halpern and Robert M. Boeve, to fill the vacancies created by the recent resignations of Dan A. Hughes, Jr., and Frank
M. Burke.

  The Guardian Note. If the Guardian Transaction is approved at the special meeting, the Guardian note will automatically be converted into 3,703,704 shares of our common stock. The note issued to Guardian provides that if the conversion of the note is approved by January 11, 2001 and no default occurs, the note will not bear interest. In the Guardian note we agree not to declare any dividends or distributions in cash or property while the Guardian note remains outstanding. If the conversion of the Guardian note is not approved, the Guardian note will accrue interest from July 11, 2000 until the Guardian note matures on September 1, 2003 at the lower of:

  (1)  the maximum legal rate or;

  (2) . for the first 365 days after June 11, 2000, the prime rate plus 10%; . for the next 365 days, the prime rate plus 12%; and . thereafter the prime rate plus 15%.

  If the Guardian note is not converted into common stock, principal and interest payments under the note may be made in cash, by the issuance of warrants exercisable for common stock (subject to a maximum of 2,157,767 shares) or in a combination of cash and warrants. Payments made in warrants will be valued at the lower of (1) the weighted average of the closing prices of common stock on the NASDAQ for the 30 consecutive trading days ending on the trading day prior to the applicable warrant issue date or (2) $1.25 per share. Additionally, if the conversion of the Guardian note into common stock has not been approved by January 10, 2001, Guardian has the right to exchange any outstanding principal or interest for an undivided interest in either all of the Company's current producing and non-producing properties, or alternatively , in certain properties as agreed to between Guardian and the Company. The purchase price for these interests will be based upon their reserve value using either the then current Bank One price deck discounted at a rate of 15%, or the price at which production from the properties is being hedged.

  The Warrants. Under the terms of the Securities Purchase Agreement we issued a series of warrants exercisable for our common stock to Guardian. The principal economic terms of the three series of warrants are:

  . 1,562,500 warrants exercisable at a price of $1.35 per share of common stock for a period of one year from the date of stockholder approval;

  . 2,500,000 warrants exercisable at a price of $2.50 per share of common stock for a period of two years from the date of stockholder approval; and

  . 9,000,000 warrants exercisable at a price of $3.00 per share of common stock for a period of four years from the date of stockholder approval.

  The warrants are exercisable only for cash and provide for customary anti-dilution protection in the event of recapitalizations, combinations or subdivisions of the common stock, dividends or distributions on our common stock and mergers or other extraordinary transactions. In addition, we agree in the warrant agreements not to:

  . issue shares of common stock or securities exercisable for or convertible into common stock under any plan or plans for the benefit of our employees or directors that in the aggregate exceed 15% of our outstanding common stock as of the date thereof, and

  . issue pursuant to our option plan more than 300,000 such shares or securities at a price which is below the price quoted for our common stock at the close of business on the day prior to issuance of plan securities.

  If all of the warrants are exercised, we will receive a total capital infusion of approximately $35 million. However, there can be no assurance that any warrants will ever be exercised.

  Registration Rights Agreement. We have also entered into a registration rights agreement with Guardian. If the Guardian transaction is approved, the shares of common stock to be received by Guardian will be issued in private placements that are exempt from the registration requirements of the Securities Act of 1933, and as a result there will be restrictions on the resale of the shares of common stock Guardian receives imposed under the Securities Act. Because of these Securities Act restrictions, Guardian required that we grant them certain registration rights and enter into the registration rights agreement.

  Pursuant to the registration rights agreement, we have agreed to file and cause to be declared effective within 180 days after receipt of Guardian's request a "shelf" registration statement registering the resale of the common stock to be issued to Guardian under the note and the warrants. Guardian also will have additional "piggyback" registration rights under the registration rights agreement to require that its shares of common stock be included in registrations proposed by the Company, either for itself or for the benefit of other stockholders.

  The Company will bear all the expenses associated with the registration of any common stock under the registration rights agreement, other than underwriting discounts or commissions and any legal fees and expenses of Guardian.

  Voting Agreement. As a condition to Guardian's entering into the Securities Purchase Agreement and lending the Company $5 million pursuant to the Guardian note, C.E. Miller, our Chairman, Kelly Miller, our
Chief Executive Officer and President, and other members of the Miller family entered into a voting agreement with Guardian. Under the terms of the voting agreement, the members of the Miller family have agreed to vote the 5,260,124 shares, or approximately 39.7%, of our common stock that they beneficially own in favor of the Guardian transaction.

  New Directors. Mr. Halpern is Vice-President of Operations for Guardian and Associate Tax Counsel for Guardian Industries. Mr. Halpern was formerly Tax Director for McDermott International Inc. He currently is responsible for Guardian's energy exploration and production activities and certain tax functions. Mr. Halpern received his Bachelor of Business Administration degree from Drexel University and received his law degree from Temple University.

  Mr. Boeve is Manager and Chief Executive Officer of Jordan Exploration Company, LLC, which currently operates approximately 360 wells with exploration and/or operating interests in Texas, Oklahoma, Wyoming, North Dakota, and Michigan. Mr. Boeve received his Master of Business Administration degree in Finance from the University of Minnesota. Mr. Boeve is also managing member of the newly created ECCO Investments, LLC, a private investment company which recently purchased 370,370 shares of our common stock for an aggregate purchase price of $500,000 ($1.35 per share).

Use of Proceeds

  The Company used the net proceeds from the Guardian note to repay a portion of a loan with its then current senior lender, Bank of Montreal. On July 19, 2000, we repaid the outstanding balance under our senior credit agreement with the Bank of Montreal and entered into a new senior credit facility with Bank One. We have agreed to use any proceeds we receive from any other equity or, subject to the terms of our credit facility, debt financings, including the exercise of the warrants granted to Guardian, to repay our indebtedness to Veritas, until the entire amount of approximately $4.2 million is repaid. We expect that any additional proceeds we receive from the exercise of the Guardian warrants will be used for capital expenditures associated with our exploration and production activities and for general corporate purposes. If the warrants are not exercised, debt payments and capital expenditures would be limited to the amount of available cash flow from operations. We believe that available operational cash flows should be adequate to fund scheduled debt payments and budgeted capital expenditures.

Recommendation of the Board of Directors

  Our board of directors, including all independent disinterested directors, has unanimously approved the Guardian transaction, has determined that the transaction is in the best interests of the stockholders, and recommends that the stockholders vote "for" the issuance of shares to Guardian pursuant to conversion of the Notes and exercise of the warrants.

  The Guardian transaction was approved on June 15, 2000. The new directors did not participate in the deliberations or approval of the Guardian transaction.

  Prior to approving the Guardian transaction, our board of directors considered various alternatives including continuing its original credit agreement with the Bank of Montreal or obtaining financing from other financial institutions. The various alternatives considered included an exhaustive search for a strategic merger or acquisition candidate and/or debt or equity financing partner. See "--Purpose and Background of the Guardian Transaction."

  In approving the Guardian transaction, the Board concluded that the terms of the Guardian transaction presented the best course of action for the Company. The material factors considered by the Board in making such recommendation include the following:

  . The Guardian transaction allowed us to enter into a new credit facility. The terms of the new credit facility increase our discretionary cash flow, which can be applied toward exploration opportunities and/or other oil and gas asset acquisition and joint venture opportunities.

  . If the Guardian warrants are exercised we will receive approximately $35 million in additional equity capital, although there can be no assurance the warrants will ever be exercised.

  . By approving the note conversion, we will avoid substantial interest charges and penalties associated with the Guardian note and eliminate unintended additional debt. Also, we will avoid any obligation to sell Guardian an undivided interest in our current producing properties. Conversely, if the note conversion is not approved, the resulting additional interest will reduce our discretionary cash flow.

  . The Guardian transaction allows us to complete the Eagle transaction, which in turn will permit us to purchase additional strategic leasehold interests in our core area of interest and receive a cash infusion that we will use to pay down Veritas' indebtedness.

  . The Guardian transaction enhanced our ability to obtain better terms under the Veritas indebtedness through lower interest rates and extended maturity.

  . The Guardian transaction was an inducement for Eagle, Bank One, and Veritas to enter into agreements that improve our debt and capital structure.

  . The weighted average exercise price of the warrants exceeded the current per share book and market value of our common stock.

  . The terms of the Guardian transaction are fair to and in the best interests of our company and stockholders.

  The negative factors considered by the Board in making its recommendation include the dilutive effect of the transaction on our stockholders, the fact that the prices at which Guardian may exercise its warrants are fixed, and the potential effect of the transaction and subsequent sales of stock by Guardian on our stock price. See "Risk Factors."

Possible Effects of the Guardian Transaction on Stockholders

  Upon approval of the Guardian transaction, Guardian will own 3,703,704 shares of our common stock (approximately 19.7% of the outstanding common stock, assuming the Eagle transaction is approved) and will hold warrants exercisable for an additional 13,062,500 shares in the future. The issuance of a large amount of common stock and warrants also may adversely affect the market price of our common stock. The Guardian transaction will result in a large percentage of ownership being held by a single new stockholder. After issuance of both the Guardian and Eagle shares and exercise of all warrants under both transactions, Guardian will own approximately 49.5% and C. E. Miller beneficially will own approximately 15.9% of all of the outstanding common stock of the Company. The possible effects of the transaction on stockholders are more fully discussed under "Risk Factors."

Reasons for Seeking Stockholder Approval

  The rules of the NASDAQ Stock Market provide that stockholder approval is required prior to the issuance of common stock by the Company when the number of shares of common stock to be issued in a transaction or series of transactions, other than a public offering, would equal at least 20% of the number of shares of common stock outstanding before such issuance. The shares of common stock to be issued to Guardian upon the conversion of the Guardian note and the exercise of all of the Guardian warrants represent approximately 126.6% of the shares of common stock outstanding, based upon the number of shares of common stock outstanding as of the record date.

                                 PROPOSAL TWO
                             THE EAGLE TRANSACTION

  THE PRINCIPAL TERMS OF THE EAGLE TRANSACTION ARE SET FORTH IN THE EAGLE LETTER AGREEMENT, A COPY OF WHICH IS SET FORTH AS ANNEX C HERETO AND IS MADE A PART OF THIS PROXY STATEMENT. THE FOLLOWING DISCUSSION SETS FORTH A DESCRIPTION OF MATERIAL TERMS OF THE EAGLE AGREEMENT AND IS QUALIFIED BY THE MORE COMPLETE INFORMATION SET FORTH IN THE AGREEMENT ITSELF.

Purpose and Background of the Eagle Transaction

  In March and May, 1999, to raise additional capital to make required payments under our senior credit facility with the Bank of Montreal, we assigned to Eagle our interests in approximately 5,451 acres of undeveloped properties in the Mississippi Salt Basin for approximately $3.9 million in cash. These transactions were approved by each of our independent directors and were previously disclosed. At the time of the March transaction, commodity prices were approximately $1.70/mcf for gas and $17.00/bbl for oil. The agreements we entered into with Eagle provided us with the option, but not the obligation, to re-purchase not less than 100% of any then non-producing leasehold acreage we sold to Eagle on or before December 31, 1999. The agreements provided that the re-purchase price for these assets would be the purchase price paid by Eagle plus interest at the prime rate announced from time to time by the Bank of Montreal. Had are required all of the properties prior to December 31st, the acquisition price inclusive of subsequent costs incurred by Eagle would have been approximately $4.1 million, including interest.

  We have always been interested in increasing our ownership interest in the non-producing properties we sold to Eagle in 1999. Those transactions, including the right of repurchase, were entered into at a time when we had no other reasonable alternative solutions to meet our required principal payments under our senior credit facility. By June 2000, gas prices had increased approximately 150% to $4.25/mcf and oil prices had increased approximately 76% to $30.00/bbl from price levels in the Spring of 1999. On June 2, 2000, we agreed in principal to repurchase an undivided 50% of Eagle's working interest in the 4,593 net acres currently held by Eagle, or 2,297 net acres, with the right to purchase the balance of the acreage on or before December 31, 2000. This repurchase is an extension of, and is being made substantially pursuant to the terms of, the agreement previously negotiated with Eagle. Since the date of our original agreement with Eagle, we and Eagle each conveyed a portion of our interests in four of these properties to Remington Oil and Gas Corporation. The terms of our current agreement with Eagle reflect this change and allow us to repurchase the remainder of Eagle's current interest in the properties originally transferred and also permit us to repurchase acreage in the domes where drilling had occurred. In addition, the revised terms provide that the purchase price will be paid in shares of our common stock and make the repurchase subject to prior approval of the Guardian transaction. Eagle is retaining the proved reserves from the six producing wells on the subject acreage and reserves attributable to the Sligo formation with respect to Kola Dome. The acreage Eagle holds today is 958 acres less than the amount sold to Eagle originally in 1999, primarily as a result of acreage leases that expired or were not renewed by us or Eagle.

  We believe the acquisition of this acreage from Eagle is in our stockholders' best interests due to the increase in commodity prices of gas and oil, the fact that the acreage position has been managed to eliminate leases that do not include the prospective drilling sites identified in our 3-D seismic analysis, favorable drilling results in the areas where drillable prospects have been identified, the prospects that have been identified on this acreage, positive results from reprocessing 3-D seismic technology which has improved the quality and interpretability of the data and the inclusion of the option to purchase the balance of the properties that are located in our core area of the Mississippi Salt Basin on or before December 31, 2000.

  As part of the amended agreement with Veritas, all funds raised from equity investments must go toward paying our obligation to Veritas. We will use the cash equity infusion from Eagle to make a required principal payment on our indebtedness to Veritas. In addition to the 1,851,851 shares of our common stock, Eagle will also receive warrants to purchase 781,250 shares of common stock at a price of $1.35 per share and 1,250,000 shares of common stock at a price of $2.50 per share. These warrant issuances are on the same terms as the warrants granted to Guardian as part of the Guardian transaction, except that Eagle was not granted any warrants that are exercisable for four years at the $3.00 exercise price.

  Stockholder approval of the Guardian transaction and the resulting conversion of Guardian note into shares of our common stock is a condition precedent to the completion of the Eagle transaction. The approval of the Guardian transaction was critical to us and Eagle because we expect the elimination of the potential interest expense under the Guardian note to provide the additional operating cash flow necessary to develop the acreage to be reacquired from Eagle. We would not attempt to reacquire the Eagle acreage if we did not expect to have the financial capability to develop it. As a result, if the Guardian transaction is not approved the Eagle transaction will be immediately withdrawn.

Terms of the Eagle Transaction

  Eagle has agreed to assign to us an undivided 50% of its interest in the non-producing properties listed below. Additionally Eagle will pay us $500,000 in cash. In consideration for the assignment of the properties and the cash infusion, Eagle will receive 1,851,851 shares of common stock with a fair value of $1.56 per share on July 11, 2000 (the date the Eagle agreement was signed). As a result, approximately $2.4 million of the $2.9 million in consideration will be assigned to the fair value of the properties.

                        EAGLE PROPERTIES TO BE ACQUIRED

                                                          Net Acreage      Net Acreage
       Property Name           Working Interest Acquired Owned by Eagle Assigned to Miller
       -------------           ------------------------- -------------- ------------------
      Arm Dome................          0.08080               374              187
      Centerville Dome........          0.07325               164               82
      Don't Dome..............          0.05290               164               82
      Dry Creek Dome..........          0.07645               558              279
      Eminence Dome...........          0.02115               107               54
      Grange Dome.............          0.08080               513              257
      N.E. Collins............          0.10585               286              143
      S.W. Kola...............          0.10585               202              101
      Kola Dome...............          0.06380               302              151
      Midway Dome.............          0.03960               689              345
      Moselle Dome............          0.15585               692              346
      Richmond Dome...........          0.07120               542              271

  In addition to the 1,851,851 shares of common stock, Eagle will be issued warrants exercisable for (a) 781,250 shares of common stock at an exercise price of $1.35 per share exercisable for one year from the date of stockholder approval and (b) 1,250,000 shares of common stock at an exercise price of $2.50 per share exercisable for two years from the date of stockholder approval.

  The terms of the reacquisition of the nonproducing properties from Eagle were largely dictated by the terms of the original sale of the properties to Eagle. The following are among the items considered in evaluating the transaction:

  .  other property acquisitions in the market,

  .  substantially improved commodity prices since the original sale, and

  .  new development on surrounding acreage.

  In order to ensure that the repurchase was entered into on terms that were fair, our exploration department performed an internal valuation with respect to the properties being repurchased. C.E. Miller participated in the negotiations on behalf of Eagle. Negotiations on our behalf were conducted by Kelly Miller, who advised our board of directors on our progress throughout the process. The Eagle transaction finally was approved unanimously by our board, including all of the independent disinterested directors, on July 13, 2000.

  Registration Rights Agreement. We also will enter into a registration rights agreement with Eagle. If the Eagle transaction is approved, the shares of common stock to be received by Eagle will be issued in private placements that are exempt from the registration requirements of the Securities Act of 1933, and as a result there will be restrictions on the resale of the shares of common stock Eagle receives imposed under the Securities Act. Because of these Securities Act restrictions, Eagle has requested that we grant it certain registration rights and enter into the registration rights agreement substantially similar to that entered into with Guardian.

Use of Proceeds

  The $500,000 equity infusion received from Eagle will be used to make a required $500,000 payment toward the reduction of our indebtedness to Veritas. In addition, we have agreed with Veritas to use any proceeds from any debt or equity transactions, including the exercise of warrants granted to Eagle, to repay our $4.2 million indebtedness to Veritas. We expect that any additional proceeds we receive from the exercise of the Eagle warrants following such repayment will be used for capital expenditures associated with our exploration and production activities and for general corporate purposes. In the event the Eagle transaction is not approved, we will have until December 31, 2000 to raise $500,000 in equity in order to make the required principal payment to Veritas. However, our new credit agreement prohibits debt payments, outside of normal trade payables, until the next redetermination date of January 1, 2000. If the Eagle warrants are not exercised we expect that all future capital expenditures will continue to be funded from cash flow from operations.

Recommendation of the Board of Directors

  The board of directors of the Company, including all of the independent, disinterested directors, has approved the Eagle transaction, has determined that the agreement is in the best interests of the stockholders, and recommends that the stockholders vote "for" the approval of the transaction.

  The Eagle transaction was approved on July 13, 2000, the same day as the appointment of the new directors, and the Guardian designees did not participate in the deliberations or approval of the Eagle transaction.

  The material factors considered by the Board in making such recommendation include the following:

  . The repurchase will allow us to increase leasehold interests in potentially valuable land with 3-D seismic in the Mississippi Salt Basin, where the majority of our exploration and production already takes place.

  . If the Eagle warrants are exercised, we will receive up to approximately $4 million of additional equity capital, although there can be no assurance that these warrants will ever be exercised.

  . We will be able to repurchase the Eagle assets for approximately the same price that we sold them to Eagle, even though gas and oil prices have increased approximately 140% and 76%, respectively, from the date of our initial sale of these assets.

  . Eagle will only retain the well bore for the producing properties, and we will acquire all the leasehold property rights outside the producing well bores, excepting only the reserves attributable to that well, and excepting the producing zone in the Langston #1 well in the adjoining 640-acre units, which will give us the benefit of any future opportunities that may exist within producing units.

  . The capital infusion of $500,000 we will receive from Eagle will be used for a principal payment of $500,000 under our indebtedness to Veritas, which will avoid a substantial penalty consisting of the issuance to Veritas of a warrant exercisable for a number of shares of common stock purchasable for $750,000 at the existing market price.

  . The Eagle transaction was an inducement for Guardian, Bank One, and Veritas to enter into agreements that improve our debt and capital structure.

  . The purchase price for the leasehold interests and various other rights is fair, equitable, and in the best interests of our company and stockholders.

  . Exercise of all the warrants would be accretive to our stockholders, based on the current book value of our stock.

  The negative factors considered by the Board in making its decision include C.E. Millers' conflict of interest, the fact that the prices at which Eagle may exercise warrants are fixed, and the potential effect of the transaction on the stock price. See "Risk Factors."

Possible Effects of the Eagle Transaction on Stockholders

  Upon approval of the Eagle transaction, C. E. Miller will own beneficially 3,357,654 shares, or approximately 17.9% of our total outstanding shares of common stock and will hold, through Eagle, warrants exercisable for an additional 2,031,250 shares. The issuance of a large amount of common stock and warrants may adversely affect the market price of our common stock. The effects of the transaction on stockholders are more fully discussed on page 7 under "Risk Factors."

Reasons for Seeking Stockholder Approval

  The rules of the NASDAQ Stock Market provide that stockholder approval is required prior to the issuance of common stock by the Company when (a) the number of shares of common stock to be issued in a transaction or series of transactions, other than a public offering, would equal at least 20% of the number of shares of Common stock outstanding before such issuance and (b) any insider has a 5% or greater interest in assets to be acquired by a company and the consideration to be paid for such assets could result in an increase in the number of shares of outstanding common stock of 5% or more. The shares of common stock to be issued upon the closing of the Eagle transaction and the exercise of all of the Eagle warrants will constitute approximately 29.3% of the shares of common stock outstanding, based upon the number of shares of common stock outstanding at the record date.

                              RECENT DEVELOPMENTS

Bank One Credit Facility

  On July 19, 2000, we entered into a new senior credit facility with Bank One, Texas NA, which replaced our credit facility with Bank of Montreal. The new credit facility has a 30-month term and a current borrowing base of $11.5 million. The interest rate under the new credit facility has been reduced from prime plus 3 1/2% to either prime plus 2% or LIBOR plus 4% at the Company's option. The new credit facility requires us to make monthly principal payments of $500,000 until the next borrowing base re-determination which is scheduled for January 1, 2001.

Veritas Indebtedness

  On July 19, 2000, we also entered into an agreement to amend the terms of our $4.7 million note, warrant and registration rights agreement with Veritas. Under this agreement the term of the note has been extended 36 months and the interest rate reduced significantly from 18% to 9 3/4%. In connection with the extension and material reduction in the interest rate, we agreed to make $1 million in payments by December 31, 2000. We made a $500,000 payment of principal in July 2000 and have agreed to pay another $500,000 by December 31, 2000, which will be paid from the proceeds of the Eagle transaction. If we do not pay the $500,000 by December 31, 2000, Veritas DGC Land Inc. will be issued $750,000 in warrants at the then current market price as a penalty. Veritas is not affiliated in any way with us, Eagle, or to our knowledge, Guardian.

                        MILLER EXPLORATION COMPANY

                      PRO FORMA FINANCIAL STATEMENTS

                               (unaudited)

  In July 2000, we issued a subordinated convertible note to Guardian in exchange for $5 million. If our stockholders approve the conversion, the note will immediately be converted into the right to receive 3,703,704 shares of common stock. We also issued to Guardian warrants to purchase 13,062,500 shares of common stock at three different exercise prices exercisable in varying amounts over the four years following the date of approval. See "Proposal One--The Guardian Transaction" on page 9.

  Also in July 2000, we entered into an agreement with Eagle to purchase 50% of its interest in certain non-producing oil and gas leasehold properties and receive $500,000 in cash in exchange for 1,851,851 shares of common stock and warrants. Under the agreement with Eagle we will also issue 2,031,250 warrants at two different exercise prices exercisable over the two years following the date of stockholder approval.See "Proposal Two--The Eagle Transaction" on page 14.

  The following pro forma financial statements illustrate the following:

  . the receipt of the cash and oil and gas properties in exchange for common stock and warrants for both the Guardian and Eagle transaction,

  . the principal payments made to both our senior lender and Veritas from the proceeds of these transactions,

  . the reduction in interest expense resulting from the principal payments and lower stated interest rates under the restructured debt with both our new senior lender and Veritas and

  .  the improvement in both basic and diluted earnings per share.

  The pro forma financial statements may not be indicative of what actual results would have been, nor do they purport to represent our financial results. Our actual financial condition and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors including, but not limited to, changes in purchase price allocations, access to additional information, changes in amounts, terms and timing of the proposed transactions and changes in operating results.

  The pro forma financial statements should be read in conjunction with our historical financial statements and the notes to the pro forma financial statements included herein.

                        MILLER EXPLORATION COMPANY

                          PRO FORMA BALANCE SHEET

                            AS OF JUNE 30, 2000

                     (in thousands, except per share)

                                (unaudited)

                                        Miller                        Miller
                                      Exploration  Pro Forma        Exploration
                                      Historical  Adjustments Notes  Pro Forma
                                      ----------- ----------- ----- -----------
CURRENT ASSETS
  Cash and cash equivalents..........  $    388     $   100     (A)  $    488
  Accounts receivable................     5,398         --              5,398
  Other current assets...............       834         --                834
                                       --------     -------          --------
                                          6,620         100             6,720
                                       --------     -------          --------
OIL AND GAS PROPERTIES, NET..........    52,283       2,389     (B)    54,672
                                       --------     -------          --------
OTHER ASSETS.........................       805         --                805
                                       --------     -------          --------
TOTAL ASSETS.........................  $ 59,708     $ 2,489          $ 62,197
                                       ========     =======          ========
CURRENT LIABILITIES
  Current portion of long-term debt..  $ 10,478     $(5,400)    (A)  $  5,078
  Accounts payable...................  $  1,869                      $  1,869
  Accrued expense and other current
   liabilities.......................     4,410         --              4,410
                                       --------     -------          --------
                                         16,757      (5,400)           11,357
                                       --------     -------          --------
NON-CURRENT LIABILITIES
  Long-term debt.....................    13,169         --             13,169
  Deferred income taxes..............     5,606         --              5,606
  Deferred revenue...................        37         --                 37
                                       --------     -------          --------
                                         18,812         --             18,812
                                       --------     -------          --------
EQUITY
  Common stock warrants..............     1,268         787     (C)     2,055
  Common stock.......................       127          56     (D)       183
  Additional paid in capital.........    66,771       8,611     (D)    75,382
  Retained deficit...................   (44,027)     (1,565)  (C,D)   (45,592)
                                       --------     -------          --------
                                         24,139       7,889            32,028
                                       --------     -------          --------
TOTAL LIABILITIES AND EQUITY.........  $ 59,708     $ 2,489          $ 62,197
                                       ========     =======          ========

         See the accompanying Notes to the Pro Forma Balance Sheet

                        MILLER EXPLORATION COMPANY

                            NOTES TO PRO FORMA

                              BALANCE SHEET

                           AS OF JUNE 30, 2000

(A) To reflect the $5.0 million in cash received from Guardian and the $500,000 received from Eagle. Also reflects the $4.9 million principal payment on bank debt from the Guardian proceeds and $500,000 principal payment on the Veritas debt.

(B) To reflect the adjustment to oil and gas properties to record the properties acquired from Eagle at their estimated fair value under the purchase method of accounting. This amount was determined based on the 1,851,851 shares issued multiplied by $1.56 per share minus the $500,000 received in cash.

(C) To reflect the portion of the fair value of the proceeds from both Guardian and Eagle allocable to the warrants issued. These amounts are $552,175 and $234,688, respectively, for Guardian and Eagle and were determined using Black-Scholes valuation models assuming a grant date fair value of $1.56 per share. The offsetting debit is a non-cash charge to earnings.

(D) To reflect the 3,703,704 shares issued to Guardian and the 1,851,851 shares issued to Eagle, both at the present fair market value of our stock on the commitment date of $1.56 per share. The difference between the fair value of $1.56 per share and the issue price of $1.35 per share or $.21, multiplied by the number of shares issued for cash to Guardian was recorded as a non-cash charge to earnings.

 Other Disclosure Information

  The pro forma balance sheet information as of June 30, 2000 was presented assuming the stockholders approved the conversion of the Guardian note and Eagle transaction on that date. Therefore, no interest was accrued or recorded on the Guardian note.

  The charge to earnings under Items (C) and (D) are required under current accounting pronouncements, that require us to assume that the fair value of the Guardian and Eagle transactions is the closing price of our common stock on the date the agreements were signed ($1.56 per share) versus the value agreed to by both parties of $1.35 using various valuation methodologies. Furthermore, discounts for large stock trades and stock transferability restrictions are not allowed under the accounting guidance. These charges to earnings are the result of using a prescribed fair value for our stock in accounting for these transactions which may not represent the actual value for the Guardian and Eagle transactions.

                        MILLER EXPLORATION COMPANY

                     PRO FORMA STATEMENT OF OPERATIONS

                  FOR THE SIX MONTHS ENDED JUNE 30, 2000

                     (in thousands, except per share)

                                (unaudited)

                                        Miller                        Miller
                                      Exploration  Pro Forma        Exploration
                                      Historical  Adjustments Notes  Pro Forma
                                      ----------- ----------- ----- -----------
OPERATING REVENUES...................   $12,021     $  --             $12,021
OPERATING EXPENSES
  Lease operating expenses and
   production taxes..................     1,015        --               1,015
  Depreciation, depletion and
   amortization......................     8,786        --               8,786
  General and administrative.........     1,171        --               1,171
                                        -------     ------            -------
                                         10,972        --              10,972
OPERATING INCOME.....................     1,049        --               1,049
INTEREST EXPENSE.....................    (1,667)       643     (A)     (1,024)
                                        -------     ------            -------
INCOME (LOSS) BEFORE INCOME TAXES....      (618)       643                 25
INCOME TAX PROVISION (CREDIT)........      (210)       219                  9
                                        -------     ------            -------
NET INCOME (LOSS)....................   $  (408)    $  425            $    17
                                        =======     ======            =======
AVERAGE COMMON SHARES OUTSTANDING
  BASIC..............................    12,702      5,556     (B)     18,258
                                        =======                       =======
  DILUTED............................    12,702      5,556     (B)     18,258
                                        =======                       =======
EARNINGS PER SHARE--BASIC............   $ (0.03)                      $  0.00
                                        =======                       =======
EARNINGS PER SHARE--DILUTED..........   $ (0.03)                      $  0.00
                                        =======                       =======

   See the accompanying Notes to the Pro Forma Statements of Operations

                        MILLER EXPLORATION COMPANY

                     PRO FORMA STATEMENT OF OPERATIONS

                   FOR THE YEAR ENDED DECEMBER 31, 1999

                     (in thousands, except per share)

                                (unaudited)

                                        Miller                        Miller
                                      Exploration  Pro Forma        Exploration
                                      Historical  Adjustments Notes  Pro Forma
                                      ----------- ----------- ----- -----------
OPERATING REVENUES...................   $20,931     $  --             $20,931
OPERATING EXPENSES
  Lease operating expenses and
   production taxes..................     1,704        --               1,704
  Depreciation, depletion and
   amortization......................    16,066        --              16,066
  General and administrative.........     2,776        --               2,776
                                        -------     ------            -------
                                         20,546        --              20,546
OPERATING INCOME.....................       385        --                 385
INTEREST EXPENSE.....................    (3,519)     1,250     (A)     (2,269)
                                        -------     ------            -------
INCOME (LOSS) BEFORE INCOME TAXES....    (3,134)     1,250             (1,884)
INCOME TAX PROVISION (CREDIT)........    (1,152)       455               (697)
                                        -------     ------            -------
NET INCOME (LOSS)....................   $(1,982)    $  795            $(1,187)
                                        =======     ======            =======
AVERAGE COMMON SHARES OUTSTANDING
  BASIC..............................    12,633      5,556     (B)     18,189
                                        =======                       =======
  DILUTED............................    12,633      5,556     (B)     18,189
                                        =======                       =======
EARNINGS PER SHARE--BASIC............   $ (0.16)                      $ (0.07)
                                        =======                       =======
EARNINGS PER SHARE--DILUTED..........   $ (0.16)                      $ (0.07)
                                        =======                       =======

   See the accompanying Notes to the Pro Forma Statements of Operations

                        MILLER EXPLORATION COMPANY

               NOTES TO PRO FORMA STATEMENTS OF OPERATIONS

  FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND THE YEAR ENDED DECEMBER 31, 1999

(A) To reflect the reduction in interest expense associated with applying the proceeds from the Guardian and Eagle transactions to pay down both bank and Veritas debt balances at January 1, 1999. Also reflects the reduction in interest expense resulting from the lower interest rates stated in the restructured bank credit facility and amended Veritas agreement.

(B) To reflect the shares issued upon conversion of the Guardian note and under the Eagle transaction assuming stockholder approval as of January 1, 1999. It was assumed that warrants were not exercised during the periods and the warrants were not included as outstanding in the diluted earnings per share calculation for December 31, 1999, since doing so would be antidilutive.

 Other Disclosure Information

  The pro forma adjustments do not reflect any potential additional cost savings such as reduced professional fees and bank fees associated with having a new credit facility and senior lender relationship. The pro forma adjustments also do not reflect any potential costs or additional revenues generated from development of the properties acquired.

  The pro forma statements of operations were presented assuming the stockholders approved the Guardian note conversion and Eagle transaction as of January 1, 1999. This pro forma information only presents events that are directly attributable to the Guardian and Eagle transactions and are expected to have a continuing impact on us.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with our consolidated financial statements beginning on page F-1. Certain information, including information regarding our plans and strategy for business, are forward-looking statements. These statements are based on certain assumptions and analyses made by our management in light of its experiences and its perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate. Such statements are subject to a number of risks and uncertainties regarding general economic and business conditions, prices of crude oil and natural gas, business opportunities, changes in laws or regulations, and other factors that may be beyond our control. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements.

Overview

  We are an independent oil and gas exploration, development and production company that has developed a base of producing properties and inventory of prospects concentrated primarily in Mississippi.

  We use the full cost method of accounting for our oil and natural gas properties. Under this method, all acquisition, exploration and development costs, including any general and administrative costs that are directly attributable to our acquisition, exploration and development activities, are capitalized in a "full cost pool" as incurred. We record depletion of our full cost pool using the unit-of-production method. SEC Regulation S-X, Rule 4-10 requires companies reporting on a full cost basis to apply a ceiling test wherein the capitalized costs within the full cost pool, net of deferred income taxes, may not exceed the net present value of our proved oil and gas reserves plus the lower of cost or market of unproved properties. Any such excess costs should be charged against earnings. Using unescalated period-end prices at December 31, 1999, of $2.38 per Mcfe, we would have recognized a non-cash impairment of oil and gas properties in the amount of approximately $1.2 million pre-tax. However, on the basis of the improvements in pricing experienced subsequent to period-end, we determined that a writedown was not required. At December 31, 1998, we recorded a non-cash cost ceiling writedown of $35.1 million. The writedown was the combined result of a large downward revision in oil and gas reserve quantities and depressed commodity prices. Disappointing 2-D seismic-supported drilling results and drilling cost overruns also contributed to the cost ceiling writedown. We based our ceiling test determination on a price of $1.78 per Mcfe, which represented the March 1999 closing commodity prices. Had we used unescalated period-end prices at December 31, 1998, of $1.92 per Mcfe, we would have recognized a cost ceiling writedown of $31.1 million.

  On July 11, 2000, we issued a subordinated convertible note, the conversion of which is subject to stockholder approval, in exchange for $5.0 million. Since the proceeds of this note were used to pay down existing debt, our long-term debt balance did not increase. Additionally, until the stockholders approve the conversion of the note, we will accrue interest at an amount equal to the prime rate plus 10% per annum (currently 19.5%). The accrual of interest is required under EITF 85-17 even though no interest will be owed if the stockholders approve the conversion of the note. There will be no other material effects from the issuance of this note on our financial position or results of operations prior to the stockholder approval of the conversion. If the Guardian transaction is approved, our liquidity and cash flow available for capital expenditures in the future will be increased due to lower principal and interest payments required under our new credit facility and the elimination of our obligations under the Guardian note.

Results of Operations

  The following table summarizes production volumes, average sales prices and average costs for the Company's oil and natural gas operations for the periods presented (in thousands, except per unit amounts):

                                    For the Three Months   For the Six Months
                                       Ended June 30,        Ended June 30,
                                    ---------------------  -------------------
                                       2000       1999       2000      1999
                                    ---------- ----------  --------- ---------
Production Volumes:
  Crude oil and condensate
   (MBbls).........................         57         63       104        134
  Natural gas (MMcf)...............      1,506      1,876     3,148      3,931
  Natural gas equivalent (MMcfe)...      1,848      2,254     3,773      4,771
Revenues:
  Crude oil and condensate......... $    1,422 $      898  $  2,515  $   1,614
  Natural gas......................      4,924      3,912     9,341      8,031
Operating expenses:
  Lease operating expenses and
   production taxes................ $      557 $      448  $  1,015  $   1,051
  Depletion, depreciation and
   amortization....................      4,415      3,530     8,786      6,922
  General and administrative.......        580        814     1,171      1,585
Interest expense................... $      818 $    1,013  $  1,667  $   1,607
Net income (loss).................. $       30 $     (954) $   (408) $  (1,441)
Average sales prices:
  Crude oil and condensate ($ per
   Bbl)............................ $    24.95 $    14.25  $  24.18  $   11.53
  Natural gas ($ per Mcf)..........       3.27       2.09      2.97       2.04
  Natural gas equivalent ($ per
   Mcfe)...........................       3.43       2.13      3.14       2.02
Average Costs ($ per Mcfe):
  Lease operating expenses and
   production taxes................ $     0.30 $     0.20  $   0.27  $    0.22
  Depletion, depreciation and
   amortization....................       2.39       1.57      2.33       1.45
  General and administrative.......       0.31       0.36      0.31       0.33

 Three Months Ended June 30, 2000 compared to Three Months Ended June 30, 1999

  Oil and natural gas revenues for the three months ended June 30, 2000 increased 32% to $6.3 million from $4.8 million for the same period in 1999. The revenues for the three months ended June 30, 2000 and 1999 include $(0.4) million and $(0.1) million of hedging losses, respectively. Total gas production for the three months ended June 30, 2000 declined 20% to 1,506 MMcf from 1,876 MMcf for the same period in 1999. The decrease in gas production output is primarily attributable to a declining production curve for Mississippi Salt Basin properties. The effect of the sale of Antrim Shale gas producing properties in Michigan (June 1, 1999 effective date) were largely offset by production gains from non-Antrim Shale properties in Michigan. Average natural gas prices increased 56% to $3.27 per Mcf for the three months ended June 30, 2000 from $2.09 per Mcf in the same period in 1999. Total oil production volumes during the three months ended June 30, 2000 decreased 10% to 57 Mbbls from 63 Mbbls for the same period in 1999. The drop in oil production is attributable to a declining production curve for Mississippi Salt Basin properties. In an effort to slow our oil and gas production decline we decided to install compression equipment on all of our operated wells. This project began in May 2000 and was completed in August 2000. Based on production history, there are no reasons to expect that the decline rate for the currently producing wells in Mississippi will change materially. We will continue to monitor our wells and analyze additional methods to stimulate production. Generally, there are no limits as to the number of times a well can be re-worked as long as there is an economic benefit for doing so. Re-perforations can be performed for as little as $10,000 and small stimulation jobs for as little as $30,000. We expect that any future workovers, re-perforations, or similar activities will be funded from operating cash flow. Average oil prices increased 75% to $24.95 per barrel during the three months ended June 30, 2000 from $14.25 per barrel in the same period in 1999. The significant increases in natural gas and oil prices represents an example of the volatility in commodity prices the industry has experienced over the past couple years.

  Lease operating expenses and production taxes for the three months ended June 30, 2000 increased 24% to $0.6 million from $0.4 million for the same period in 1999. Lease operating expenses increased by approximately $0.04 million due primarily to the cost of installing compression equipment and the related compressor rental on certain Mississippi salt basin wells during the quarter ended June 30, 2000. The addition of compressors will help maintain current production rates during the presently high commodity price environment. Production taxes increased by approximately $0.07 million due primarily to the phase out of the 7% State of Mississippi production tax exemption. The exemption phases out as average natural gas and oil prices exceed the statutory ceiling limitation.

  Depreciation, depletion and amortization ("DD&A") expense for the three months ended June 30, 2000 increased 25% to $4.4 million from $3.5 million for the same period in 1999. The increased DD&A expense was the combined result of an increase in the amount of capitalized costs subject to DD&A and an increase in the depletion rate. The higher depletion rate was primarily the result of decreased proved oil and gas reserves primarily attributable to the sale of producing oil and gas properties in 1999.

  General and administrative expense for the three months ended June 30, 2000 decreased 29% to $0.6 million from $0.8 million for the same period in 1999. This decrease is primarily the result of the cost reduction plan implemented in May 1999 and continued monitoring which had the combined effect of: (1) reducing the number of employees from 36 at June 30, 1999 to 23 at June 30, 2000 with the resultant effect on salaries, wages and benefits; (2) a significant decrease in legal and professional fees and; (3) reduced travel related expenditures.

  Interest expense for the three months ended June 30, 2000 decreased 19% to $0.8 million from $1.0 million in the same period in 1999, as a result of debt levels that decreased from an average outstanding balance of approximately $34 million for the quarter ended June 30, 1999 to approximately $17 million for the quarter ended June 30, 2000.

  Net income (loss) for the three months ended June 30, 2000 was $0.03 million compared to net loss of $(1.0) million for the same period in 1999, as a result of the factors described above.

 Six Months Ended June 30, 2000 compared to Six Months Ended June 30, 1999

  Oil and natural gas revenues for the six months ended June 30, 2000 increased 23% to $11.9 million from $9.6 million for the comparable period in the prior year. The revenues for the six months ended June 30, 2000 and 1999 include approximately $(0.4) million and $0.4 million of hedging gains (losses), respectively. In 1999, we sold substantially all of our producing properties in Texas, Louisiana and the Antrim Shale properties in Michigan. These property sales and a declining production curve for Mississippi salt basin properties represent the primary reasons why production volumes for the six months ended June 30, 2000 decreased 21% to 3,773 MMcfe from 4,771 MMcfe for the comparable period of the prior year. In an effort to slow our oil and gas production decline we decided to install compression equipment on all of our operated wells. This project began in May 2000 and was completed in August 2000. We will continue to monitor our wells and analyze additional methods to stimulate production. We expect that future workovers, re-perferations, and similar activities will be funded from operating cash flow. Average realized oil prices increased 110% to $24.18 per barrel from the significantly depressed price of $11.53 per barrel experienced during the comparable period of 1999. Realized natural gas prices for the six months ended June 30, 2000 increased 46% to $2.97 per Mcf from $2.04 per Mcf for the comparable period of the prior year.

  Lease operating expenses and production taxes for the six months ended June 30, 2000 decreased 3% to $1.0 million from $1.1 million for the comparable period in the prior year. Lease operating expenses decreased by approximately $0.1 million. This decrease was comprised of an approximate $0.4 million reduction in expenses attributable to the properties in Texas, Louisiana and Michigan that were sold in 1999. This reduction was partially offset by approximately $0.2 million of additional lease operating expenses associated with the compression equipment installed at certain Mississippi salt basin well sites in the later part of May 2000 and June 2000 plus operating expenses related to new production in Michigan. Production taxes increased by approximately $0.1 million due primarily to the phase out of the 7% State of Mississippi production tax exemption and taxes on new production in Michigan. The exemption will remain phased out until commodity prices fall back below the statutory ceiling limitations.

  Depreciation, depletion and amortization expense for the six months ended June 30, 2000 increased 27% to $8.8 million from $6.9 million for the comparable period in the prior year. The higher depletion expense was the combined result of an increase in capitalized costs subject to depletion and an increased depletion rate. The higher depletion rate was primarily the result of decreased proved oil and gas reserves attributable to the sale of producing oil and gas properties in 1999.

  General and administrative expenses for the six months ended June 30, 2000 decreased 26% to $1.2 million from $1.6 million for the comparable period in the prior year. This decrease is the result of the cost reduction plan implemented in May 1999 and the continued monitoring which had the combined effect of: (1) reducing the number of employees from 36 at June 30, 1999 to 23 at June 30, 2000 and the resultant effect on salaries, wages and benefits; (2) a significant decrease in legal and professional fees and; (3) reduced travel related expenditures.

  Interest expense for the six months ended June 30, 2000 increased 4% to $1.7 million from $1.6 million for the comparable period in the prior year, as a result of the prime plus 3.5% interest rate that became effective with the Second Amendment to the Credit Facility dated April 14, 1999 and interest expense associated with the Veritas Note Payable agreement dated April 14, 1999.

  Net loss for the six months ended June 30, 2000 decreased to ($0.4) million from ($1.4) million for the comparable period in the prior year, as a result of the factors described above.

 Years Ended December 31, 1999, 1998 and 1997.

  The following table summarizes production volumes, average sales prices and average costs for our oil and natural gas operations for the years ended December 31, 1999, 1998 and 1997 (in thousands, except per unit amounts):

                                                       1999      1998     1997
                                                      -------  --------  -------
Production volumes:
  Crude oil and condensate (Mbbls)...................   255.9     247.6     47.4
  Natural gas (MMcf)................................. 7,593.8   8,953.3  2,241.2
  Natural gas equivalent (MMcfe)..................... 9,129.2  10,438.7  2,525.9

Revenues:
  Natural gas........................................ $17,266  $ 18,336  $ 5,819
  Crude oil condensate...............................   3,465     2,646      964

Operating expenses:
  Lease operating expenses and production taxes...... $ 1,704  $  3,363  $ 1,478
  Depletion, depreciation and amortization........... $16,066  $ 15,933    2,520
  General and administrative.........................   2,776     2,815    1,952

Interest expense..................................... $ 3,519  $  1,635  $ 1,200
Net income (loss).................................... $(1,982) $(41,800) $    28

Average sales prices:
  Crude oil and condensate ($ per Bbl)............... $ 13.54  $  10.69  $ 20.33
  Natural gas ($ per Mcf)............................    2.27      2.05     2.60
  Natural gas equivalent ($ per Mcfe)................    2.27      2.01     2.69

Average costs ($ per Mcfe):
  Lease operating expenses and Production taxes...... $  0.19  $   0.32  $  0.58
  Depletion, depreciation and Amortization...........    1.76      1.53     1.00
  General and administrative.........................    0.30      0.27     0.77

 Year Ended December 31, 1999 compared to Year Ended December 31, 1998

  Oil and natural gas revenues for the year ended December 31, 1999 decreased 1% to $20.7 million from $21.0 million for the year ended December 31, 1998. Oil and natural gas revenues for the years ended December 31, 1999 and 1998 include approximately ($0.3) million and $0.8 million of hedging (losses) gains, respectively (see "Risk Management Activities and Derivative Transactions" below). Production volumes for natural gas during the year ended December 31, 1999 decreased 15% to 7,594 MMcf from 8,953 MMcf for the year ended December 31, 1998. This decrease is attributable to the sales of our Antrim Shale gas properties in Michigan and certain non-strategic properties in Texas and Louisiana that occurred earlier in 1999. The combined proceeds from these property sales amounted to $7.6 million of which $7.1 million was applied to our outstanding debt balance. The 23% decrease in natural gas production volumes attributable to these sold properties was partially offset by a 2% increase in natural gas produced from the Mississippi Salt Basin properties for the year ended December 31, 1999 compared to the same period of 1998. Average natural gas prices increased 11% to $2.27 per Mcf for the year ended December 31, 1999 from $2.05 per Mcf for the year ended December 31, 1998 due to improved natural gas commodity prices during the third and fourth quarters of 1999. Despite an 11% increase in oil production volumes for the Mississippi Salt Basin properties, total oil production for the year ended December 31, 1999 increased only 3% to 256 MBbls from 248 MBbls for the year ended December 31, 1998. Reduced oil production attributable to sold properties in Texas and Louisiana mentioned above offset the production increases from the Mississippi Salt Basin properties. Average oil prices increased 27% to $13.54 per barrel during the year ended December 31, 1999 from $10.69 per barrel for the year ended December 31, 1998 as oil commodity prices rebounded in the third and fourth quarters of 1999.

  Lease operating expenses and production taxes for the year ended December 31, 1999 decreased 49% to $1.7 million from $3.4 million for the year ended December 31, 1998. This decrease was primarily comprised of an approximate $1.0 million reduction in lease operating expenses attributable to properties in Texas, Louisiana and Michigan that were sold in 1999. Savings of approximately $0.5 million in 1999 compared to 1998 resulted from fewer well workovers in 1999 compared to 1998 and more efficient use of our field operations personnel and much less dependence on contract pumping services. There was also an approximate $0.3 million decrease in production taxes associated with the sale of producing properties in 1999 mentioned above partially offset by a $0.1 million increase in taxes attributable to new wells in Mississippi and Michigan that commenced initial production during 1999.

  DD&A expense for the year ended December 31, 1999 increased 1% to $16.1 million from $16.0 million for the year ended December 31, 1998.

  General and administrative expense for the year ended December 31, 1999 of $2.8 million was unchanged from the same period in 1998. Although general and administrative expense actually decreased by $0.4 million for 1999 compared to 1998 due to a cost reduction plan approved by our board of directors in March 1999, fees received as reimbursement of general and administrative expense costs also decreased by $0.4 million, leaving reported general and administrative expense for the year ended December 31, 1999 unchanged from the level reported for the same period of the prior year.

  Using unescalated period-end prices at December 31, 1999, of $2.38 per Mcfe, we would have recognized a non-cash impairment of oil and gas properties in the amount of approximately $1.2 million pre-tax. However, on the basis of the improvement in pricing experienced subsequent to period-end, we determined that a writedown was not required.

  At December 31, 1998, we recorded a non-cash cost ceiling writedown of $35.1 million. The writedown was the combined result of a large downward revision in oil and gas reserve quantities and depressed commodity prices. The large 8.2 Bcfe downward revision of our proved oil and gas reserves at December 31, 1998 was comprised of a 4.3 Bcfe reduction in proved undeveloped reserves as a result of unsuccessful drilling activity and a 3.9 Bcfe reduction in proved producing reserves. Proved producing reserves decreased as a result of unanticipated pressure and production declines and by a reduction in the economic lives of producing reserves caused by the lower commodity prices being realized at December 31, 1998. Disappointing 2-D seismic-supported drilling results during 1998 and drilling cost overruns on two non-operated properties also contributed to the cost ceiling writedown. We based our ceiling test determination on a price of $1.78 per Mcfe, which represented the March 1999 closing commodity prices.

  Interest expense for the year ended December 31, 1999 increased 115% to $3.5 million from $1.6 million for the year ended December 31, 1998. This substantial interest expense increase is attributable to a higher average debt level in 1999 compared to 1998, due to substantial 3-D seismic acquisition costs, and exploration and development activity in the third and fourth quarters of 1998 that increased the outstanding debt balance. Also contributing to higher interest expense in 1999 was the interest expense associated with the Veritas Note Payable, more fully discussed in "Liquidity and Capital Resources" below and in Note 7 to the Consolidated Financial Statements, and the prime plus 3.5% interest rate that became effective with the Second Amendment to the Credit Facility Agreement dated April 14, 1999, compared to the previous libor based rate effective during 1998.

  Net loss for the year ended December 31, 1999 decreased by $39.8 million to $(2.0 million) from $(41.8 million) for the year ended December 31, 1998, as a result of the factors described above.

 Year Ended December 31, 1998 compared to Year Ended December 31, 1997

  Because of the significance of a series of related transactions entered into concurrently with our Initial Public Offering (the "Combination Transaction") which occurred on February 9, 1998, our operations for 1998 were significantly expanded in comparison to 1997. For additional information regarding the Combination Transaction, see Note 1 to our Consolidated Financial Statements included in this Proxy Statement.

  Oil and natural gas revenues for the year ended December 31, 1998 increased 209% to $21.0 million from $6.8 million for the year ended December 31, 1997. Oil and natural gas revenues for the year ended December 31, 1998 include approximately $0.8 million of hedging gains (see "Risk Management Activities and Derivative Transactions" below). Production volumes for natural gas during the year ended December 31, 1998 increased 300% to 8,953 MMcf from 2,241 MMcf for the year ended December 31, 1997. Average natural gas prices decreased 21% to $2.05 per Mcf for the year ended December 31, 1998 from $2.60 per Mcf for the year ended December 31, 1997. Production volumes for oil during the year ended December 31, 1998 increased 422% to 248 MBbls from 47 MBbls for the year ended December 31, 1997. Average oil prices decreased 47% to $10.69 per barrel during the year ended December 31, 1998 from $20.33 per barrel in the year ended December 31, 1997. The oil and gas industry suffered through a year of historically low oil prices in 1998, caused by a global influx of crude oil supply brought on by increased Middle-East exports combined with a weaker demand from Asian markets that were experiencing an economic recession. The natural gas market also was depressed as a result of abnormally mild winters caused by a strong El Nino weather pattern that affected the United States during the past two heating seasons. We would have experienced an even larger decrease in revenue had it not been for the natural gas hedging gains of approximately $0.8 million and the fact that only 12% of total operating revenues for 1998 were attributable to oil production.

  Lease operating expenses and production taxes for the year ended December 31, 1998 increased 128% to $3.4 million from $1.5 million for the year ended December 31, 1997. Lease operating expenses and production taxes increased primarily due to increased production as described above and to several workover projects that were completed during the year in an attempt to enhance production during a period of low commodity prices.

  DD&A expense for the year ended December 31, 1998 increased 540% to $16.0 million from $2.5 million for the year ended December 31, 1997. This increase was due to a 53% increase in the 1998 depletion rate to $1.53 per Mcfe from $1.00 per Mcfe for the year ended December 31, 1997. The higher depletion rate was the combined result of increased production, an increase in costs subject to DD&A and a downward revision in estimated proved oil and gas reserves.

  General and administrative expense for the year ended December 31, 1998 increased 44% to $2.8 million from $2.0 million for the same period in 1997. The rise in general and administrative costs is primarily attributable to added expenses associated with our initial year as a public company. These incremental expenses include legal and professional fees paid to attorneys and accountants, increased rents related to office facilities in Mississippi and increased salaries and benefits due to additional financial, technical, operational and administrative staff added during the year.

  At December 31, 1998, we recorded a non-cash cost ceiling writedown of $35.1 million, while no writedown was required in 1997.

  Interest expense for the year ended December 31, 1998 increased 36% to $1.6 million from $1.2 million for the year ended December 31, 1997, as a result of increased debt levels in 1998 for substantial exploration and development activities in the Mississippi Salt Basin area.

  Net income (loss) for the year ended December 31, 1998 decreased by $41.8 million from $(41.8) to $28,000 for the year ended December 31, 1997, as a result of the factors described above.

Liquidity and Capital Resources

  Liquidity.

  Our primary source of liquidity is cash generated from operations. Net cash provided by operating activities was $12.9 million, $18.9 million and $2.0 million in 1999, 1998 and 1997, respectively. The decrease in cash provided in 1999 compared to 1998 was principally due to the reduced payables in 1999 because of an effort by us to more effectively manage our cash flow requirements, including processing our payables on a more timely basis. The increase in cash provided in 1998 compared to 1997 was principally due to the increased income from operations in 1998, after the combination transaction in February 1998, and the delayed payments of accounts payable in 1998 because of cash flow constraints at year-end 1998.

  Net cash provided by (used in) investing activities was $4.0 million, $(94.9) million and $(5.9) million in 1999, 1998 and 1997, respectively. The decrease in cash used in 1999 compared to 1998 was principally due to an increase in property sales of $13.2 million in 1999, a decrease in exploration and development expenditures of $37.6 million in 1999 and a decrease in the acquisition of properties of $51.0 million in 1999. The increase in cash used in 1998 compared to 1997 was principally due to an increase in exploration and development expenditures of $38.1 million in 1998 and an increase in the acquisition of properties of $51.0 million.

  Net cash provided by (used in) financing activities was $(13.2) million, $75.9 million and $3.6 million in 1999, 1998 and 1997, respectively. The decrease in cash provided in 1999 compared to 1998 was principally due to an increase in principal payments on long-term debt of $10.6 million in 1999, a decrease in borrowings on long-term debt of $33.0 million in 1999 and a decrease in the proceeds from the offering of common stock of $45.6 million in 1999. The increase in cash provided in 1998 compared to 1997 was principally due to an increase in borrowings on long-term debt of $32.0 million in 1998 and an increase in the proceeds from the offering of common stock of $45.6 million in 1998, offset by an increase in principal payments on long-term debt of $4.6 million in 1998.

  Capital Resources.

  Historically, our primary sources of capital have been funds generated by operations, and borrowings under our bank credit facility.

  Concurrently with our Initial Public Offering, we entered into a credit facility with Bank of Montreal, Houston Agency. The credit facility, as amended, required principal reductions and included certain negative covenants that imposed limitations on us and our subsidiary with respect to, among other things, distributions with respect to our capital stock, limitations on financial ratios, the creation or incurrence of liens, restrictions on proceeds from sales of oil and gas properties, the incurrence of additional indebtedness, making loans and investments and mergers and consolidations. Our obligations under the credit facility were secured by a lien on all of our real and personal property. Commencing April 1999, the interest rate under this facility was increased to Bank of Montreal's prime plus 3.5%.

  We made principal payments of approximately $15.0 million and $5.5 million for the year ended December 31, 1999 and for the six months ended June 30, 2000, respectively, under the credit facility. At June 30, 2000, the outstanding debt balance under our credit facility with Bank of Montreal was $16.4 million. On July 11, 2000, a principal payment of $4.9 million was made using the proceeds received in the Guardian transaction which reduced the outstanding balance to $11.5 million.

  On July 19, 2000, the Company entered into a new senior credit facility with Bank One, Texas, NA, which replaced the existing credit facility with Bank of Montreal. The new credit facility has a 30-month term and a current borrowing base of $11.5 million. The interest rate under the new credit facility is either Bank One prime plus 2% or LIBOR plus 4%, at the Company's option. The new credit facility requires us to make monthly principal payments of $500,000 until the next borrowing base re-determination which is scheduled for January 1, 2001. In contrast, during 1999 the monthly principal payments made to Bank of Montreal averaged in excess of $1 million. We anticipate that these reduced principal payments under the new facility will be funded entirely from operating cash flow, even if the Guardian and Eagle Transactions are not approved.

  The new credit facility with Bank One includes certain negative covenants that impose restrictions on us with respect to, among other things, incurrence of additional indebtedness, limitations on financial ratios, making investments and mergers and consolidation.

  On April 14, 1999, we issued a $4.7 million note payable to one our suppliers, Veritas DGC Land, Inc. (the "Veritas Note Payable"), for the outstanding balance due to Veritas for past services provided in 1998 and 1999. The balance due Veritas was $4.7 million at December 31, 1999, and has been classified as long-term debt in the accompanying financial statements. The principal obligation under the Veritas Note Payable was originally due on April 15, 2001. On July 19, 2000, the note was amended as more fully described below.

  On April 14, 1999, we also entered into an agreement (the "Warrant Agreement") to issue warrants to Veritas that entitle Veritas to purchase shares of our common stock in lieu of receiving cash payments for the accrued interest obligations under the Veritas Note Payable. The Warrant Agreement required us to issue warrants to Veritas in conjunction with the signing of the Warrant Agreement, as well as on the six and, at our option, 12 and 18 month anniversaries of the Warrant Agreement. The warrants issued equal 9% of the then current outstanding principal balance of the Veritas Note Payable. The number of shares issued upon exercise of the warrants issued on April 14, 1999, and on the six-month anniversary was determined based upon a five-day weighted average closing price of our common stock at April 14, 1999. The exercise price of each warrant is $0.01 per share. On April 14, 1999, warrants exercisable for 322,752 shares of common stock were issued to Veritas in connection with execution of the Veritas Note Payable. On October 14, 1999 and April 14, 2000, warrants exercisable for 322,752 shares and 454,994 shares, respectively, of our common stock were issued to Veritas. The Warrant Agreement was also amended on July 19, 2000.

  Under the terms of the amended note and warrant, the maturity of the note was extended from April 15, 2001 to July 21, 2003 and the expiration date for all warrants was extended until June 21, 2004. The annual interest rate has been reduced from 18% to 9 3/4%, provided the entire Veritas note balance is paid in full by December 31, 2001. If all principal and interest under the Veritas note is not paid by December 31, 2001, the Veritas note will instead bear interest at 13 3/4% until paid in full. Interest accrues from and after October 15, 2000 and is payable commencing April 15, 2001 and continuing on each October 15 and April 15 until all principal is paid in full. Interest will be paid in warrants under the terms of the Warrant Agreement until such time as the Company is in borrowing base compliance with its senior lender, as defined in the senior credit facility, at which time interest will be paid in cash only.

  Under the amended note, a principal payment of $500,000 was made on July 19, 2000, the effective date of the amendment, and another $500,000 payment is required from proceeds of the Eagle transaction within five days of stockholder approval. If the Eagle transaction is not approved, the second payment must be made on or before December 31, 2000. Nonpayment of this second principal payment results in a penalty payment of $750,000 payable in warrants at the then current market price of our common stock.

  Any additional proceeds derived from exercise of warrants issued or from other debt or equity transactions in the future must be used to pay interest and principal on the amended Veritas note until paid in full.

  In connection with the closing of the AHC acquisition on February 9, 1998, we issued a non-interest bearing note payable to AHC (the "AHC Note Payable") of $2.5 million (at December 31, 1999) which was payable on the annual anniversary dates of the closing as follows: $1.0 million in 2000 and $1.5 million in 2001. We had obtained a six-month extension of the $1.0 million payment from February 2000 to August 2000. This payment was made on August 3, 2000. Also, the $1.5 million payment due February 2001 has been divided into three quarterly installments of $500,000 each, payable commencing February 2001. Terms of the extension agreement require monthly interest payments at an annual interest rate of 12% for the periods February through August 2000 and February through July 2001.

  We have currently budgeted capital expenditures of approximately $7.4 million for 2000. Capital expenditures will be used to fund drilling and development activities, the shooting of a new 3-D seismic survey and leasehold acquisitions and extensions in our project areas. The actual amounts of capital expenditures and number of wells drilled may differ significantly from such estimates. Actual capital expenditures for the year ended December 31, 1999 were approximately $10.3 million. We intend to fund our 2000 budgeted capital expenditures through operational cash flow.

  Our revenues, profitability, future growth and ability to borrow funds or obtain additional capital, and the carrying value of its properties, substantially are dependent on prevailing prices of oil and natural gas. We cannot predict future oil and natural gas price movements with certainty. A return to the significantly lower oil and gas prices experienced in 1998 and early 1999, as compared to historical averages, would likely have an adverse effect on our financial condition, liquidity, ability to finance capital expenditures and results of operations. Lower oil and natural gas prices also may reduce the amount of reserves that we can produce economically.

  We have experienced and expect to continue to experience substantial working capital requirements primarily due to our active exploration and development program. At December 31, 1999 and 1998, we had a working capital deficit of $0.7 million and $5.4 million (excluding the current portion of long-term debt), respectively. At June 30, 2000, we had a working capital surplus of $0.3 million (excluding the current portion of long-term debt). While we believe that cash flow from operations and substantially increased commodity prices should allow us to implement our present business strategy through 2000, additional debt or equity financing may be required during 2000 and in the future to fund our growing exploration program. A significant decline in commodity prices or the failure to obtain additional capital resources could have a material adverse effect on the Company, including curtailment of our exploration and development program and other activities.

Risk Management Activities and Derivative Transactions

  We use a variety of derivative instruments ("derivatives") to manage exposure to fluctuations in commodity prices and interest rates. To qualify for hedge accounting, derivatives must meet the following criteria: (a) the item to be hedged exposes us to price or interest rate risk; and (b) the derivative reduces that exposure and is designated as a hedge.

 Commodity Price Hedges

  We periodically enter into certain derivatives (e.g., NYMEX futures contracts) for a portion of our oil and natural gas production to achieve a more predictable cash flow, as well as to reduce the exposure to price fluctuations. Our hedging arrangements apply to only a portion of our production, provide only partial price protection against declines in oil and natural gas prices and limit potential gains from future increases in prices. Such hedging arrangements may expose us to risk of financial loss in certain circumstances, including instances where production is less than expected, our customers fail to purchase contracted quantities of oil or natural gas or a sudden unexpected event materially impacts oil or natural gas prices. For financial reporting purposes, gains and losses related to hedging are recognized as oil and natural gas revenues during the period the hedged transactions occur. We expect that the amount of hedge contracts that we have in place will vary from time to time.

  Our hedging strategy is to maximize our return on investment through hedging a portion of our activities relating to oil and natural gas price volatility. While this strategy should help us reduce our exposure to price risks, it also limits our potential gains from increases in market prices for natural gas. We intend to continue to hedge up to 50% of our oil and natural gas production to retain a portion of the potential for greater upside from increases in natural gas prices, while limiting to some extent our exposure to declines in natural gas prices. For the years ended December 31, 1999, 1998 and 1997 we had hedged 45%, 36% and 1% of our oil and natural gas production, and as of December 31, 1999, we had 0.9 Bcfe of open oil and natural gas contracts for the months of January 2000 through March 2000. For the years ended December 31, 1999, 1998 and 1997, we had approximately $(0.3) million, $0.8 million and $0.03 million, respectively, of hedging gains (losses) which are included in natural gas revenues in the consolidated statements of operations. For the six months ended June 30, 2000 and 1999, we had hedged 40% and 37%, respectively, of our oil and natural gas production, and as of June 30, 2000 we had 2.4 Bcfe of open oil and natural gas contracts for the months of July 2000 to March 2001.

 Interest Rate Hedge

  We entered into an interest rate swap agreement, effective November 2, 1998, to exchange the variable rate interest payment obligation under the Credit Facility without exchanging the underlying principal amount. This agreement converts the variable rate debt to fixed rate debt to reduce the impact of interest rate fluctuations. The notional amount is used to measure interest to be paid or received and does not represent the exposure to credit loss. The notional amount of our interest rate swap was $25.0 million at December 31, 1998, and had a fair value of approximately $0.2 million. During March 1999, we terminated our interest rate swap agreement and received $0.3 million, which is being recognized in earnings ratably as the related outstanding loan balance is amortized.

 Market Risk Information

  The market risk inherent in our derivatives is the potential loss arising from adverse changes in commodity prices and interest rates. The prices of oil and natural gas are subject to fluctuations resulting from changes in supply and demand. To reduce price risk caused by the market fluctuations, our policy is to hedge (through the use of derivatives) future production. Because commodities covered by these derivatives are substantially the same commodities that we sell in the physical market, no special correlation studies other than monitoring the degree of convergence between the derivative and cash markets are deemed necessary. The changes in market value of these derivatives have a high correlation to the price changes of oil and natural gas.

  A sensitivity analysis model was used to calculate the fair values of our derivatives in effect at December 31, 1999. The sensitivity analysis involved increasing or decreasing the forward rates by a hypothetical 10% and calculating the resulting unfavorable change in the fair values of the derivatives. The results of this analysis, which may differ from actual results, showed this type of change would not have a material impact on the fair value of the derivatives.

Effects of Inflation and Changes in Price

  Crude oil and natural gas commodity prices have been volatile and unpredictable during 1998 and 1999, with crude oil prices falling below $10 per Bbl and rising close to $30 per Bbl, and natural gas prices dropping below $1 per Mcf and then climbing up above $3 per Mcf during this two-year time period. These wide fluctuations have had a significant impact on our results of operations, cash flow and liquidity. Recent rates of inflation have had a minimal effect on the Company.

New Accounting Standard

  In 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

  SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. We have not yet quantified the impacts of adopting SFAS No. 133 on our financial statements and have not determined the timing of or method of our adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings and other comprehensive income.

                INTEREST OF CERTAIN PERSONS IN THE TRANSACTION

Transactions with C.E. Miller and Affiliates

  The following information describes agreements or transactions between Miller Oil Corporation, or "MOC," our predecessor and C.E. Miller, Chairman of the Board and a director of our company and MOC, or his affiliates, in addition to the transaction described in Proposal 2:

  Asset Purchase Agreement. During March and May 1999, Eagle, an affiliate of our company, purchased certain undeveloped leasehold interests from us and assumed any obligations under existing joint operating agreements, participation agreements and any other agreements relating to the assets. The proceeds from sale of these assets totaled $3.9 million and were used to meet our May 31 scheduled payment obligation to our senior lender, the Bank of Montreal.

  All sales of assets were subject to the approval of our outside directors and we had the absolute right to repurchase, on or before December 31, 1999, all of the assets purchased by Eagle. The assets could not be repurchased individually, and had to be repurchased in their entirety excepting those assets where drilling operations had begun. No assets were repurchased by us during 1999.

  Service Agreement. MOC entered into an Amended Service Agreement dated January 1, 1997, amending a prior service agreement, with Eagle, an oil and gas exploratory company beneficially owned by C.E. Miller. Under the amended agreement, MOC provides Eagle with administrative, technical, consulting and other services required by Eagle to operate its business in the ordinary course. These services include, among others, developing prospects, coordinating, permitting, drilling and facility construction and operation, maintaining joint venture relationships and providing accounting, financial, tax and budget-preparation services. As compensation for its services, Eagle agreed to pay MOC a fixed fee of $50,000 per calendar quarter, subject to annual adjustments to be negotiated by MOC and Eagle, as well as additional fees for specialized services as agreed by the parties. Eagle also agreed to reimburse MOC its out-of-pocket expenses incurred in providing the services. Either party may terminate the agreement at any time upon 60 days' prior notice. Eagle paid MOC $66,667 under the service arrangement in 1999, which the Company believes is adequate compensation for the services provided to Eagle. On March 1, 1999, by mutual agreement, the parties terminated the Service Agreement effective May 1, 1999.

  Lease of Principal Offices. We are currently leasing our principal office building from C.E. and Betty Miller under a five-year lease expiring in April 2003. The office is located at 3104 Logan Valley Road, Traverse City, Michigan, and the lease has a 4% annual escalation clause. The current monthly rent is $8,395 for approximately 10,000 sq. ft. We believe that the rental rate is representative of the fair market rental rate for the premises.

                   STOCKHOLDINGS OF PRINCIPAL STOCKHOLDERS,
                           DIRECTORS, AND MANAGEMENT

  To our knowledge, set forth below is certain information, as of July 31, 2000, regarding ownership of common stock by:

  . each person who beneficially owns more than 5% of our outstanding shares of common stock,

  .  each director and executive officer of our Company, and

  .  all directors and executive officers of our Company as a group.

                                                        Total
                                                     Beneficial    Percent of
Name and Address of Beneficial Owner(1)            Ownership(2)(3)   Class
---------------------------------------            --------------- ----------
SFS, Inc. ........................................    1,025,105       7.7%
 186 Wood Avenue
 South Iselin, New Jersey 08830


C.E. Miller(4)....................................    1,505,803      11.4%


Kelly E. Miller(5)................................    1,369,666      10.2%


David A. Miller(6)................................      754,879       5.7%


Daniel R. Miller(7)...............................      888,360       6.7%


Sue Ellen Bell(8).................................      797,398       6.0%


Robert M. Boeve(9)................................      372,370       2.8%


Paul Halpern(10)..................................           --        *


William Casey McManemin...........................       69,495       1.0%


Lew P. Murray(11).................................       52,325        *


Michael L. Calhoun................................       15,250        *


Kenneth J. Foote (12).............................      135,669       1.0%


Richard J. Burgess................................       34,600        *


Deanna L. Cannon..................................        8,000        *


Veritas DGC Land, Inc. (13).......................    1,100,498       8.0%
 3701 Kirby Drive, Suite 112
 Houston, TX 77098


Executive Officers and Directors as a group (9
 persons).........................................    3,563,478      26.9%

--------
  *  Less than 1%.
 (1) The address of each reporting person, unless otherwise noted, is 3104 Logan Valley Road, Traverse City, Michigan 49685.
 (2) The number of shares stated are based on information provided by each person listed and include shares personally owned of record by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.
 (3) Excludes the following shares that may be acquired through the exercise of stock options granted under the "1997 Stock Plan" which currently are exercisable:

    Name                                                       Number of Options
    ----                                                       -----------------
    C. E. Miller..............................................        4,600
    Kelly E. Miller...........................................      198,000
    William Casey McManemin...................................        4,600
    Lew P. Murray.............................................      120,000
    Michael L. Calhoun........................................       15,000
    Kenneth J. Foote..........................................        4,600
    Richard J. Burgess........................................        2,000
    Deanna L. Cannon..........................................       21,000

 (4) Includes 213,919 shares held by the Kelly E. Miller Retained Annuity Trust #1, 213,919 shares held by the Daniel R. Miller Retained Annuity Trust #1, 320,879 shares held by the David A. Miller Retained Annuity Trust #1 and 213,919 shares held by the Sue Ellen Bell Retained Annuity Trust #1, with respect to each of which C.E. Miller is the sole trustee. Also includes 264,199 shares held by Eagle Investments, Inc. ("Eagle") and 122,565 shares held by Eagle International, Inc. ("Eagle International"), each of which is owned by a revocable trust of which C.E. Miller is the sole trustee.
 (5) Includes 84,024 shares held by Miller and Miller, Inc., which is owned by a revocable trust of which Kelly E. Miller is the sole trustee and 97,717 shares held by the Company's 401(k) plan wherein Kelly E. Miller has sole voting power as the sole trustee. Excludes 213,919 shares held by the Kelly E. Miller Retained Annuity Trust #1, of which Kelly E. Miller's father, C.E. Miller, is the sole trustee and of which Kelly E. Miller is the Grantor with the Trust established for the benefit of his minor children as beneficiaries.
 (6) Includes 84,024 shares held by Oak Shores Investments, Inc., which is owned by a revocable trust of which David A. Miller is the sole trustee. Excludes 320,879 shares held by the David A. Miller Retained Annuity Trust #1, of which David A. Miller's father, C.E. Miller, is the sole trustee and of which David A. Miller is the Grantor with the Trust established for the benefit of his minor children as beneficiaries.
 (7) Includes 74,634 shares held by Double Diamond Enterprises, Inc., which is owned by a revocable trust of which Daniel R. Miller is the sole trustee. Excludes 213,919 shares held by the Daniel R. Miller Retained Annuity Trust #1, of which Daniel R. Miller's father, C.E. Miller, is the sole trustee and of which Daniel R. Miller is the Grantor with the Trust established for the benefit of his minor children as beneficiaries.
 (8) Includes 84,024 shares held by Frontier Investments, Inc., which is owned by a revocable trust of which Sue E. Bell is the sole trustee. Excludes 213,919 shares held by the Sue Ellen Bell Retained Annuity Trust #1, of which Sue E. Bell's father, C.E. Miller, is the sole trustee and of which Sue E. Bell is the Grantor with the Trust established for the benefit of her minor children as beneficiaries.
 (9) Includes 370,370 shares held by ECCO Investments, LLC. Mr. Boeve owns 25% and is managing member of this entity. Mr. Boeve disclaims beneficial ownership of these shares, except for those in which he has a direct pecuniary interest.
(10) Excludes up to 2,157,767 shares currently acquirable without stockholder approval upon exercise of warrants held by Guardian Energy Management Corp., for which Mr. Halpern serves as Vice President, Operations.
(11) Includes 4,621 shares held as part of the Miller Oil Corporation 401(k) Savings Plan for which Mr. Murray has sole dispositive power.
(12)  Includes 1,500 shares held by Mr. Foote's spouse.

(13) Consists entirely of warrants currently exercisable for shares of common stock.

                             STOCKHOLDER PROPOSALS

  The only business that may be conducted at a special meeting of stockholders is business that was addressed before the meeting according to our bylaws regarding notice of meetings. Under these requirements, the only business to be conducted at the special meeting are the approvals of (a) the issuance of shares of stock pursuant to the Guardian transaction and (b) the Eagle transaction.

                     PROPOSALS FOR THE NEXT ANNUAL MEETING

  Any proposals of holders of common stock intended to be presented at the annual meeting of our stockholders to be held in 2001 must be received by us at our principal executive offices, 3140 Logan Valley Road, Traverse City, Michigan, Attention: Secretary, not later than January 15, 2001 in order to be included in the proxy statement and form of proxy relating to such meeting. Stockholder proposals submitted outside the processes of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, will be considered untimely if received by us after April 1, 2001.

                            SOLICITATION OF PROXIES

  Solicitation of proxies will be made initially by mail. In addition, directors, officers, and employees our company and its subsidiaries may solicit proxies by telephone or facsimile or personally without additional compensation. We will bear all costs of solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees, or other nominees for forwarding proxy materials to beneficial owners.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  We have not changed our independent certified public accountants and have not had any disagreement with our independent certified public accountants on accounting or financial disclosures required to be made under the rules of the Securities and Exchange Commission. Representatives of Arthur Andersen LLP, our independent certified public accountants, are not expected to be present at the special meeting.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Consolidated Financial Statements

Report of Independent Public Accountants.................................   F-2

Consolidated Balance Sheets as of December 31, 1999 and 1998.............   F-3

Consolidated Statements of Operations for the Years Ended December 31,
 1999, 1998 and 1997.....................................................   F-4

Consolidated Statements of Equity for the Years Ended December 31, 1999,
 1998 and 1997...........................................................   F-5

Consolidated Statements of Cash Flows for the Years Ended December 31,
 1999, 1998 and 1997.....................................................   F-6

Notes to Consolidated Financial Statements...............................   F-7

Supplemental Quarterly Financial Data (unaudited)........................  F-25

Consolidated Balance Sheets as of June 30, 2000 (unaudited) and December
 31, 1999................................................................  F-26

Consolidated Statements of Operations for the Three Months and Six Months
 Ended June 30, 2000 and 1999 (unaudited)................................  F-27

Consolidated Statement of Equity for the Six Months Ended June 30, 2000
 (unaudited).............................................................  F-28

Consolidated Statements of Cash Flows for the Six Months Ended June 30,
 2000 and 1999 (unaudited)...............................................  F-29

Notes to Consolidated Financial Statements...............................  F-30

                              ARTHUR ANDERSEN LLP

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Miller Exploration Company:

  We have audited the accompanying consolidated balance sheets of MILLER EXPLORATION COMPANY (a Delaware corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Miller Exploration Company and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

Detroit, Michigan
March 24, 2000

                           MILLER EXPLORATION COMPANY

                          CONSOLIDATED BALANCE SHEETS
                      (In thousands, except share amounts)

                                                             As of December
                                                                   31,
                                                            ------------------
                                                              1999      1998
                                                            --------  --------
                                                                      (Note 1)
                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................................ $  3,712  $     22
  Restricted cash (Note 3).................................        4       --
  Accounts receivable......................................    4,580     3,959
  Inventories, prepaids and advances to operators..........      640       978
                                                            --------  --------
    Total current assets...................................    8,936     4,959
                                                            --------  --------
OIL AND GAS PROPERTIES--at cost (full cost method):
  Proved oil and gas properties............................  115,040   103,272
  Unproved oil and gas properties..........................   22,678    39,995
  Less-Accumulated depreciation, depletion and
   amortization............................................  (78,881)  (63,253)
                                                            --------  --------
    Net oil and gas properties.............................   58,837    80,014
                                                            --------  --------
OTHER ASSETS (Note 2)......................................      838       995
                                                            --------  --------
    Total assets........................................... $ 68,611  $ 85,968
                                                            ========  ========
                  LIABILITIES AND EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt........................ $  3,500  $ 10,500
  Accounts payable.........................................    3,472     6,819
  Accrued expenses and other current liabilities...........    6,164     3,565
                                                            --------  --------
    Total current liabilities..............................   13,136    20,884
                                                            --------  --------
LONG-TERM DEBT.............................................   25,610    31,837
DEFERRED INCOME TAXES......................................    5,816     6,883
DEFERRED REVENUE...........................................       54     1,615

COMMITMENTS AND CONTINGENCIES (Note 10)

EQUITY:
  Common stock warrants....................................      845       --
  Preferred stock, $0.01 par value; 2,000,000 shares
   authorized; none outstanding............................      --        --
  Common stock, $0.01 par value; 40,000,000 shares
   authorized; 12,681,244 shares outstanding at December
   31, 1999................................................      127       126
  Additional paid in capital...............................   66,690    67,136
  Deferred compensation....................................      (48)     (876)
  Retained deficit.........................................  (43,619)  (41,637)
                                                            --------  --------
    Total equity...........................................   23,995    24,749
                                                            --------  --------
    Total liabilities and equity........................... $ 68,611  $ 85,968
                                                            ========  ========

  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                           MILLER EXPLORATION COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                           For the Year
                                                        Ended December 31,
                                                     --------------------------
                                                      1999      1998     1997
                                                     -------  --------  -------
                                                                         (Note
                                                              (Note 1)    1)
REVENUES:
  Natural gas....................................... $17,266  $ 18,336  $ 5,819
  Crude oil and condensate..........................   3,465     2,646      964
  Other operating revenues..........................     200       169      395
                                                     -------  --------  -------
    Total operating revenues........................  20,931    21,151    7,178
                                                     -------  --------  -------
OPERATING EXPENSES:
  Lease operating expenses and production taxes.....   1,704     3,363    1,478
  Depreciation, depletion and amortization..........  16,066    15,933    2,520
  General and administrative........................   2,776     2,815    1,952
  Cost ceiling writedown............................     --     35,085      --
                                                     -------  --------  -------
    Total operating expenses........................  20,546    57,196    5,950
                                                     -------  --------  -------
OPERATING INCOME (LOSS).............................     385   (36,045)   1,228
                                                     -------  --------  -------
INTEREST EXPENSE....................................  (3,519)   (1,635)  (1,200)
                                                     -------  --------  -------
INCOME (LOSS) BEFORE INCOME TAXES...................  (3,134)  (37,680)      28
                                                     -------  --------  -------
INCOME TAX PROVISION (CREDIT) (Note 4)..............  (1,152)    4,120
                                                     -------  --------
NET INCOME (LOSS)................................... $(1,982) $(41,800) $    28
                                                     =======  ========  =======
EARNINGS (LOSS) PER SHARE (Note 5)
  Basic............................................. $ (0.16) $  (3.75)
                                                     =======  ========
  Diluted........................................... $ (0.16) $  (3.75)
                                                     =======  ========


  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                           MILLER EXPLORATION COMPANY

                       CONSOLIDATED STATEMENTS OF EQUITY
                                 (In thousands)

                          Common                    Add'l   Deferred
                          Stock   Preferred Common Paid In    Com-    Combined  Retained
                         Warrants   Stock   Stock  Capital  pensation  Equity   Deficit
                         -------- --------- ------ -------  --------- --------  --------
BALANCE--December 31,
 1996...................  $ --      $ --     $--   $   --     $ --    $    72   $  7,697
  Contributions and
   return of capital,
   net..................    --        --      --       --       --      8,516        --
  Net income............    --        --      --       --       --        --          28
  Dividends declared....    --        --      --       --       --        --        (200)
                          -----     -----    ----  -------    -----   -------   --------
BALANCE--December 31,
 1997...................    --        --      --       --       --      8,588      7,525
  Net loss and capital
   prior to
   S Corporation
   termination..........    --        --      --       --       --        172       (163)
  S Corporation
   termination..........    --        --      --    16,122      --     (8,760)    (7,362)
  Common stock
   issuance.............    --        --       56   39,983      --        --         --
  Combination
   transaction..........    --        --       69   10,156      --        --         --
  Restricted stock
   issuance.............    --        --        1      875     (876)      --         --
  Net loss after S
   Corporation
   Termination..........    --        --      --       --       --        --     (41,637)
                          -----     -----    ----  -------    -----   -------   --------
BALANCE--December 31,
 1998...................  $ --      $ --     $126  $67,136    $(876)  $   --    $(41,637)
  Issuance of restricted
   stock and benefit
   plan shares..........    --        --      --      (500)     794       --         --
  Issuance of non-
   employee Directors'
   shares...............    --        --        1       88      --        --         --
  Common stock warrants
   Issued...............  $ 845       --      --       --       --        --         --
  Forfeiture of
   restricted shares....    --        --      --       (34)      34       --         --
  Net loss..............    --        --      --       --       --        --      (1,982)
                          -----     -----    ----  -------    -----   -------   --------
BALANCE--December 31,
 1999...................  $ 845     $ --     $127  $66,690    $ (48)  $   --    $(43,619)
                          =====     =====    ====  =======    =====   =======   ========


  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                           MILLER EXPLORATION COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                       For the Year Ended
                                                          December 31,
                                                    ---------------------------
                                                      1999      1998     1997
                                                    --------  --------  -------
                                                                         (Note
                                                              (Note 1)    1)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)................................ $ (1,982) $(41,800) $    28
  Adjustments to reconcile net income (loss) to net
   cash from operating activities--
    Depreciation, depletion and amortization.......   16,066    15,933    2,520
    Cost ceiling writedown.........................      --     35,085      --
    Deferred income taxes..........................   (1,067)   (1,052)     --
    Deferred revenue...............................      (34)      (49)     (58)
    Warrants and stock compensation................    1,228       --       --
    Changes in assets and liabilities--
      Restricted cash..............................       (4)      --       --
      Accounts receivable..........................     (621)   (1,850)     137
      Other current assets.........................      --      2,952   (3,432)
      Other assets.................................       48      (118)     --
      Accounts payable.............................   (3,347)    6,786    2,761
      Accrued expenses and other current
       liabilities.................................    2,599     2,962       34
                                                    --------  --------  -------
        Net cash flows provided by operating
         activities................................   12,886    18,849    1,990
                                                    --------  --------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Exploration and development expenditures.........  (10,265)  (46,950)  (8,822)
  Acquisition of properties........................      --    (51,011)     --
  Proceeds from sale of oil and gas properties and
   purchases of equipment, net.....................   14,296     3,065    2,955
                                                    --------  --------  -------
        Net cash flows provided by (used in)
         investing activities......................    4,031   (94,896)  (5,867)
                                                    --------  --------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of principal............................  (15,717)   (5,178)    (572)
  Borrowing on long-term debt......................    2,490    35,500    3,512
  Contributions, return of capital and stock
   proceeds, net...................................      --     45,601      873
  Payments of dividends............................      --        --      (200)
                                                    --------  --------  -------
        Net cash flows provided by (used in)
         financing activities......................  (13,227)   75,923    3,613
                                                    --------  --------  -------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS.......................................    3,690      (124)    (264)
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE
 PERIOD............................................       22       146      410
                                                    --------  --------  -------
CASH AND CASH EQUIVALENTS AT END OF THE PERIOD..... $  3,712  $     22  $   146
                                                    ========  ========  =======
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for--
 Interest.......................................... $  3,033  $  1,571  $ 1,373
                                                    ========  ========  =======

  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                          MILLER EXPLORATION COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization and Nature of Operations

 The Combination Transaction

  Miller Exploration Company ("Miller" or the "Company") was formed as a Delaware corporation in November 1997 to serve as the surviving company upon the completion of a series of combination transactions (the "Combination Transaction"). The first part of the Combination Transaction included the following activities: Miller acquired all of the outstanding capital stock of Miller Oil Corporation ("MOC"), the Company's predecessor, and certain oil and gas interests (collectively, the "Combined Assets") owned by Miller & Miller, Inc., Double Diamond Enterprises, Inc., Frontier Investments, Inc., Oak Shores Investments, Inc., Eagle Investments, Inc. (d/b/a Victory, Inc.) and Eagle International, Inc. (the "affiliated entities," all Michigan corporations owned by Miller family members who were beneficial owners of MOC) in exchange for an aggregate consideration of approximately 5.3 million shares of Common Stock of Miller. The operations of all of these entities had been managed through the same management team, and had been owned by the same members of the Miller family. Miller completed the Combination Transaction concurrently with consummation of an initial public offering (the "Offering").

 Initial Public Offering

  On February 9, 1998, the Company completed the Offering of its Common Stock and concurrently completed the Combination Transaction. On that date, the Company sold 5.5 million shares of its Common Stock for an aggregate purchase price of $44.0 million. On March 9, 1998, the Company sold an additional 62,500 shares of its Common Stock for an aggregate purchase price of $0.5 million, pursuant to the exercise of the underwriters' over-allotment option.

  The consolidated financial statements as of and for the year ended December 31, 1998 include the accounts of the Company and its subsidiaries after taking into effect the Offering and the Combination Transaction. The financial statements for the period ending in 1997 include the accounts of the Company and its affiliated entities (as defined above) before the Offering and the Combination Transaction.

 Other Transactions Completed Concurrently With the Initial Public Offering

  In addition to the above combined activities of the Company, the second part of the Combination Transaction that was consummated concurrently with the Offering was the exchange by the Company of an aggregate of approximately 1.6 million shares of Common Stock for interests in certain other oil and gas properties that were owned by non-affiliated parties. Because these interests were acquired from individuals who were not under the common ownership and management of the Company, these exchanges were accounted for under the purchase method of accounting. Under that method, the properties were recorded at their estimated fair value at the date on which the exchange was consummated (February 9, 1998). The financial statements for the period ending in 1997 do not include the activities of these non-affiliated interests.

  In November 1997, the Company entered into a Purchase and Sale Agreement, whereby the Company acquired interests in certain crude oil and natural gas producing properties and undeveloped properties from Amerada Hess Corporation ("AHC") for $48.8 million, net of post-closing adjustments. This purchase was consummated concurrently with the Offering. This acquisition was accounted for under the purchase method of accounting and was financed with the use of proceeds from the Offering and with new bank borrowings. The financial statements for the period ending in 1997 do not include the activities of these AHC interests.

  In February 1998, MOC terminated its S corporation status which required the Company to reclassify combined equity and retained earnings as additional paid-in capital.

                          MILLER EXPLORATION COMPANY

 Principles of Consolidation

  The consolidated financial statements of the Company include the accounts of the Company and its subsidiaries after elimination of all intercompany accounts and transactions.

 Principles of Combination

  The accompanying financial statements for the period ending in 1997 include the accounts of Miller, MOC and the other affiliated entities (as defined above), all of which share common ownership and management. The Combination Transaction was accounted for as a reorganization of entities under common control in a manner similar to a pooling-of-interests, as prescribed by Securities and Exchange Commission ("SEC") Staff Accounting Bulletin No. 47 because of the high degree of common ownership among, and the common control of, the combined entities. Accordingly, the accompanying accounts for the period ending in 1997 have been prepared using the historical costs and results of operations of the affiliated entities. There were no differences in accounting methods or their application among the combining entities. All intercompany balances have been eliminated.

 Nature of Operations

  The Company is a domestic, independent energy company engaged in the exploration, development and production of crude oil and natural gas. The Company has established exploration efforts concentrated primarily in the Mississippi Salt Basin of central Mississippi and the Blackfeet Indian Reservation of the southern Alberta Basin in Montana.

(2) Summary of Significant Accounting Policies

 Oil and Gas Properties

  The Company follows the full cost method of accounting and capitalizes all costs related to its exploration and development program, including the cost of nonproductive drilling and surrendered acreage. Such capitalized costs include lease acquisition, geological and geophysical work, delay rentals, drilling, completing and equipping oil and gas wells, together with internal costs directly attributable to property acquisition, exploration and development activities. Under this method, the proceeds from the sale of oil and gas properties are accounted for as reductions to capitalized costs, and gains and losses are not recognized. The capitalized costs are amortized on an overall unit-of-production method based on total estimated proved oil and gas reserves. Additionally, certain costs associated with major development projects and all costs of unevaluated leases are excluded from the depletion base until reserves associated with the projects are proved or until impairment occurs.

  To the extent that capitalized costs within the full cost pool, net of deferred income taxes, exceed the sum of discounted estimated future net cash flows from proved oil and gas reserves (using unescalated prices and costs and a 10% per annum discount rate) and the lower of cost or market value of unproved properties, such excess costs are charged against earnings. Using unescalated period-end prices at December 31, 1999, of $2.38 per Mcfe, the Company would have recognized a non-cash impairment of oil and gas properties in the amount of approximately $1.2 million pre-tax. However, on the basis of the improvements in pricing experienced subsequent to period-end of $2.80 per Mcfe, the Company has determined that a writedown is not required. At December 31, 1998, the Company recognized a non-cash cost ceiling writedown in the amount of $35.1 million. The Company based its ceiling test determination on a price of $1.78 per Mcfe, which represented the March 1999 closing commodity prices. The Company did not have any such charges against earnings during the year ended December 31, 1997. Had the Company used unescalated period-end prices at December 31, 1998 of $1.92 per Mcfe, it would have recognized a cost ceiling writedown of $31.1 million.

                          MILLER EXPLORATION COMPANY

 Property and Equipment

  Property and equipment is included in other assets in the accompanying balance sheets. Depreciation and amortization are calculated using straight-line and accelerated methods over the estimated useful lives of the related assets. The estimated useful lives for each category of fixed assets are: buildings and improvements (10-20 years); office furniture and equipment (7-10 years) and computer software and hardware (3-5 years).

 Revenue Recognition

  Crude oil and natural gas revenues are recognized as production takes place and the sale is completed and the risk of loss transfers to a third party purchaser.

 Inventories

  Inventories consist of oil field casing, tubing and related equipment for wells. Inventories are valued at the lower of cost (first-in, first-out method) or market.

 Cash and Cash Equivalents

  Cash and cash equivalents are comprised of cash and U.S. Government securities with original maturities of three months or less.

 Reclassifications

  Certain reclassifications have been made to the prior year financial statements to conform with the 1999 presentation.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting periods. Accordingly, actual results could differ from these estimates. Significant estimates include depreciation, depletion and amortization of proved oil and natural gas properties. Oil and natural gas reserve estimates, which are the basis for unit-of-production depletion and the cost ceiling test, are inherently imprecise and are expected to change as future information becomes available.

 Comprehensive Income

  The Company did not have any other comprehensive income during 1999, 1998 and 1997.

 Other

  For significant accounting policies regarding income taxes, see Note 4; for earnings per share, see Note 5; for financial instruments, see Note 8; for risk management activities and derivative transactions, see Note 9; and for stock-based compensation, see Note 11.

(3) Restricted Cash

  In 1999, the Company entered into escrow agreements at the request of certain joint interest partners regarding the drilling of certain wells operated by the Company. Terms of the escrow agreements require the parties to the agreements to deposit their proportionate share of the estimated costs of drilling each subject well

                          MILLER EXPLORATION COMPANY
into a separate escrow account. The escrow account is controlled by an independent third party agent and is restricted to the sole purpose of processing payments to vendors and suppliers for charges and expenses associated with the drilling of the wells covered by the escrow agreements. The amounts recorded as restricted cash in the Consolidated Balance Sheets represent the Company's share of funds on deposit in the escrow accounts. Once the agreed upon drilling procedure has been completed, any remaining funds in the escrow accounts will be promptly returned to the respective joint interest partners in the same proportions as the original contributions into the escrow accounts.

(4) Income Taxes

  The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the asset and liability approach for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

  Before consummation of the Offering, the Company and the affiliated entities either elected to be treated as S corporations under the Internal Revenue Code or were otherwise not taxed as entities for federal income tax purposes. The taxable income or loss has therefore been allocated to the equity owners of the Company and the affiliated entities. Accordingly, no provision was made for income taxes in the accompanying financial statements for the period ending in 1997.

  Due to the use of different methods for tax and financial reporting purposes in accounting for various transactions, the Company has temporary differences between its tax basis and financial reporting basis. Had the Company been a taxpaying entity before consummation of the Offering, a deferred tax liability of approximately $5.4 million would have been recorded for this difference, with a corresponding reduction in retained earnings.

  Included in the deferred income tax provision for the year ended December 31, 1998, is a one-time non-cash accounting charge of $5.4 million to record net deferred tax liabilities, for the differences between tax basis and financial reporting basis, upon consummation of the Offering and the termination of MOC's S corporation status. The effective income tax rate for the Company for the years ended December 31, 1999 and 1998, was different than the statutory federal income tax rate for the following reasons (in thousands):

                                                             1999      1998
                                                            -------  --------
   Net loss................................................ $(1,982) $(41,800)
   Add back:
     Income tax provision (credit).........................  (1,152)    4,120
                                                            -------  --------
   Pre-tax loss............................................  (3,134)  (37,680)
   Income tax provision (credit) at the federal statutory
    rate...................................................  (1,066)  (12,811)
   Deferred tax liabilities recorded upon the Offering.....     --      5,392
   Valuation allowance.....................................     --     11,700
   All other, net..........................................     (86)     (161)
                                                            -------  --------
   Income tax provision (credit)........................... $(1,152) $  4,120
                                                            =======  ========

                          MILLER EXPLORATION COMPANY

  The components of the provision of income taxes for the year ended December 31, 1999 and 1998 are as follows (in thousands):

                                                                 1999     1998
                                                                -------  ------
   Currently payable........................................... $   --   $  --
   Deferred to future periods..................................  (1,152)  4,120
                                                                -------  ------
     Total income taxes........................................ $(1,152) $4,120
                                                                =======  ======

  The principal components of the Company's deferred tax assets (liabilities) recognized in the balance sheet as of December 31, 1999 and 1998 are as follows (in thousands):

                                                             1999      1998
                                                           --------  --------
   Deferred tax liabilities:
     Unsuccessful well and lease costs.................... $ (3,576) $ (3,655)
     Intangible drilling costs............................   (4,540)   (3,923)
     Financial statement carrying value in excess of tax
      basis of purchased assets...........................   (1,474)   (1,503)
     Other................................................   (1,326)     (807)
   Deferred tax assets:
     Ceiling test writedown...............................   11,700    14,705
     Net operating loss...................................    5,100        --
                                                           --------  --------
   Net deferred tax assets................................    5,884     4,817
   Less: Valuation allowance..............................  (11,700)  (11,700)
                                                           --------  --------
   Net deferred tax liability............................. $ (5,816) $ (6,883)
                                                           ========  ========

  SFAS No. 109 requires that the Company record a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In the fourth quarter of 1998, the Company recorded a $35.1 million cost ceiling writedown. The writedown and significant tax net operating loss carryforwards resulted in a net deferred tax asset at December 31, 1998. The Company believes it is more likely than not that a portion of the deferred tax assets will not be realized, therefore, the Company has recorded a valuation allowance. At December 31, 1999, the Company had regular tax net operating loss carryforwards of approximately $15.0 million. This loss carryforward amount will expire during 2012. The Company also had a percentage depletion carryforward of approximately $0.9 million at December 31, 1999, which is available to offset future federal income taxes payable and has no expiration date.

(5) Earnings Per Share

  In accordance with the provisions of SFAS No. 128, "Earnings per Share," basic earnings per share is computed on the basis of the weighted-average number of common shares outstanding during the periods. Diluted earnings per share is computed based upon the weighted-average number of common shares plus the assumed issuance of common shares for all potentially dilutive securities.

                          MILLER EXPLORATION COMPANY

  Earnings per share has been omitted from the statement of operations for the year ended December 31, 1997, since such information is not meaningful and the historically combined Company (prior to the Combination Transaction) was not a separate legal entity with a singular capital structure. The computation of earnings per share for the year ended December 31, 1999 and 1998 is as follows (in thousands, except per share data):

                                                             1999      1998
                                                            -------  ---------
   Net loss attributable to basic and diluted EPS.........  $(1,982) $ (41,800)
   Average common shares outstanding applicable to basic
    EPS...................................................   12,633     11,153
   Add: options treasury shares and restricted stock......      --         --
                                                            -------  ---------
   Average common shares outstanding applicable to diluted
    EPS...................................................   12,633     11,153
   Earnings (loss) per share:
     Basic................................................  $ (0.16) $   (3.75)
                                                            -------  ---------
     Diluted..............................................  $ (0.16) $   (3.75)
                                                            =======  =========

  Options and restricted stock were not included in the computation of diluted earnings per share for the years ended December 31, 1999 and 1998 because their effect was antidilutive.

(6) Net Production Payments

  During 1995, the Company transferred a limited-term working interest, based on specified volumes, in certain natural gas producing properties to Miller Shale Limited Partnership ("MSLP"), an affiliated entity. Under the terms of the agreement, the Company received payments equal to 97% of the net profits from MSLP, as defined in the agreement, arising from the production of those properties.

  The payments received by the Company were reflected on a gross basis in the accompanying consolidated financial statements and the associated proved reserves also were reflected in the accompanying supplemental oil and gas disclosures to the consolidated financial statements.

  During 1995 and 1996, the Company also received advance cash payments from MSLP of approximately $1.6 million. These proceeds were recorded as deferred revenue, and were recognized in income as the natural gas volumes under the agreement are delivered.

  In June 1999, the Company sold its interest in the Antrim Shale properties located in Michigan, which includes the above-referenced net production payment stream for $4.5 million of which $4.0 million was used to reduce the Company's outstanding Credit Facility balance (see Note 7). The remaining deferred revenue discussed above has been credited to the Company's capitalized cost pool.

(7) Long-Term Debt

  The Company has entered into a credit facility (the "Credit Facility") with Bank of Montreal, Houston Agency ("BMO"). The Credit Facility includes certain negative covenants that impose limitations on the Company and its subsidiary with respect to, among other things, distributions with respect to its capital stock, limitations on financial ratios, the creation or incurrence of liens, the incurrence of additional indebtedness, making loans and investments and mergers and consolidations. The obligations of the Company under the Credit Facility are secured by a lien on all real and personal property of the Company. At December 31, 1999, $21.9 million was outstanding under the Credit Facility.

  On April 14, 1999, the Company and BMO entered into the Second Amendment to the Credit Facility. The Second Amendment stipulated, among other things, that the Company would submit a revised reserve report to BMO by October 1, 1999 for a re-determination of the borrowing base and pay a $300,000 re-determination fee.

                          MILLER EXPLORATION COMPANY

  On October 29, 1999, the re-determination fee was paid, and the Company and BMO entered into the Third Amendment to the Credit Facility which included:
(i) terms requiring the Company to make principal payments to BMO during the period beginning with October 1999 through February 2000, (ii) terms requiring that all outstanding borrowings bear interest at BMO's prime rate plus 3.5%;
(iii) revision or waiver of certain negative covenant provisions through September 30, 2000; (iv) a requirement to submit a revised reserve report to BMO by April 1, 2000 for a re-determination of the borrowing base; (v) a requirement that all proceeds from the sales of proved or unproved oil and gas properties, prior to the re-determination date, must be used to reduce the principal amount outstanding under the Credit Facility; and (vi) a requirement for an amendment fee payable to BMO in an amount equal to 2% of the outstanding balance of the Credit Facility at the April re-determination date. Final maturity of the Credit Facility was set at January 1, 2001. Total principal payments of $5.1 million were made under the Third Amendment with the remaining $1.9 million waived through letter agreements subsequent to December 31, 1999.

  On March 20, 2000, the Company entered into a Fourth Amendment with BMO which continued all of the provisions of the Third Amendment with the exception of the following changes: i) extension of the final maturity date of the Credit Facility to April 1, 2001; and ii) requirement of a $1.0 million principal payment by March 31, 2000. At the April re-determination date, the Company may be required to make additional payments of principal to the extent its outstanding borrowings exceed the borrowing base. To the extent that additional payments are required, management believes these would be fulfilled from available cash flows, and would not have a material adverse effect on the Company's operating results, financial condition or liquidity.

  On April 14, 1999, the Company issued a $4.7 million note payable to one its suppliers, Veritas DGC Land, Inc. (the "Veritas Note Payable"), for the outstanding balance due to Veritas for past services provided in 1998 and 1999. The balance due Veritas was $4.7 million at December 31, 1999, and has been classified as long-term debt in the accompanying financial statements. The principal obligation under the Veritas Note Payable is due on April 15, 2001. Management plans to fulfill the principal obligation under the Veritas Note Payable from available cash flows, property sales and other financing sources.

  On April 14, 1999, the Company also entered into an agreement (the "Warrant Agreement") to issue warrants to Veritas that entitle Veritas to purchase shares of the Company's Common Stock in lieu of receiving cash payments for the interest obligations under the Veritas Note Payable. The Warrant Agreement requires the Company to issue warrants to Veritas in conjunction with the signing of the Warrant Agreement, as well as on the six and, at the Company's option, 12 and 18 month anniversaries of the Warrant Agreement. The Company is required to prepay interest equivalent to 9% of the outstanding principal balance at each of these dates. In accordance with the Warrant Agreement, the Company used the five-day weighted average closing price of the Company's stock at April 14, 1999, to determine the required number of warrants that would be issued for this interest obligation on both April 14, 1999 and October 14, 1999, respectively. The exercise price of each warrant is $0.01. As a result of the requirement to prepay interest on the Veritas Note Payable, the Company issued 322,752 warrants in lieu of paying cash, on both April 14, 1999 and October 14, 1999, respectively. The Company ratably recognizes the prepaid interest into expense over the period that it relates. During 1999, the Company recognized non-cash interest expense of approximately $600,000 related to the Veritas Note Payable.

  The Company has the option, in lieu of issuing warrants, to make a cash payment to Veritas at the 12 and 18 month anniversaries equivalent to 9% of the then current principal balance of the Veritas Note Payable. The number of shares to be issued on the 12 and 18 month anniversaries will be based upon the five-day weighted average closing price of the Company's common stock at April 14, 2000. Under the terms of the Warrant Agreement, all warrants issued will expire on April 15, 2002. In addition, the Company also entered into an agreement with Veritas that (i) requires the Company to file a registration statement with the SEC to register shares of Common Stock that are issuable upon exercise of the above warrants and (ii) grants certain piggy-back registration rights in connection with the warrants.

                          MILLER EXPLORATION COMPANY

  In connection with the closing of the AHC acquisition on February 9, 1998, the Company has a non-interest bearing note payable to AHC (the "AHC Note Payable") of $2.5 million (at December 31, 1999) which is payable on the annual anniversary dates of the closing as follows: $1.0 million in 2000 and $1.5 million in 2001. The Company has obtained a 60-day extension of the $1.0 million payment from February 2000 to April 2000.

  The Company's long-term debt consisted of the following as of December 31, 1999 and 1998 (in thousands):

                                                               1999      1998
                                                             --------  --------
   BMO Credit Facility...................................... $ 21,914  $ 35,500
   Veritas Note Payable.....................................    4,696     3,837
   AHC Note Payable.........................................    2,500     3,000
                                                             --------  --------
     Total..................................................   29,110    42,337
   Less current portion of long-term debt...................   (3,500)  (10,500)
                                                             --------  --------
                                                             $(25,610) $ 31,837
                                                             ========  ========

  The Company's minimum principal requirements as of December 31, 1999 are as follows (in thousands):

       2000............................................................. $ 3,500
       2001.............................................................  25,610
                                                                         -------
                                                                         $29,110
                                                                         =======

(8) Financial Instruments

  The following methods and assumptions were used to estimate the fair value of each significant class of financial instruments:

 Cash, Restricted Cash, Temporary Cash Investments, Accounts Receivables, Accounts Payable and Notes Payable

  The carrying amount approximates fair value because of the short maturity of those instruments, except for the non-interest bearing AHC Note Payable that has a fair value of approximately $150,000 less than the carrying amount.

 Long-Term Debt

  The interest rate on the Credit Facility is reset as BMO's prime rate changes to reflect current market rates. Consequently, the carrying value of the Credit Facility approximates fair value.

 Hedging Arrangements

  Refer to Note 9 for a description of the Company's price hedging arrangements and the fair values of the arrangements.

(9) Risk Management Activities and Derivative Transactions

  The Company uses a variety of derivative instruments to manage exposure to fluctuations in commodity prices and interest rates. To qualify for hedge accounting, derivatives must meet the following criteria: (i) the item to be hedged exposes the Company to price or interest rate risk; and (ii) the derivative reduces that exposure and is designated as a hedge.

                          MILLER EXPLORATION COMPANY

 Commodity Price Hedges

  In 1997, the Company began using certain derivatives (e.g., NYMEX futures contracts) for a portion of its oil and natural gas production to achieve a more predictable cash flow, as well as to reduce the exposure to price fluctuations. The Company's hedging arrangements apply to only a portion of its production, provide only partial price protection against declines in oil and natural gas prices and limit potential gains from future increases in prices. Such hedging arrangements may expose the Company to risk of financial loss in certain circumstances, including instances where production is less than expected, the Company's customers fail to purchase contracted quantities of oil or natural gas or a sudden unexpected event materially impacts oil or natural gas prices. For financial reporting purposes, gains and losses related to hedging are recognized as oil and natural gas revenues during the period the hedged transactions occur. The Company expects that the amount of hedge contracts that it has in place will vary from time to time. For the years ended December 31, 1999, 1998 and 1997, the Company hedged 45%, 36% and 1% of its oil and gas production, respectively, and as of December 31, 1999, the Company had 0.9 Bcfe of open oil and natural gas contracts for the months of January 2000 through March, 2000.

 Interest Rate Hedge

  The Company entered into an interest rate swap agreement, effective November 2, 1998, to exchange the variable rate interest payment obligation under the Credit Facility without exchanging the underlying principal amount. This agreement converts the variable rate debt to fixed rate debt to reduce the impact of interest rate fluctuations. The notional amount is used to measure interest to be paid or received and does not represent the exposure to credit loss. The notional amount of the Company's interest rate swap was $25.0 million at December 31, 1998, and had a fair value of approximately $0.2 million. During March 1999, the Company terminated its interest rate swap agreement and received $0.3 million, which is being recognized in earnings ratably as the related outstanding loan balance is amortized.

(10) Commitments and Contingencies

 Leasing Arrangements

  The Company leases its office building in Traverse City, Michigan from a related party. The lease term is for five years beginning in 1996 and contains an annual 4% escalation clause. The Company also leases office space in Houston, Texas; Jackson, Mississippi; and Columbia, Mississippi; as well as warehouse space in Columbia, Mississippi. The lease agreements in Houston and Jackson were signed by the Company in September 1997 and April 1998, respectively. Each lease has a five year term. The lease for office and warehouse space in Columbia was assumed through the purchase of certain oil and gas properties from AHC in February 1998, as more fully discussed in Note
1. The Columbia lease term ends in June 2001.

  Future minimum lease payments required of the Company for years ending December 31, are as follows (in thousands):

       2000................................................................ $259
       2001................................................................  213
       2002................................................................  147
       2003................................................................   32
       2004................................................................  --
       Thereafter..........................................................  --
                                                                            ----
                                                                            $651
                                                                            ====

  Total net rent expense under these lease arrangements was $255,078, $198,547 and $103,464 for the years ended December 31, 1999, 1998 and 1997, respectively.

                          MILLER EXPLORATION COMPANY

 Employee Benefit Plan

  The Company has a qualified 401(k) savings plan (the "Plan") covering substantially all eligible employees. The Plan provides for discretionary matching contributions by the Company. Commencing in July 1998, matching contributions have been in the form of Company stock. Contributions charged against operations totaled $189,421, $66,359, and $64,348 for the years ended December 31, 1999, 1998 and 1997, respectively.

 Tax Credit and Royalty Participation Programs

  Various employees were eligible to participate in the Company's Tax Credit and Royalty Participation Programs, which were designed to provide incentive for certain key employees of the Company. Under the programs, the employees were entitled to receive cash payments from the Company, based on overriding royalty working interests, fees, reimbursements and other financial items. These payments to the employees, which were charged against operations, totaled $54,611 and $134,916 for the years ended December 31, 1998 and 1997, respectively. These programs were terminated upon the consummation of the Offering in February 1998.

 Other

  The Company has been named as a defendant in a lawsuit filed June 1, 1999 by Energy Drilling Company ("Energy Drilling"), in the Parish of Catahoula, Louisiana arising from a blowout of the Victor P. Vegas #1 well that was drilled and operated by the Company. Energy Drilling, the drilling rig contractor on the well, is claiming damages related to their destroyed drilling rig and related costs amounting to approximately $1.2 million, plus interest, attorneys' fees and costs.

  The Company has been named in lawsuit brought by Victor P. Vegas, the landowner of the surface location of the blowout well referenced above. The suit was filed July 20, 1999 in the Parish of Orleans, Louisiana, claiming unspecified damages related to environmental and other matters.

  The Company has been named in a lawsuit brought by Charles Strictland, employee of BJ Services, Inc., on September 30, 1999. The suit is claiming damages of $1.0 million for personal injuries allegedly suffered at a well site operated by the Company.

  The Company has been named in a lawsuit brought by Eric Parkinson, husband and personal representative of the Estate of Kelly Anne Parkinson (deceased). The amended complaint was filed December 13, 1999, in the County of Hillsdale, Michigan, claiming an unspecified amount plus interest and attorney fees for suffering the loss of the deceased care, comfort, society and support. Kelly Anne Parkinson was killed in an automobile accident on February 2, 1999, while traveling on a county road located next to land wherein the Company is lessee of underground mineral rights. The plaintiff alleges that the accident was the result of mud dragged on the road from the leased property and alleges that the Company was negligent in its duty to conduct its operations at the site with reasonable care.

  The Company believes it has meritorious defenses to the claims discussed above and intends to vigorously defend these lawsuits. The Company does not believe that the final outcome of these matters will have a material adverse effect on the Company's operating results, financial condition or liquidity. Due to the uncertainties inherent in litigation, however, no assurances can be given regarding the final outcome of each action. The Company currently believes any costs resulting from the lawsuits mentioned above would be covered by the Company's insurance.

                          MILLER EXPLORATION COMPANY

(11) Stock-Based Compensation

  During 1997, the Company adopted the Stock Option and Restricted Stock Plan of 1997 (the "1997 Plan"). The Board of Directors contemplates that the 1997 Plan primarily will be used to grant stock options. However, the 1997 Plan permits grants of restricted stock and tax benefit rights if determined to be desirable to advance the purposes of the 1997 Plan. These stock options, restricted stock and tax benefit rights are collectively referred to as "Incentive Awards." Persons eligible to receive Incentive Awards under the 1997 Plan are directors, corporate officers and other full-time employees of the Company and its subsidiaries. A maximum of 1.2 million shares of Common Stock (subject to certain antidilution adjustments) are available for Incentive Awards under the 1997 Plan. Upon consummation of the Offering in February 1998, a total of 577,350 stock options were granted by the Company to directors, corporate officers and other full-time employees of the Company, and 109,500 shares of restricted stock were granted to certain employees. Also in February 1998, the Company made a one-time grant of an aggregate of 272,500 stock options to certain officers pursuant to the terms of stock option agreements entered into between the Company and the officers. During 1999 and 1998, incentive stock options of 25,000 and 54,600, respectively, were issued to outside directors and new employees under the 1997 Plan.

  Since the above stock options have been granted at market price, no compensation cost has been recognized for stock options granted under the 1997 Plan. The restricted stock vests at cumulative increments of one-half of the total number of restricted stock of Common Stock subject thereto, beginning on the first anniversary of the date of grant. Because the shares of restricted stock are subject to the risk of forfeiture during the vesting period, compensation expense is recognized over the two-year vesting period as the risk of forfeiture passes. In February 1999, 54,750 shares of restricted stock vested, and the Company recognized compensation expense of approximately $0.2 million, accordingly.

  On January 1, 2000, the Company granted 191,500 stock options to certain employees with an exercise price of $0.01 per share. The right to exercise the options shall vest and be exercisable when the normal trading average of the stock on the market remains above the designated values for a period of five consecutive trading days as follows:

            Five-Day Daily Average Target                    Percentage Vested
            -----------------------------                    -----------------
                        $2.00                                       40%
                        $2.75                                       30%
                        $3.50                                       30%

  When it is probable that the five-day stock price target price will be attained (the "measurement date"), the Company will recognize compensation expense for the difference between the quoted market price of the stock at this measurement date less the $0.01 per share grant price times the number of options that will vest. Management does not currently believe it is probable that any of these targets will be attained so no compensation expense has been recorded yet for these options.

  The Company accounts for all stock options issued under the provisions and related interpretations of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company intends to continue to apply APB No. 25 for purposes of determining net income and to present the pro forma disclosures required by SFAS No. 123.

                          MILLER EXPLORATION COMPANY

  The status of the restricted stock and stock options granted under the Stock Option and Restricted Stock Plan of 1997 is as follows:

                                               Restricted
                                                 Stock           Options
                                               ---------- ----------------------
                                                 Number    Number      Average
                                               of Shares  of Shares  Grant Price
                                               ---------- ---------  -----------
   Outstanding at January 1, 1998.............      --         --         --
     Granted..................................  109,500    904,950      $8.08
     Exercised................................      --         --         --
     Forfeited................................      --        (500)      8.00
   Outstanding at December 31, 1998...........  109,500    904,450      $8.08
     Granted..................................      --      25,000       3.11
     Exercised................................  (54,750)       --         --
     Forfeited................................  (11,250)  (167,700)      8.19
                                                -------   --------      -----
   Outstanding at December 31, 1999...........   43,500    761,750      $7.89
                                                =======   ========      =====

  The average fair value of shares granted during 1999 and 1998 was $1.68 and $4.10, respectively. The fair value of each option grant is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for estimating fair value:

   Assumption                                                    1999     1998
   ----------                                                  -------- --------
   Dividend Yield.............................................       0%       0%
   Risk-free interest rate....................................     6.5%     5.5%
   Expected Life.............................................. 10 years 10 years
   Expected volatility........................................    25.5%    25.7%

  The following table summarizes certain information for the options outstanding at December 31, 1999:

                                                                   Options
                                       Options Outstanding       Exercisable
                                    -------------------------- ----------------
                                            Weighted  Weighted         Weighted
     Range of                                Average  Average          Average
   Grant Prices                             Remaining  Grant            Grant
   ------------                     Shares    Life     Price   Shares   Price
                                    ------- --------- -------- ------- --------
   $2.19 to $10.13................. 761,750  9 years   $7.89   147,350  $8.05

  The Company's pro forma net loss and earnings (loss) per share of common stock had compensation costs been recorded in accordance with SFAS No. 123, are presented below (in thousands except per share data):

                                           As Reported         Pro Forma
                                         -----------------  -----------------
                                          1999      1998     1999      1998
                                         -------  --------  -------  --------
   Net loss............................. $(1,982) $(41,800) $(2,384) $(42,229)
   Earnings (loss) per share of Common
    Stock
     Basic.............................. $ (0.16) $  (3.75) $ (0.19) $  (3.79)
     Diluted............................ $ (0.16) $  (3.75) $ (0.19) $  (3.79)

                          MILLER EXPLORATION COMPANY

  The effects of applying SFAS No. 123 in this pro forma disclosure should not be interpreted as being indicative of future effects.

(12) Related Party Transactions

  In July 1996, the Company sold the building it occupies to a related party and subsequently leased a substantial portion of the building under the terms of a five-year lease agreement (see Note 10). The Company realized a gain on the sale of the property of approximately $160,000. This gain was deferred and is being amortized in proportion to the gross rental charges under the operating lease.

  Until March 1999, the Company provided technical and administrative services to a corporation controlled by a related party. In connection with this arrangement, $66,667, $200,000 and $200,000 were recognized as management fee income (see Note 15) for the years ended December 31, 1999, 1998 and 1997, respectively.

  A certain stockholder and director of the Company has controlling interest in a corporation that is the operator of jointly owned properties. Payments to this operator for the Company's proportionate share of leasehold, seismic, drilling and operating expenses amounted to $794,319 (net of $1,126,321 in control of well insurance reimbursements), $7,370,718, and $2,038,938 in 1999, 1998 and 1997, respectively. Payments received from the operator for the Company's proportionate share of crude oil and natural gas revenues amounted to $468,081, $4,420,665 and $2,046,354 in 1999, 1998 and 1997, respectively.

  A certain stockholder and director of the Company is a principal in an organization that provides consulting services to the Company. Consulting fees paid to this organization amounted to $30,738 for 1997. There were no consulting fees paid to this organization in 1999 or 1998.

  At December 31, 1999, 1998 and 1997, the amounts due from related parties were $552, $501,184 and $1,353,325, respectively. At December 31, 1999, 1998 and 1997, the amounts payable to related parties were $604,410, $1,088,900 and $2,494,449, respectively. All of the related party transactions were in the normal course of business, under comparable terms as those with third parties, and all amounts due from and payable to these related parties were settled in cash after each respective balance sheet date.

  During 1999, an affiliated entity purchased a working interest in certain unproved oil and gas properties from the Company for $3.9 million. Based on the Company's extensive leasing experience, knowledge of recent acquisitions of 2-D and 3-D seismic data in the Mississippi Salt Basin and dealings with other industry partners, the Company believes that the purchase price was representative of the fair market value of these interests and that the terms were consistent with those available to unrelated parties.

(13) Concentrations of Risk

  The Company extends credit to various companies in the oil and gas industry in the normal course of business. Within this industry, certain concentrations of credit risk exist. The Company, in its role as operator of co-owned properties, assumes responsibility for payment to vendors for goods and services related to joint operations and extends credit to co-owners of these properties.

  This concentration of credit risk may be similarly affected by changes in economic or other conditions and may, accordingly, impact the Company's overall credit risk. The Company periodically monitors its customers' and co-owners' financial conditions.

  The Company also has a significant concentration of properties in the Mississippi Salt Basin, which are affected by changes in economic and other conditions, including but not limited to crude oil and natural gas prices and operating costs.

                          MILLER EXPLORATION COMPANY

(14) Non-Cash Activities

  During 1999, the Company issued 38,479 shares of common stock as compensation for 1998 director fees, as provided for under the Equity Compensation Plan for Non-employee Directors; had 54,750 shares of its restricted stock vest; reclassified approximately $1.5 from deferred revenue to capitalized oil and gas properties as more fully discussed in Note 6; and beginning from April 14, 1999, interest expense on the Veritas Note Payable began to be provided for with warrants in lieu of cash. During 1998, the Company recorded a one-time non-cash charge of approximately $5.4 million for the termination of MOC's S corporation status, as discussed in Note 4; acquired certain oil and gas properties owned by non-affiliated parties for approximately $12.8 million of its Common Stock, as discussed in Note 1; and converted an accounts payable balance to Veritas DGC Land, Inc. of $3.8 million into a note payable (plus $0.9 million incurred in 1999, for a total Note Payable of $4.7 million), as discussed in Note 7. During 1997, the stockholders contributed approximately $7.6 million of notes payable to MOC as capital. These non-cash activities have been excluded from the consolidated statements of cash flows.


(15) Significant Customers

  Revenues from certain customers accounted for more than 10% of total crude oil and natural gas sales as follows:

                                                          For the Year Ended
                                                             December 31,
                                                         ----------------------
                                                          1999    1998    1997
                                                         ------  ------  ------
   Carthage Energy Services Inc.........................    73%     50%     --%
   EOTT.................................................    16%      9%     --%
   Muskegon Development Co..............................     3%      7%     27%
   Dan A. Hughes Company................................     2%     21%     30%
   Amerada Hess Corporation.............................     2%     12%     39%

(16) Supplemental Financial Information on Oil and Gas Exploration, Development and Production Activities (Unaudited)

  The following information was prepared in accordance with the Supplemental Disclosure Requirements of SFAS No. 69, "Disclosures About Oil and Gas Producing Activities."

  Users of this information should be aware that the process of estimating quantities of "proved" and "proved developed" crude oil and natural gas reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir also may change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statement disclosures.

                          MILLER EXPLORATION COMPANY

  Proved reserves represent estimated quantities of natural gas and crude oil that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions existing at the time the estimates were made.

  Proved developed reserves are proved reserves expected to be recovered, through wells and equipment in place and under operating methods being utilized at the time the estimates were made.

  The following estimates of proved reserves and future net cash flows as of December 31, 1999, 1998 and 1997 have been prepared by Miller and Lents, Ltd. (as to non-Michigan Antrim Shale reserves) and as of December 31, 1998 and 1997 by S.A. Holditch and Associates (as to Michigan Antrim Shale reserves), independent petroleum engineers. All of the Company's reserves are located in the United States.

 Estimated Quantities of Proved Oil and Gas Reserves

  The following table sets forth the Company's net proved and proved developed reserves at December 31 for each of the three years in the period ended December 31, 1999, and the changes in the net proved reserves for each of the three years in the period then ended as estimated by petroleum engineers for the respective periods as described in the preceding paragraph:

                                                                   Total
                                                           ---------------------
                                                           Oil (MBbl) Gas (Mmcf)
                                                           ---------- ----------
   Estimated Proved Reserves
     December 31, 1995...................................     135.0    15,762.2
      Extensions and discoveries.........................     514.9     553.7
      Purchase of reserves...............................       --     1,016.1
      Revisions and other changes........................      40.3    2,054.0
      Production.........................................     (46.5)   (2,030.0)
                                                             ------    --------
     December 31, 1996...................................     643.7    17,356.0
      Extensions and discoveries.........................      10.6    3,629.8
      Revisions and other changes........................     161.6    (1,129.5)
      Production.........................................     (47.4)   (2,241.2)
                                                             ------    --------
     December 31, 1997...................................     768.5    17,615.1
      Extensions and discoveries.........................     130.1    5,863.7
      Purchases of reserves..............................     308.3    23,086.7
      Revisions and other changes........................      63.3    (8,586.1)
      Production.........................................    (247.6)   (8,953.3)
      Sales of reserves..................................     (30.9)    (104.2)
                                                             ------    --------
     December 31, 1998...................................     991.7    28,921.9
                                                             ------    --------
      Extensions and discoveries.........................      60.4     880.3
      Revisions and other changes........................    (175.1)   2,391.1
      Production.........................................    (255.9)   (7,593.8)
      Sales of reserves..................................    (132.7)   (9,642.3)
                                                             ------    --------
     December 31, 1999...................................     488.4    14,957.2
                                                             ======    ========
   Estimated Proved Developed Reserves
     December 31, 1996...................................     121.0    15,221.2
                                                             ======    ========
     December 31, 1997...................................     130.2    13,964.4
                                                             ======    ========
     December 31, 1998...................................     991.7    28,641.6
                                                             ======    ========
     December 31, 1999...................................     460.1    14,944.5
                                                             ======    ========

                          MILLER EXPLORATION COMPANY

 Standardized Measure of Discounted Future Net Cash Flows Relating To Proved Oil and Gas Reserves

  The following information has been developed utilizing procedures prescribed by SFAS No. 69 and based on crude oil and natural gas reserve and production volumes estimated by the Company's petroleum engineers. It may be useful for certain comparison purposes, but should not be solely relied upon in evaluating the Company or its performance. Further, information contained in the following table should not be considered as representative of realistic assessments of future cash flows, nor should the Standardized Measure of Discounted Future Net Cash Flows be viewed as representative of the current value of the Company.

  The future cash flows presented below are computed by applying year-end prices to year-end quantities of proved crude oil and natural gas reserves. Future production and development costs are computed by estimating the expenditures to be incurred in developing and producing the Company's proved reserves, based on year-end costs and assuming continuation of existing economic conditions. It is expected that material revisions to some estimates of crude oil and natural gas reserves may occur in the future, development and production of the reserves may occur in periods other than those assumed and actual prices realized and costs incurred may vary significantly from those used.

  Management does not rely upon the following information in making investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable as well as proved reserves, and varying price and cost assumptions considered more representative of a range of possible economic conditions that may be anticipated.

  The following table sets forth the Standardized Measure of Discounted Future Net Cash Flows from projected production of the Company's crude oil and natural gas reserves at December 31, 1999, 1998 and 1997:

                                                    1999      1998      1997
                                                   -------  --------  --------
                                                        (In thousands)
   Future revenues (1)...........................  $42,556  $ 66,975  $ 54,896
   Future production costs (2)...................   (7,237)  (20,930)  (19,091)
   Future development costs (2)..................     (402)   (1,532)   (5,300)
   Future income taxes (3).......................      --        --        --
                                                   -------  --------  --------
   Future net cash flows.........................   34,917    44,513    30,505
   Discount to present value at 10% annual rate..   (6,197)   (8,088)  (10,571)
                                                   -------  --------  --------
   Standardized measure of discounted future net
    cash flows...................................  $28,720  $ 36,425  $ 19,934
                                                   =======  ========  ========

--------
(1) Crude oil and natural gas revenues are based on year-end prices with adjustments for changes reflected in existing contracts. There is no consideration for future discoveries or risks associated with future production of proved reserves.
(2) Based on economic conditions at year-end. Does not include administrative, general or financing costs. Does not consider future changes in development or production costs.
(3) The 1999 and 1998 balance is not reduced by income taxes due to the tax basis of the properties and a net operating loss carryforward. Does not include income taxes for 1997 as the Company was not subject to federal income taxes until consummation of the Offering in February 1998.

                          MILLER EXPLORATION COMPANY

 Changes in Standardized Measure of Discounted Future Net Cash Flows

  The following table sets forth the changes in the Standardized Measure of Discounted Future Net Cash Flows at December 31, 1999, 1998 and 1997:

                                                    1999      1998      1997
                                                  --------  --------  --------
                                                        (In thousands)
   New discoveries............................... $  3,213  $  9,962  $  4,059
   Purchase of reserves..........................      --     55,803       --
   Sales of reserves in place....................   (7,003)     (167)      --
   Revisions to reserves.........................    3,262   (18,635)      350
   Sales, net of production costs................  (19,027)  (17,619)   (5,305)
   Changes in prices.............................   16,571   (11,776)  (22,280)
   Accretion of discount.........................    3,643     1,993     3,006
   Changes in timing of production and other.....   (8,364)   (3,070)   10,039
                                                  --------  --------  --------
   Net change during the year.................... $ (7,705) $ 16,491  $(10,131)
                                                  ========  ========  ========

 Capitalized Cost Related to Oil and Gas Producing Activities

  The following table sets forth the capitalized costs relating to the Company's natural gas and crude oil producing activities at December 31, 1999 and 1998:

                                                             1999      1998
                                                           --------  --------
                                                            (In thousands)
   Proved properties...................................... $115,040  $103,272
   Unproved properties....................................   22,678    39,995
                                                           --------  --------
                                                            137,718   143,267
   Less--Accumulated depreciation, depletion and
    amortization..........................................  (78,881)  (63,253)
                                                           --------  --------
                                                           $ 58,837  $ 80,014
                                                           ========  ========

 Cost Incurred In Oil and Gas Producing Activities

  The acquisition, exploration and development costs disclosed in the following tables are in accordance with definitions in SFAS No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies." Acquisition costs include costs incurred to purchase, lease or otherwise acquire property. Exploration costs include exploration expenses, additions to exploration wells in progress and depreciation of support equipment used in exploration activities. Development costs include additions to production facilities and equipment, additions to development wells in progress and related facilities and depreciation of support equipment and related facilities used in development activities.

  The following table sets forth costs incurred related to the Company's oil and gas activities for the years ended December 31:

                                                         1999     1998    1997
                                                        ------- -------- ------
                                                            (In thousands)
   Property acquisition costs(1)....................... $ 1,818 $ 60,974 $4,577
   Exploration costs...................................   2,572   32,142  2,226
   Development costs...................................   5,875   17,615  2,019
                                                        ------- -------- ------
     Total(2).......................................... $10,265 $110,731 $8,822
                                                        ======= ======== ======

                          MILLER EXPLORATION COMPANY

--------
(1) Includes $19,556 in 1998 and $757 in 1996 for the acquisition of proved producing properties.
(2) Includes $12,770 in 1998 of non-cash acquisitions of proved producing and unproved properties in connection with the Combination Transaction as more fully described in Note 1.

 Results of Operations From Oil and Gas Producing Activities

  The following table sets forth the Company's results of operations from oil and gas producing activities for the years ended December 31, 1999, 1998 and 1997. The results of operations below do not include general and administrative expenses, income taxes and interest expense.

                                                         1999     1998     1997
                                                        ------- --------  ------
                                                            (In thousands)
Operating Revenues:
  Natural gas.......................................... $17,266 $ 18,336  $5,819
  Crude oil and condensate.............................   3,465    2,646     964
                                                        ------- --------  ------
    Total operating revenues...........................  20,731   20,982   6,783
                                                        ------- --------  ------
Operating expenses:
  Lease operating expenses and production taxes........ $ 1,704 $  3,363   1,478
  Depreciation, depletion and amortization.............  16,066   15,933   2,520
  Cost ceiling writedown...............................     --    35,085     --
                                                        ------- --------  ------
    Total operating expenses...........................  17,770   54,381   3,998
                                                        ------- --------  ------
Results of operations.................................. $ 2,961 $(33,399) $2,785
                                                        ======= ========  ======

                           MILLER EXPLORATION COMPANY

                     SUPPLEMENTAL QUARTERLY FINANCIAL DATA
                   Unaudited Quarterly Financial Information

                                                    Quarter Ended
                                          ------------------------------------
                                          March 31  June 30  Sept. 30 Dec. 31
                                          --------  -------  -------- --------
                                           (In thousands, except per share
                                                        data)
1999
Total Operating Revenues................. $ 4,873    4,851    $5,492  $  5,715
Operating Income.........................     108       59       171        47
Net Loss.................................    (288)    (576)     (546)     (572)
Earnings per share:
  Basic..................................   (0.02)   (0.05)    (0.04)    (0.05)
  Diluted................................   (0.02)   (0.05)    (0.04)    (0.05)
1998
Total Operating Revenues................. $ 4,118   $5,608    $5,649  $  5,776
Operating Income (Loss)..................      39    1,066       592   (37,742)
Net Income (Loss)........................  (5,581)     601       100   (36,920)
Earnings per share:
  Basic..................................   (0.79)    0.05      0.01     (3.02)
  Diluted................................   (0.79)    0.05      0.01     (3.02)
1997
Total Operating Revenues................. $ 2,251   $1,481    $1,631  $  1,815
Operating Income (Loss)..................     903      115       242       (32)
Net Income (Loss)........................     721      (93)     (290)     (310)

                           MILLER EXPLORATION COMPANY

                          CONSOLIDATED BALANCE SHEETS
                      (In thousands, except share amounts)

                                              As of June 30, As of December 31,
                                                   2000             1999
                                              -------------- ------------------
                                               (Unaudited)
                   ASSETS
CURRENT ASSETS:
  Cash and cash equivalents .................    $    388         $  3,712
  Restricted cash (Note 2) ..................         --                 4
  Accounts receivable .......................       5,398            4,580
  Inventories, prepaids and advances to
   operators ................................         834              640
                                                 --------         --------
    Total current assets ....................       6,620            8,936
                                                 --------         --------
OIL AND GAS PROPERTIES--at cost (full cost
 method):
  Proved oil and gas properties .............     122,829          115,040
  Unproved oil and gas properties ...........      16,872           22,678
  Less--Accumulated depreciation, depletion
   and amortization .........................     (87,418)         (78,881)
                                                 --------         --------
    Net oil and gas properties ..............      52,283           58,837
                                                 --------         --------
OTHER ASSETS ................................         805              838
                                                 --------         --------
    Total assets ............................    $ 59,708         $ 68,611
                                                 ========         ========
           LIABILITIES AND EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt .........    $ 10,478         $  3,500
  Accounts payable ..........................       1,869            3,472
  Accrued expenses and other current
   liabilities ..............................       4,410            6,164
                                                 --------         --------
    Total current liabilities ...............      16,757           13,136
                                                 --------         --------
LONG-TERM DEBT ..............................      13,169           25,610
DEFERRED INCOME TAXES .......................       5,606            5,816
DEFERRED REVENUE ............................          37               54
COMMITMENTS AND CONTINGENCIES (NOTE 6)
EQUITY:
  Common stock warrants .....................       1,268              845
  Preferred stock, $0.01 par value; 2,000,000
   shares authorized; none outstanding ......         --               --
  Common stock, $0.01 par value; 40,000,000
   shares authorized; 12,716,537 shares and
   12,681,244 shares outstanding at June 30,
   2000 and December 31, 1999, respectively
   ..........................................         127              127
  Additional paid in capital ................      66,771           66,690
  Deferred compensation .....................         --               (48)
  Retained deficit ..........................     (44,027)         (43,619)
                                                 --------         --------
    Total equity ............................      24,139           23,995
                                                 --------         --------
    Total liabilities and equity ............    $ 59,708         $ 68,611
                                                 ========         ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           MILLER EXPLORATION COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
                                  (Unaudited)

                                                                For the Six
                                       For the Three Months    Months Ended
                                          Ended June 30,         June 30,
                                       ---------------------  ----------------
                                         2000        1999      2000     1999
                                       ---------- ----------  -------  -------
REVENUES:
  Natural gas ........................ $   4,924  $    3,912  $ 9,341  $ 8,031
  Crude oil and condensate ...........     1,422         898    2,515    1,614
  Other operating revenues ...........        70          41      165       79
                                       ---------  ----------  -------  -------
    Total operating revenues .........     6,416       4,851   12,021    9,724
                                       ---------  ----------  -------  -------
OPERATING EXPENSES:
  Lease operating expenses and
   production taxes...................       557         448    1,015    1,051
  Depreciation, depletion and
   amortization ......................     4,415       3,530    8,786    6,922
  General and administrative .........       580         814    1,171    1,585
                                       ---------  ----------  -------  -------
    Total operating expenses .........     5,552       4,792   10,972    9,558
                                       ---------  ----------  -------  -------
OPERATING INCOME .....................       864          59    1,049      166
                                       ---------  ----------  -------  -------
INTEREST EXPENSE .....................      (818)     (1,013)  (1,667)  (1,607)
                                       ---------  ----------  -------  -------
INCOME (LOSS) BEFORE INCOME TAXES ....        46        (954)    (618)  (1,441)
                                       ---------  ----------  -------  -------
INCOME TAX PROVISION (CREDIT) ........        16        (378)    (210)    (576)
                                       ---------  ----------  -------  -------
NET INCOME (LOSS) .................... $      30  $     (576) $  (408) $  (865)
                                       =========  ==========  =======  =======
EARNINGS (LOSS) PER SHARE (Note 3)
  Basic .............................. $    0.00  $    (0.05) $ (0.03) $ (0.07)
                                       =========  ==========  =======  =======
  Diluted ............................ $    0.00  $    (0.05) $ (0.03) $ (0.07)
                                       =========  ==========  =======  =======


  The accompanying notes are an integral part of these consolidated financial statements.

                           MILLER EXPLORATION COMPANY

                        CONSOLIDATED STATEMENT OF EQUITY
                                 (In thousands)
                                  (Unaudited)

                           Common                   Additional
                           Stock   Preferred Common  Paid In     Deferred   Retained
                          Warrants   Stock   Stock   Capital   Compensation Deficit
                          -------- --------- ------ ---------- ------------ --------
BALANCE--December 31,
 1999...................   $  845    $ --     $127   $66,690      $ (48)    $(43,619)
  Issuance of restricted
   stock and benefit
   plan shares..........      --       --      --         81         48          --
  Common stock warrants
   issued...............      423      --      --        --         --           --
  Net loss..............      --       --      --        --         --          (408)
                           ------    -----    ----   -------      -----     --------
BALANCE--June 30, 2000..   $1,268    $ --     $127   $66,771      $ --      $(44,027)
                           ======    =====    ====   =======      =====     ========



  The accompanying notes are an integral part of these consolidated financial statements.

                           MILLER EXPLORATION COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                  (Uunaudited)

                                                          For the Six Months
                                                                 Ended
                                                               June 30,
                                                          --------------------
                                                            2000       1999
                                                          ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss .............................................. $    (408) $    (865)
  Adjustments to reconcile net loss to net cash from
   operating activities--
    Depreciation, depletion and amortization ............     8,786      6,922
    Deferred income taxes ...............................      (210)      (491)
    Deferred revenue ....................................       (17)       (18)
    Warrants and stock compensation .....................       552        774
    Changes in assets and liabilities--
      Restricted cash ...................................         4        --
      Accounts receivable ...............................      (818)       675
      Other assets ......................................      (410)       517
      Accounts payable ..................................    (1,603)    (1,834)
      Accrued expenses and other current liabilities ....    (1,754)       492
                                                          ---------  ---------
        Net cash flows provided by operating activities..     4,122      6,172
                                                          ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Exploration and development expenditures ..............    (2,930)    (8,375)
  Proceeds from sale of oil and gas properties and
   purchases of equipment, net ..........................       947      8,201
                                                          ---------  ---------
        Net cash flows used in investing activities .....    (1,983)      (174)
                                                          ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of principal .................................    (5,602)    (7,576)
  Borrowing on long-term debt ...........................       139      2,490
                                                          ---------  ---------
        Net cash flows used in financing activities .....    (5,463)    (5,086)
                                                          ---------  ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS .................    (3,324)       912
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD ....     3,712         22
                                                          ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF THE PERIOD .......... $     388  $     934
                                                          =========  =========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the period for--
    Interest ............................................ $   1,280  $   1,543
                                                          =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                          MILLER EXPLORATION COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

(1) Organization and Nature of Operations

  The consolidated financial statements of Miller Exploration Company (the "Company") and subsidiary included herein have been prepared by management without audit pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Accordingly, they reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial results for the interim periods. Certain information and notes normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, management believes that the disclosures are adequate to make the information presented not misleading. These consolidated financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Principles of Consolidation

  The consolidated financial statements of the Company include the accounts of the Company and its subsidiary after elimination of all intercompany accounts and transactions.

 Nature of Operations

  The Company is a domestic, independent energy company engaged in the exploration, development and production of crude oil and natural gas. The Company has established exploration efforts concentrated primarily in the Mississippi Salt Basin of central Mississippi.

 Oil and Gas Properties

  SEC Regulation S-X, Rule 4-10 requires companies reporting on a full cost basis to apply a ceiling test wherein the capitalized costs within the full cost pool may not exceed the net present value of the Company's proven oil and gas reserves plus the lower of the cost or market value of unproved properties and deferred income taxes. Any such excess costs should be charged against earnings.

 Reclassifications

  Certain reclassifications have been made to prior period statements to conform with the June 30, 2000 presentation.

(2) Restricted Cash

  In 1999, the Company entered into escrow agreements at the request of certain joint venture partners regarding the drilling of certain wells operated by the Company. Terms of the escrow agreements require the parties to the agreements to deposit their proportionate share of the estimated costs of drilling each subject well into a separate escrow account. The escrow account is controlled by an independent third party agent and is restricted to the sole purpose of processing payments to vendors covered by the escrow agreements.

                          MILLER EXPLORATION COMPANY

                                  (Unaudited)


(3) Earnings Per Share

  The computation of earnings (loss) per share for the three-month and six-month periods ended June 30, 2000 and 1999 are as follows (in thousands, except per share data):

                                            Three Months      Six Months
                                           Ended June 30,   Ended June 30,
                                           ---------------  ----------------
                                            2000    1999     2000     1999
                                           ------- -------  -------  -------
   Net earnings (loss) attributable to
    basic and diluted EPS ................ $    30 $  (576) $  (408) $  (865)
   Average common shares outstanding
    applicable to basic EPS ..............  12,704  12,619   12,702   12,586
   Earnings (loss) per share:
     Basic ............................... $  0.00 $ (0.05) $ (0.03) $ (0.07)
     Diluted ............................. $  0.00 $ (0.05) $ (0.03) $ (0.07)

  Options and restricted stock were not included in the computation of diluted earnings per share for the three-month period ended June 30, 1999 and the six-month periods ended June 30, 2000 and 1999 because their effect was antidilutive.

(4) Long-Term Debt

 Bank Debt

  Concurrently with the Company's Initial Public Offering, the Company entered into a credit facility (the "Credit Facility") with Bank of Montreal, Houston Agency ("Bank of Montreal"). The Credit Facility, as amended, required principal reductions and included certain negative covenants that imposed limitations on the Company and its subsidiary with respect to, among other things, distributions with respect to capital stock, limitations on financial ratios, the creation or incurrence of liens, restrictions on proceeds from sales of oil and gas properties, the incurrence of additional indebtedness, making loans and investments and mergers and consolidations. The obligations under the Credit Facility were secured by a lien on all real and personal property of the Company. Commencing April 1999, the interest rate under this facility was increased to Bank of Montreal's prime rate plus 3.5%.

  Principal payments of $20.6 million were made from April 1999 through June 2000, leaving an outstanding balance at June 30, 2000 of $16.4 million under the Credit Facility.

  On July 11, 2000, a principal payment of $4.9 million was made to pay down the Credit Facility to $11.5 million. The pay down was made from the Guardian transaction proceeds (as more fully described in Note 9).

  On July 19, 2000, the Company entered into a new senior credit facility with Bank One, Texas, N.A. ("Bank One") which replaced the existing credit facility with Bank of Montreal. The new credit facility has a 30-month term and a current borrowing base of $11.5 million. The interest rate under the new credit facility is either the Bank One prime rate plus 2% or LIBOR plus 4% at the Company's option. The new credit facility requires the Company to make monthly payments of $500,000 until the next borrowing base re-determination which is scheduled for January 1, 2001.

  The new credit facility with Bank One includes certain covenants that impose restrictions on the Company with respect to, among other things, incurrence of additional indebtedness, limitations on financial ratios, making investments and mergers and consolidation. The obligations under the new credit facility are secured by a lien on all of the Company's real and personal property.

                          MILLER EXPLORATION COMPANY

                                  (Unaudited)


 Other

  On April 14, 1999, the Company issued a $4.7 million note payable to one of its suppliers, Veritas DGC Land, Inc. (the "Veritas Note"), for the outstanding balance due to Veritas for past services provided in 1998 and 1999. The principal obligation under the Veritas Note was originally due on April 15, 2001. On July 19, 2000, the note was amended as more fully described below.

  On April 14, 1999, the Company also entered into an agreement (the "Warrant Agreement") to issue warrants to Veritas that entitle Veritas to purchase shares of common stock in lieu of receiving cash payments for the accrued interest obligations under the Veritas Note. The Warrant Agreement required the Company to issue warrants to Veritas in conjunction with the signing of the Warrant Agreement, as well as on the six and, at the Company's option, 12 and 18 month anniversaries of the Warrant Agreement. The warrants issued equal 9% of the then current outstanding principal balance of the Veritas Note. The number of shares issued upon exercise of the warrants issued on April 14, 1999, and on the six-month anniversary was determined based upon a five-day weighted average closing price of the Company's common stock at April 14, 1999. The exercise price of each warrant is $0.01 per share. On April 14, 1999, warrants exercisable for 322,752 shares of common stock were issued to Veritas in connection with execution of the Veritas Note. On October 14, 1999 and April 14, 2000, warrants exercisable for another 322,752 and 454,994 shares, respectively, of common stock were issued to Veritas. The Warrant Agreement was also amended on July 19, 2000. Through June 30, 2000, the Company recognized non-cash interest expense of approximately $422,000 related to the Veritas Note Payable.

  Under the terms of the amended note and warrant, the maturity of the Veritas Note was extended from April 15, 2001 to July 21, 2003 and the expiration date for all warrants issued was extended until June 21, 2004. The annual interest rate has been reduced from 18% to 9 3/4%, provided the entire note balance is paid in full by December 31, 2001. If all principal and interest under the Veritas Note is not paid by December 31, 2001, then the note bears interest at 13 3/4% until paid in full. Interest accrues at the reduced rate from and after October 15, 2000 and is payable commencing April 15, 2001 and continuing on each October 15 and April 15 until principal is paid in full. Interest will be paid in warrants under the terms of the Warrant Agreement until such time as the Company is in borrowing base compliance with its senior lender, Bank One, at which time interest will only be paid in cash.

  Under the amended Veritas Note, a principal payment of $500,000 was made on July 19, 2000, the effective date of the amendment, and another $500,000 payment is required from proceeds of the Eagle Transaction (see Note 9) within five days of stockholder approval if approved on or before October 31, 2000. If the Eagle Transaction (as more fully described in Note 9) is not approved, the second payment must be made on or before December 31, 2000. Nonpayment of this second principal amount results in a penalty payment of $750,000 payable in warrants at the then current market price of the stock. The balance due Veritas was $4.7 million at June 30, 2000 with $3.7 million classified as long-term and $1.0 million as current in the accompanying financial statements.

  Any additional proceeds derived from exercise of warrants issued or from other debt or equity transactions must be used to pay interest and principal on the amended Veritas Note until paid in full.

  In connection with the closing of the Amerada Hess Corporation ("AHC") property acquisition on February 9, 1998, the Company issued a non-interest bearing note payable to AHC (the "AHC Note"). At June 30, 2000, the remaining AHC Note of $2.5 million is payable on the annual anniversary dates of the closing as follows: $1.0 million in 2000 and $1.5 million in 2001. The Company had obtained a six-month extension of the $1.0 million payment from February 2000 to August 2000. This payment was made on August 3, 2000. Also, the $1.5 million payment due February 2001 has been divided into three quarterly installments of $500,000 each, payable commencing February 2001. Terms of the extension agreement require monthly interest payments at an annual interest rate of 12% for the periods February through August 2000 and February through July 2001.

                          MILLER EXPLORATION COMPANY

                                  (Unaudited)


  The Company's long-term debt consisted of the following as of June 30, 2000 (in thousands):

   Bank of Montreal Credit Facility................................... $ 16,373
   Veritas Note.......................................................    4,696
   AHC Note...........................................................    2,500
   Other..............................................................       78
                                                                       --------
     Total............................................................   23,647
   Less current portion of long-term debt.............................  (10,478)
                                                                       --------
                                                                       $ 13,169
                                                                       ========

(5) Risk Management Activities and Derivative Transactions

  The Company uses a variety of derivative instruments ("derivatives") to manage exposure to fluctuations in commodity prices and interest rates. To qualify for hedge accounting, derivatives must meet the following criteria:
(i) the item to be hedged exposes the Company to price or interest rate risk; and (ii) the derivative reduces that exposure and is designated as a hedge.

 Commodity Price Hedges

  The Company periodically enters into certain derivatives (primarily NYMEX futures contracts) for a portion of its oil and natural gas production to achieve a more predictable cash flow, as well as to reduce the exposure to price fluctuations. The Company's hedging arrangements apply only to a portion of its production, provide only partial price protection against volatility in oil and natural gas prices and limit potential gains from future increases in prices. Such hedging arrangements may expose the Company to risk of financial loss in certain circumstances, including instances where production is less than expected, the Company's customers fail to purchase contracted quantities of oil or natural gas or a sudden unexpected event materially impacts oil or natural gas prices. For financial reporting purposes, gains and losses related to hedging are recognized as income when the hedged transaction occurs. The Company expects that the amount of hedge contracts that it has in place will vary from time to time. For the six months ended June 30, 2000 and 1999, the Company realized approximately $(0.4) million and $0.4 million, respectively, of hedging gains (losses) which are included in oil and natural gas revenues in the consolidated statements of operations. For the six months ended June 30, 2000 and 1999, the Company had hedged 40% and 37%, respectively, of its oil and natural gas production, and as of June 30, 2000 the Company had 2.4 Bcfe of open oil and natural gas contracts for the months of July 2000 through March 2001.

(6) Commitments and Contingencies


  The Company has been named as a defendant in a lawsuit filed June 1, 1999 by Energy Drilling Company ("Energy Drilling"), in the Parish of Catahoula, Louisiana arising from a blowout of the Victor P. Vegas #1 well that was drilled and operated by the Company. Energy Drilling, the drilling rig contractor on the well, is claiming damages related to their destroyed drilling rig and related costs amounting to approximately $1.2 million, plus interest, attorneys' fees and costs.

  The Company has been named in a lawsuit brought by Victor P. Vegas, the landowner of the surface location of the blowout well referenced above. The suit was filed July 20, 1999 in the Parish of Orleans, Louisiana, claiming unspecified damages related to environmental and other matters.

                          MILLER EXPLORATION COMPANY

                                  (Unaudited)


  The Company has been named in a lawsuit brought by Charles Strickland, employee of BJ Services, Inc., on September 30, 1999. The suit is claiming damages of $1.0 million for personal injuries allegedly suffered at a well site operated by the Company.

  The Company has been named in a lawsuit brought by Eric Parkinson, husband and personal representative of the Estate of Kelly Anne Parkinson (deceased). The amended complaint was filed December 13, 1999, in the County of Hillsdale, Michigan, claiming an unspecified amount plus interest and attorney fees for suffering the loss of the deceased. Kelly Anne Parkinson was killed in an automobile accident on February 2, 1999, while traveling on a county road located next to land wherein the Company is lessee of underground mineral rights. The plaintiff alleges that the accident was the result of mud dragged on the road from the leased property and alleges that the Company was negligent in its duty to conduct its operations at the site with reasonable care.

  The Company received notice on February 1, 2000 that AHC became a defendant in a lawsuit as operator of certain Texas properties wherein Miller Oil Corporation was a joint venture partner. The claimant alledges that he contacted leukemia during his 17 year employment at Schlumberger while working on various wells in Texas. Approximately 25 oil and gas companies have been named as defendants in this suit. AHC has tendered defense and indemnity of this lawsuit to Schlumberger and has agreed to pursue defense on behalf of all working interest owners including the Company in this case. The case is in the early stages of discovery.

  The Company believes it has meritorious defenses to the claims discussed above and intends to vigorously defend these lawsuits. The Company does not believe that the final outcome of these matters will have a material adverse effect on the Company's operating results, financial condition or liquidity. Due to the uncertainties inherent in litigation, however, no assurances can be given regarding the final outcome of each action. The Company currently believes any costs resulting from the lawsuits mentioned above would be covered by the Company's insurance.

  On May 1, 2000, the Company filed a lawsuit in the United States District Court for the District of Montana against K2 America Corporation and K2 Energy Corporation (hereinafter collectively referred to as "K2"). The Company's lawsuit includes certain claims of relief and allegations by the Company against K2, including breach of contract arising from failure by K2 to agree to escrow, repudiation, and rescission; specific performance; declaratory relief; partition of K2 lands that are subject to the K2/Blackfeet IMDA; negligence; and tortuous interference with contract. The lawsuit is on file with the United States District Court for the District of Montana, Great Falls Division and is not subject to protective order.

  On May 1, 2000, the Company gave notice to the Blackfeet Tribal Business Council demanding arbitration of all disputes as provided for under the Indian Mineral Development Act ("IMDA") agreement between the Company and the Blackfeet (the "Miller/Blackfeet IMDA") dated February 19, 1999, and pursuant to the IMDA agreement between K2 and the Blackfeet ("K2/Blackfeet IMDA") dated May 30, 1997.

  The disputes for which the Company demands arbitration include but are not limited to the unreasonable withholding of a consent to a drilling extension as provided in the Miller/Blackfeet IMDA, as well as a determination by the Blackfeet dated March 16, 2000, that certain wells which the Company proposed to drill "would not satisfy the mandatory drilling obligations" under the K2/Blackfeet IMDA. The Company contends the K2/Blackfeet IMDA, gives it as lessee, and not the Blackfeet, the exclusive right to select drill sites and well depths.

                          MILLER EXPLORATION COMPANY

                                  (Unaudited)


(7) Related Party Transactions

  During 1999, an affiliated entity purchased a working interest in certain unproved oil and gas properties from the Company for $3.9 million. The Company believes that the purchase price was representative of the fair market value of these interests and that the terms were consistent with those available to unrelated parties.

(8) Non-Cash Activities

  In February 2000 and 1999, 43,500 and 54,750 shares of restricted stock, respectively, vested. In connection therewith, the Company recognized compensation expenses of approximately $60,000 and $178,000 for the six months ended June 30, 2000 and 1999, respectively. In February and June 2000, 37,210 and 12,329 shares of Company common stock, respectively, were issued to the Company's 401(k) savings plan as an employer matching contribution. Beginning from April 14, 1999, interest expense is being provided for under the Veritas Note with warrants rather than through the payment of cash. These non-cash activities have been excluded from the consolidated statements of cash flows.

(9) Subsequent Events

  On July 11, 2000, the Company entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") with Guardian Energy Management Corporation ("Guardian"). Pursuant to the Securities Purchase Agreement, the Company issued to Guardian a convertible promissory note in the amount of $5.0 million, and three warrants exercisable, for 1,562,500, 2,500,000 and 9,000,000 shares of the Company's common stock respectively. Conversion of the note and exercise of the warrants are subject to stockholder approval.

  On July 12, 2000, the Company signed a letter agreement (the "Eagle Transaction") to sell, in exchange for $2.0 million in undeveloped oil and gas properties and $0.5 million in cash, a total of 1,851,851 shares of common stock to Eagle Investments, Inc., ("Eagle") an affiliated entity controlled by
C. E. Miller, the Chairman of the Company. In addition, Eagle will be issued warrants exercisable for a total of 2,031,250 shares of common stock. Consummation of the transaction with Eagle is subject, among other things, to stockholder approval.

  Also on July 11, 2000, the Company entered into a Subscription Agreement with ECCO Investments, LLC ("ECCO"), pursuant to which ECCO purchased 370,370 shares of the Company's common stock for an aggregate purchase price of $0.5 million or $1.35 per share.

                                                                        ANNEX A

  THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE MAY NOT BE PLEDGED, SOLD, OFFERED FOR SALE, TRANSFERRED, OR OTHERWISE DISPOSED OF UNTIL THE HOLDER HEREOF PROVIDES INFORMATION SATISFACTORY TO THE ISSUER (WHICH, IN THE DISCRETION OF THE ISSUER, MAY INCLUDE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER) THAT SUCH PLEDGE, SALE, OFFER, TRANSFER, OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE LAWS.

                                PROMISSORY NOTE

U.S. $5,000,000                                                   July 11, 2000

  1. Promise to Pay; Interest Rate. On September 1, 2003 (the "Maturity Date"), for value received, the undersigned, Miller Exploration Company, a Delaware corporation (the "Company"), promises to pay to the order of Guardian Energy Management Corp., a Michigan corporation or any of its assigns which holds this Note ("Payee"), the principal sum of U.S. FIVE MILLION DOLLARS ($5,000,000), without interest (except as provided below). Upon the failure to make any payment when due of principal, the failure of the stockholders of the Company to approve the issuance of the Conversion Shares (as hereinafter defined) at the meeting of stockholders of the Company contemplated by Section 9 hereof, or the occurrence and continuation of any Event of Default (as hereinafter defined) under any instrument evidencing, relating to, or securing payment of this Note, the principal balance of this Note and any accrued, unpaid past-due interest shall bear interest from the date hereof until the payment in full of all principal and interest outstanding from time to time under this Note at a rate per annum which from day to day shall equal (i) the Maximum Rate (as hereinafter defined), or (ii) (a) for a period of 365 days from the date hereof, at the sum of the Prime Rate plus ten percent (10%) per annum, (b) for the period of 365 days thereafter, at the sum of the Prime Rate plus twelve percent (12%) per annum, and (c) thereafter at the sum of the Prime Rate plus fifteen percent (15%) per annum, whichever is lower. "Prime Rate" shall mean the annual rate of interest published daily in the Wall Street Journal as the "Prime Rate." Subject to provisions set forth in Sections 7 and 8 hereof, all payments of principal made by the Company hereunder, shall be made in immediately available funds, in lawful money of the United States of America at such location as is directed by Payee without set-off, deduction or counterclaim, or at Payee's option and subject to the provisions of the following paragraph, by the issuance of warrants ("Principal Warrants") exercisable for the purchase of shares of the Company's common stock, par value $.01 per share ("Common Stock"). Principal Warrants shall be exercisable for a number of shares of Common Stock equal to the amount of the principal payment divided by the lower of: (a) the weighted average of the closing prices of the Common Stock on the NASDAQ National Market System or other principal exchange or quotation system on which the Common Stock is then traded or listed (in each case as reported by the Wall Street Journal) for the thirty consecutive trading days ending on the trading day immediately prior to the date on which such Principal Warrant is issued; or (b) one dollar and twenty-five cents ($1.25) per share. Subject to the provisions of the following paragraph and Sections 7 and 8 hereof, payments of interest hereunder, if any, shall be paid by the Company, at the Company's option, either in immediately available funds or by the issuance of warrants ("Interest Warrants," and together with the Principal Warrants, the "Payment Warrants') exercisable for the purchase of shares of Common Stock. Interest Warrants shall be exercisable for a number of shares of Common Stock equal to the remainder of the subject amount of interest divided by the lower of: (a) the weighted average of the closing prices of the Common Stock on the NASDAQ National Market System or other principal exchange or quotation system on which the Common Stock is then traded or listed (in each case as reported by the Wall Street Journal) for the thirty consecutive trading days ending on the trading day immediately prior to the date on which such Interest Warrant is issued; or (b) one dollar and twenty-five cents ($1.25) per share. Interest
hereunder, if any, shall accrue and be payable on December   and June   of
each year following the date hereof. The per share exercise price for any Principal Warrants or Interest Warrants issued hereunder shall be $.01 per share.

  The provisions of the preceding paragraph notwithstanding, in no event shall the Company issue Payment Warrants as payment of principal and/or interest on the Note which are exercisable for more than two million one hundred fifty-seven thousand seven hundred and sixty-seven (2,157,767) shares of Common Stock.

  The term "Maximum Rate" as used herein means the maximum rate of interest permitted under applicable law. The term "applicable law," as used in this Note, shall mean the applicable laws of the State of Delaware or applicable laws of the United States, whichever laws allow the greater rate of interest, as such laws now exist or may be changed or amended or come into effect in the future.

  2. Subordination. Payee agrees that all indebtedness and obligations of the Company to Payee evidenced by this Note, including, without limitation, all obligations for the payment of principal, interest, penalties, fees, costs, expenses and indemnities (the "Subordinated Obligations"), shall be and hereby are subordinated in right of payment and claim in favor of the indebtedness and obligations of the Company, not to exceed fourteen million United Stated dollars (US $14,000,000) in principal amount, under that certain credit agreement dated as of February 9, 1998, as amended from time to time, by and between the Company and Bank of Montreal, Houston Agency and any successor or replacement credit facilities or borrowings of the Company that do not by their terms provide that they are subordinate to or pari passu with this Note (the "Senior Obligations"). Except pursuant to the provisions set forth in
Section 8, until the Senior Obligations have been paid in full and all obligations of the Company with respect thereto have terminated, Payee agrees that it will not request, demand, accept, or receive (by set-off or other manner), and the Company agrees that it will not pay or deliver to Payee, whether by payment, prepayment, set-off or otherwise, any payment amount, credit, reduction of all or any part of the amounts owing under the Subordinated Obligations; provided, however, that nothing in this Section 2 shall be interpreted to prohibit the Company or Payee from exercising their respective rights to convert the amounts owing under this Note or the Payment Warrants, if any, into shares of the Company's common stock, par value $0.01 per share (the "Common Stock") pursuant to the provisions of Section 7 hereof. The Company covenants and agrees with Payer that it shall not extend maturity of its Senior Obligations beyond September 1, 2003.

  3. Events of Default. The entire unpaid principal balance of, and all accrued interest on, this Note shall immediately be due and payable at the option of Payee (or with respect to clause (c) automatically without notice of any kind) upon the occurrence and continuation of any one or more events of default ("Event of Default"). For purpose of this Note, the term "Event of Default" shall mean: (a) a failure by the undersigned to pay when due any installment of principal or interest under this Note or any other costs due hereunder; (b) there shall have been any breach of a representation or warranty or any material breach of any covenant or agreement set forth in this Note or the other Transaction Documents on the part of the Company, which breach shall not have been cured within twenty (20) days following receipt by the Company of written notice of such breach; (c) the Company shall generally fail to pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of its creditors; or any proceeding shall be instituted by or against the Company seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur, or the Company shall take any action to authorize any of the actions set forth above in this clause (c).

  The term "Transaction Documents" as used herein means the collective reference to the Securities Purchase Agreement dated as of the date hereof (the "Securities Purchase Agreement") by and between the Company and Payee, and each other agreement, document and instrument required to be executed in accordance therewith, including, without limitation (as each such term is defined in the Securities Purchase Agreement) (i) the Voting Agreement, (ii) the Warrants, (iii) the Registration Rights Agreement and (iv)this Note.

  4. Application of Payments. Each payment received by the Payee shall be applied first to the payment of any costs due hereunder, then to any accrued interest due hereunder and then to the reduction of the unpaid principal balance thereof.

  5. Waivers. Except as may be otherwise provided herein, the makers, signers, sureties and endorsers of this Note severally waive demand, presentment, notice of dishonor, notice of intent to demand or accelerate payment hereof, notice of acceleration, diligence in collecting, grace, notice and protest, and agree to one or more extensions for any period or periods of time and partial payments, before or after maturity, without prejudice to Payee; and if this Note shall be collected by legal proceedings or through a probate or bankruptcy court, or shall be placed in the hands of an attorney for collection after default or maturity, the undersigned agrees to pay all costs of collection, including reasonable attorneys' fees. No delay or omission on the part of Payee in the exercise of any right or remedy will operate as a waiver thereof, and no single or partial exercise by Payee of any right or remedy will preclude other or further exercise thereof or the exercise of any other right or remedy.

  6. Usury Savings. All agreements between the undersigned and the Payee, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency or event whatsoever, whether by reason of demand or acceleration of the maturity hereof or otherwise, shall the amount contracted for, charged, received, paid or agreed to be paid to the holder hereof for the use, forbearance, or detention of the funds evidenced hereby or otherwise, or for the performance or payment of any covenant or obligation contained in any instrument securing the payment hereof, exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the holder hereof in excess of the maximum lawful amount, the interest payable to the holder hereof shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the holder hereof shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal hereof and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal hereof, such excess shall be refunded to the undersigned. All interest paid or agreed to be paid to the holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period of the loan evidenced hereby until payment in full of the principal (including the period of any renewal or extension hereof) so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law.

  7. Conversion Right.

  (a) General. Upon the approval of the issuance of the Conversion Shares at the meeting of stockholders of the Company contemplated by Section 9 hereof by a majority of the votes cast with respect to such matter, or by consent in lieu of such meeting (the "Requisite Stockholder Approval"), all but not less than all of the principal amount, interest and any other costs due hereunder shall automatically be converted, without any further action on the part of the Company or the Payee, into the right to receive a number of shares of Common Stock equal to the amount so converted divided by $1.35 (the "Conversion Price"). Upon receipt of the Requisite Stockholder Approval, the Company shall deliver a duly signed and completed notice of such conversion (the "Conversion Notice") to the offices of the Payee at the address set forth on the signature page hereto, accompanied by a written request for immediate delivery to the Company of the Note. As promptly as practicable after receipt of the Note, the Company will execute and deliver to the Payee or, if applicable, any designee of Payee a certificate or certificates representing the number of full shares of Common Stock issuable upon conversion (which certificate shall be issued in the name of Payee or any other person designated by Payee in the applicable Conversion Notice and executed on behalf of the Company by a duly authorized officer), together with payment in lieu of any fraction of a share. Notwithstanding the foregoing, such conversion shall be deemed to have been effected immediately prior to the close of business on the date the Requisite Stockholder Approval is received. All shares of Common Stock issued upon conversion of this Note (the "Conversion Shares") or upon the exercise of the Interest Warrants will be validly issued, fully paid and non-assessable and the issuance of such shares will not be subject to any lien, security interest, claim, charge, right of another, defect in title and encumbrance of any kind or character (other than as imposed by the Securities Act of 1933, as amended) or preemptive right of any other holder of capital stock of the Company. Holders of Conversion Shares will not be entitled to receive any dividends payable to holders of Common Stock as of any record time or date before the close of business on the Conversion Date. No fractional shares will be issued upon conversion of this Note, but, in lieu thereof, an appropriate amount will be paid in cash by the Company based upon the Conversion Price. The Payee will not be required to pay any taxes or duties in respect of the issue or delivery of Common Stock on conversion, but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than that of the Payee.

  (b) Reclassification, Consolidation, Merger or Sale of Assets. In the event that the Company shall be a party to any transaction (including without limitation (i) any recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), (ii) any combination or subdivision of Common Stock into a lesser or greater number of shares of Common Stock, (iii) any consolidation of the Company with, or merger of the Company into, any other person, (iv) any merger of another person into the Company (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company), or (v) any sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange) pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby Payee shall have the right thereafter to convert this Note only into the kind and amount of securities, cash and other property receivable upon such transaction by a holder of the number of shares of Common Stock into which this Note could have been converted immediately prior to such transaction. The entity formed by such consolidation or resulting from such merger or which acquires such assets or which acquires the Company's shares, as the case may be, shall make provision in its certificate or articles of incorporation or other constituent document to establish such right. The above provisions shall similarly apply to successive transactions of the foregoing type.

  (c) Common Stock Dilutions. In the event that prior to the issuance of the Conversion Shares the Company issues or agrees to issue additional shares of Common Stock pursuant to a stock split or stock dividend, or dividend or distribution of rights to purchase stock, then the number of Conversion Shares and the Conversion Price therefore shall be adjusted proportionately. For purposes of this Note, all shares of the Company's stock that are reserved for issuance (other than shares of stock that are to be issued to the Payee) as of the date of this Note shall be deemed to have been issued for the purpose of calculating the number of Conversion Shares and the applicable Conversion Price. The Company hereby covenants and agrees with Payee that it will not declare or pay or make any dividend or distribution in cash or property prior to the issuance of the Conversion Shares.

  (d) Reservation of Shares; Etc. The Company shall at all times reserve and keep available, free from preemptive rights out of its authorized and unissued stock, solely for the purpose of effecting the conversion of this Note, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all amounts payable under this Note from time to time. The Company shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized number of shares of Common Stock if at any time the number of shares of authorized and unissued Common Stock shall not be sufficient to permit the conversion of all the amounts payable under this Note from time to time.

  (e) Prior Notice of Certain Events. In the event:

    (i) the Company establishes a record date to determine the holders of Common Stock who are entitled to (A) receive any dividend or other distribution (other than a dividend payable in shares of Common Stock), (B) participate in a redemption or repurchase of the then-outstanding shares of Common Stock, or (C) vote in connection with any of the transactions identified in clauses (ii), (iii), (iv) or (v) below; or

    (ii) the Company shall (A) declare any dividend (or any other distribution) on its Common Stock, other than a dividend payable in shares of Common Stock or (B) declare or authorize a redemption or repurchase of the then-outstanding shares of Common Stock; or

    (iii) the Company shall authorize the granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or series or of any other rights or warrants; or

    (iv) of any reclassification of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), or of any other capital reorganization or of any consolidation or merger to which the Company is a party, or of the sale or transfer of all or substantially all of the assets of the Company or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

    (v) of the voluntary or involuntary dissolution, liquidation or winding up of the Company or such event is likely to occur; then the Company shall cause to be mailed to the Payee, at its address as provided to the Company from time to time by written notice of Payee, a notice stating (x) the date on which a record (if any) is to be taken with respect to clause (i) above,
  (y) the date on which any transaction or event contemplated in any of clauses (i) through and including clause (v) above is expected to become effective or the date of the anticipated closing of the public offering, and (z) the time, if any is fixed, as to when the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon any such reclassification, reorganization, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up. Each notice of an event specified in clause (i) above shall be sent at least five (5) days prior to the record date specified therein and each notice of an event specified in clauses (ii) through and including (v) above shall be delivered at least twenty (20) days prior to the proposed closing of such transaction.

  8. Purchase of Assets to Satisfy Note.

  (a) Right to Purchase. Any provision in this Note to the contrary notwithstanding, in the event the Company does not receive the Requisite Stockholder Approval within six (6) months from the date hereof, then the Company shall promptly notify Payee in writing of such (the "Company Notice") and Payee shall have the right to purchase from the Company an undivided interest in (i) all of the Company's current producing and non-producing properties (the "Reserve Assets") as identified in the latest reserve report provided by Miller and Lents, Ltd., or (ii) certain of the Company's producing or non-producing properties mutually agreed upon by the Company and Payee (the "Other Assets," and together with the Reserve Assets, the "Assets"). Payee must exercise its right to purchase the Assets by giving written notice (the "Payee Notice") to the Company within sixty (60) days after receipt of the Company Notice.

  (b) Determination of Purchase Price. Payee shall have the right to determine the percentage of the undivided interest in the Assets purchased pursuant hereto, provided that (i) subject to the provisions of clause (ii) of this
Section 8(b), the amount of Assets purchased hereunder shall be limited to an amount sufficient to satisfy both the borrowing base assigned to such Assets by the Company's senior lender and the Company's obligations under this Note, and (ii) in the event Payee elects to purchase less than the undivided percentage interest in the Assets provided for in clause (i), the purchase price of the interest purchased shall be an amount equal to a minimum of $500,000 or some multiple thereof. The price of the Assets purchased pursuant to this Section 8 shall be the price reflected in a reserve report as of the date of receipt of the Payee Notice, at a present value discount of 15% using either (i) the price deck given such Assets by the lender on the Company's senior credit facility, or (ii) to the extent applicable, the price at which such Assets are hedged. The Company shall also provide a reserve report as of the date of closing on the sale of the Assets hereunder.

  (c) Allocation of Proceeds. The proceeds of any sale of Assets pursuant hereto shall be applied first to any required principal reduction under the Company's senior credit facility, next to the cancellation of accrued, unpaid and past due interest under this Note, and finally to satisfaction of principal outstanding under this Note.

  (d) Terms and Conditions of Sale; Closing. The terms and conditions of any sale of Assets hereunder will be as is customary for the sale of similar assets or properties. The closing of any sale of Assets hereunder must occur no later than 60 days from the receipt by the Company of the Payee Notice. The Company hereby covenants and agrees that it will take all actions necessary to validly transfer to Payee the undivided interest of any Assets purchased by Payee pursuant to this Section 8.

  9. Stockholder Approval; Proxy Statement. The Company shall take all actions necessary or desirable in accordance with its certificate of incorporation, bylaws, the rules of the NASDAQ National Market and other applicable laws, rules and regulations to call one or more meetings of its stockholders (the "Stockholders' Meeting") to be held as promptly as practicable after the date hereof for obtaining the approval of the stockholders to the Share Issuance contemplated by the Securities Purchase Agreement. The Company and Payee shall consult with each other in connection with the Stockholders' Meeting. The Company shall use commercially reasonable efforts to cause its Board of Directors (a) to recommend to the Company's stockholders approval of the issuance of the Conversion Shares, (b) not to withdraw, modify or change such recommendation, (c) to continue to recommend to the stockholders of the Company the approval of such matters, and (d) to continue to solicit approval from the stockholders of the Company.

  10. Amendments, Waivers, Etc. No provision of this Note may be waived, changed, modified or discharged without an agreement in writing signed by the party against whom enforcement of such waiver, change, modification or discharge is sought, and then such waiver, change, modification or discharge shall be effective only in the specific instance and for the specific purpose for which given.

  11. Successors and Assigns. This Note and all provisions hereof shall be binding upon the Company and all of its successors and assigns, except that the Company shall not have the right to assign its rights or obligations hereunder (other than by operation of law) without the prior written consent of Payee. Payee may not, without the consent of or notice to the Company, sell, transfer or otherwise assign (with or without recourse to Payee), at any time, any or all of its rights and obligations under this Note.

  12. Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS NOTE OR ANY OTHER MATTER ARISING IN CONNECTION HEREUNDER.

  13. Notices. All notices and other communications provided to the Company or the Payee shall be in writing or by facsimile and addressed or delivered to it at its respective address set forth on the signature page hereto or at such other address as may be designated by the Company or the Payee, as the case may be, from time to time in a notice complying as to delivery with the terms of this clause to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received (except notices sent by express overnight mail via a reputable carrier shall be deemed given when receipt is promised by such carrier); any notice, if transmitted by facsimile, shall be deemed given when transmitted and receipt confirmed; and any notice, if delivered personally, shall be deemed given when received.

  14. Headings. Article, section and paragraph headings are for reference only and do not affect the interpretation or meaning of any provisions of this Note.

  15. Severability. The Company intends and believes that each provision in this Note comports with all applicable local, state and Federal laws and judicial decisions. However, if any provision or provisions, or if any portion of any provision or provisions, in this Note is found by a court of law to be in violation of any applicable local, state or Federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Note to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Note shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interests of the Company and the Payee under the remainder of this Note shall continue to be in full force and effect.

  16. Applicable Law. THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE AND THE LAWS OF THE UNITED STATES OF AMERICA APPLICABLE TO TRANSACTIONS IN THE STATE OF DELAWARE.

  Executed as of the date first set forth above.

                                          Miller Exploration Company

                                                  /s/ Kelly E. Miller
                                          By: _________________________________
                                                      Kelly E. Miller
                                                         President

                                NOTICE ADDRESSES

                                          If to the Company, to

                                          Miller Exploration Company
                                          3104 Logan Valley Road
                                          Traverse City, Michigan 49685
                                          Facsimile: (231) 941-8312
                                          Attention: Kelly E. Miller

                                          with a copy to

                                          Vinson & Elkins L.L.P.
                                          2001 Ross Avenue
                                          Suite 3700
                                          Dallas, Texas 75201
                                          Facsimile: (214) 220-7716
                                          Attention: Mark Early

                                          If to Payee, to

                                          Guardian Energy Management Corp.
                                          2300 Harmon Road
                                          Auburn Hills, Michigan 48326-1714
                                          Facsimile: (248) 340-2258
                                          Attention: Vice President--
                                           Operations

                                          with a copy to

                                          Guardian Energy Management Corp.
                                          2300 Harmon Road
                                          Auburn Hills, Michigan 48326-1714
                                          Facsimile: (248) 340-2175
                                          Attention: Secretary

                                                                      ANNEX B-1

  THE SECURITIES REPRESENTED BY THIS WARRANT AND THE COMMON STOCK ISSUABLE THEREBY HAVE NOT BEEN AND WILL NOT BE, EXCEPT AS PROVIDED IN THE REGISTRATION RIGHTS AGREEMENT REFERRED TO BELOW, REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY OTHER APPLICABLE SECURITIES LAW AND, ACCORDINGLY, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE RESOLD, PLEDGED, OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER, OR IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER, THE SECURITIES ACT AND IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS.

                                    WARRANT
                to Purchase 1,562,500 Shares of Common Stock of

                          MILLER EXPLORATION COMPANY

  This Common Stock Purchase Warrant (the "Warrant") certifies that for value received, Guardian Energy Management Corp., a Michigan corporation ("Guardian"), or its assigns, is entitled to subscribe for and purchase from Miller Exploration Company, a Delaware corporation (the "Company"), in whole or in part, 1,562,500 shares (the "Warrant Shares") of Common Stock, par value $0.01 per share, of the Company ("Common Stock") at the Exercise Price (as hereinafter defined), subject, however, to the provisions and upon the terms and conditions hereinafter set forth This Warrant and all rights hereunder shall expire at 5:00p.m., Traverse City, Michigan time, on the first anniversary of the approval of the Conversion Shares by the stockholders of the Company (the "Termination Date").

                                   ARTICLE I

                             Exercise of Warrants

  1.1 Term; Exercise Price. The Warrant represented hereby may be exercised by the holder hereof, in whole or in part, at any time and from time to time after the date hereof until 5:00p.m., Traverse City, Michigan time, on the Termination Date (the "Term"). Subject to adjustment as provided in Article IV hereof, the exercise price for shares of Common Stock under this Warrant shall be $1.35 per share of Common Stock (the "Exercise Price").

  1.2 Method of Exercise. To exercise this Warrant, the holder hereof shall deliver to the Company, at the Warrant Office designated in Section 2.1 hereof, (i) a written notice in the form of the Subscription Notice attached as Exhibit A hereto, stating therein the election of such holder to exercise the Warrants in the manner provided in the Subscription Notice; and (ii) payment in full of the Exercise Price in cash or by wire transfer or check for all Warrant Shares purchased hereunder. This Warrant shall be deemed to be exercised on the date of receipt by the Company of the Subscription Notice, accompanied by payment for the Warrant Shares and surrender of this Warrant, as aforesaid, and such date is referred to herein as the "Exercise Date". Upon such exercise, the Company shall, as promptly as practicable and in any event within five business days, issue and deliver to such holder a certificate or certificates for the full number of the Warrant Shares purchased by such holder hereunder. As permitted by applicable law, the person in whose name the certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the Exercise Date and shall be entitled to all of the benefits of such holder on the Exercise Date, including without limitation the right to receive dividends and other distributions for which the record date falls on or after the Exercise Date and to exercise voting rights.

  1.3 Expense and Taxes. The Company shall pay all expenses and taxes (including, without limitation, all documentary, stamp, transfer or other transactional taxes) attributable to the preparation, issuance or delivery of the Warrant and of the shares of Common Stock issuable upon exercise of the Warrant.


                                     B-1-1

  1.4 Reservation of Shares. The Company shall reserve at all times so long as the Warrant remain outstanding, free from preemptive rights, out of its treasury Common Stock or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the exercise of the Warrant, a sufficient number of shares of Company Stock to provide for the exercise of the Warrant.

  1.5 Valid Issuance. All shares of Common Stock that may be issued upon exercise of the Warrant will, upon issuance by the Company, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof and, without limiting the generality of the foregoing, the Company shall take no action or fail to take any action which will cause a contrary result.

  1.6 No Fractional Share. The Company shall not be required to issue fractional shares of Common Stock on the exercise of this Warrant. If more than one Warrant shall be presented for exercise at the same time by the same holder, the number of full shares of Common Stock which shall be issuable upon such exercise shall be computed on the basis of the aggregate number of whole shares of Common Stock purchasable on exercise of the Warrant so presented. If any fraction of a share of Common Stock would, except for the provisions of this Section 1.6, be issuable on the exercise of this Warrant, the Company shall pay an amount in cash calculated by it to be equal to the price of one share of Common Stock as quoted on the NASDAQ National Market System at the close of business on the date of such exercise multiplied by such fraction computed to the nearest whole cent.

                                  ARTICLE II

                                   Transfer

  2.1 Warrant Office. The Company shall maintain an office for certain purposes specified herein (the "Warrant Office"), which office shall initially be the Company's offices at 3104 Logan Valley Road, P.O. Box 348, Traverse City, Michigan 49685-0348, and may subsequently be such other office of the Company or of any transfer agent of the Common Stock in the continental United States as to which written notice has previously been given to the holder hereof. The Company shall maintain, at the Warrant Office, a register for the Warrants in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each permitted assignee of the rights of the registered owner hereof.

  2.2 Limited Right of Transfer. This Warrant may not be directly or indirectly sold, assigned, pledged, hypothecated, encumbered, transferred or otherwise disposed of without the prior written consent of the Company; provided, however, that Guardian may assign its interest in this Warrant to one or more of the entities or individuals listed on Schedule 2.2 hereto upon receipt by the Company of (a) evidence, in form and substance satisfactory to the Company, that each such assignee is an "Accredited Investor" as defined under Rule 501 of the Securities Act, or (b) an opinion of the Company's counsel that such assignment can be made without registration under the Securities Act.

  2.3 Transfer of Warrant. The Company agrees to maintain at the Warrant Office books for the registration and transfer of the Warrant. Subject to the provisions of Section 2.2, the Company, from time to time, shall register the transfer of the Warrant in such books upon surrender of this Warrant at the Warrant Office properly endorsed or accompanied by appropriate instruments of transfer and written instructions for transfer satisfactory to the Company. Upon any such transfer and upon payment by the holder or its transferee of any applicable transfer taxes, new Warrants shall be issued to the transferee and the transferor (as their respective interests may appear) and the surrendered Warrant shall be canceled by the Company. The Company shall pay all taxes (other than securities transfer taxes) and all other expenses and charges payable in connection with the transfer of the Warrant hereunder.

                                     B-1-2

                                  ARTICLE III

                                 Anti-Dilution

  3.1 Reclassification, Consolidation, Merger or Sale of Assets. In the event that the Company shall be a party to any transaction (including without limitation (i) any recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), (ii) any combination or subdivision of the Common Stock into a lesser or greater number of shares of Common Stock, (iii) any consolidation of the Company with, or merger of the Company into, any other person, (iv) any merger of another person into the Company (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company), or (v) any sale or transfer of all or a material amount of all of the assets of the Company or any compulsory share exchange) pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the holder of this Warrant shall receive upon the exercise hereof the kind and amount of securities, cash and other property receivable upon such transaction by a holder of the number of shares of Common Stock for which the Warrant was exercisable immediately prior to such transaction. The entity formed by such consolidation or resulting from such merger or which acquires such assets or which acquires the Company's shares, as the case may be, shall make provision in its certificate or articles of incorporation or other constituent document to establish such right. The above provisions shall similarly apply to successive transactions of the foregoing type.

  3.2 Common Stock Dilutions. In the event that prior to exercise of this Warrant the Company issues or agrees to issue additional shares of Common Stock pursuant to a stock split or stock dividend, or dividend or distribution of rights to purchase stock, then the number of shares to be issued pursuant to the exercise of this Warrant and the Exercise Price therefore shall be adjusted proportionately. In the event that prior to the exercise of this Warrant the Company issues or agrees to issue cash or property pursuant to a dividend or distribution, this Warrant shall represent the right to acquire, in addition to the number of shares of Common Stock receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such cash or property which the holder hereof would have been entitled to receive pursuant to such dividend or distribution had it been the holder of record of the Common Stock receivable upon exercise of this Warrant on the record date therefor. The Company agrees and covenants that it will not, prior to the exercise of this Warrant, in connection with any plan for the benefit of employees or directors (i) issue a number of shares of Common Stock, securities exercisable for Common Stock or other Common Stock equivalents (the "Plan Securities") which in the aggregate exceeds fifteen percent (15%) of the total shares of Common Stock outstanding as of the date thereof, and (ii) of the Plan Securities issued pursuant to clause (i) of this
Section 3.2, issue Plan Securities which in the aggregate are equal to, convertible into or exercisable for more than 300,000 shares of Common Stock for consideration, including any applicable exercise or conversion price, which is below the price quoted for the Common Stock at the close of business on the day prior to issuance of such Plan Securities.

  3.3 Prior Notice of Certain Events. In the event:

  (i) the Company establishes a record date to determine the holders of Common Stock who are entitled to (A) receive any dividend or other distribution (other than a dividend payable in shares of Common Stock), (B) participate in a redemption or repurchase of the then-outstanding shares of Common Stock, or
(C) vote in connection with any of the transactions identified in clauses
(ii), (iii), (iv) or (v) below; or

  (ii) the Company shall (A) declare any dividend (or any other distribution) on its Common Stock, other than a dividend payable in shares of Common Stock or (B) declare or authorize a redemption or repurchase of the then-outstanding shares of Common Stock; or

  (iii) the Company shall authorize the granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or series or of any other rights or warrants; or

                                     B-1-3

  (iv) of any reclassification of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), or of any other capital reorganization or of any consolidation or merger to which the Company is a party, or of the sale or transfer of all or substantially all of the assets of the Company or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

  (v) of the voluntary or involuntary dissolution, liquidation or winding up of the Company or such event is likely to occur.

  Then the Company shall cause to be mailed to the holder of this Warrant, at its address as reflected in the Warrant Office transfer records, a notice stating (A) the date on which a record (if any) is to be taken with respect to clause (i) above, (B) the date on which any transaction or event contemplated in any of clauses (i) through and including clause (v) above is expected to become effective or the date of the anticipated closing of the public offering, and (C) the time, if any is fixed, as to when the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon any such reclassification, reorganization, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up. Each notice of an event specified in clause(i) above shall be sent at least five (5) days prior to the record date specified therein and each notice of an event specified in clauses (ii) through and including (v) above shall be delivered at least fifteen (15) days prior to the proposed closing of such transaction.

                                  ARTICLE IV

                                 Miscellaneous

  4.1 Entire Agreement. This Warrant, together with that certain registration rights agreement of even date herewith by and between the Company and Guardian (the "Registration Rights Agreement"), contain the entire agreement between the holder hereof and the Company with respect to the Warrant Shares purchasable upon exercise hereof and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

  4.2 Governing Law; Venue. THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF DELAWARE AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

  4.3 Waiver and Amendment. Any term or provision of this Warrant may be waived at any time by the party which is entitled to the benefits thereof and any term or provision of this Warrant may be amended or supplemented at any time by agreement of the holder hereof and the Company, except that any waiver of any term or condition, or any amendment or supplementation, of this Warrant shall be in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Warrant shall not in any way effect, limit or waiver a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Warrant.

  4.4 Illegality. In the event that any one or more of the provisions contained in this Warrant shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in any other respect and the remaining provisions of this Warrant shall not, at the election of the party for whom the benefit of the provision exists, be in any way impaired.

  4.5 Copy of Warrant. A copy of this Warrant shall be filed among the records of the Company.

  4.6 Notice. Any notice or other document required or permitted to be given or delivered to the holder hereof shall be in writing and delivered at, or sent by telecopy or certified or registered mail to such holder at, the last address shown on the books of the Company maintained at the Warrant Office for the registration of this Warrant or at any more recent address of which the holder hereof shall have notified the Company in writing. Any notice or other document required or permitted to be given or delivered to the Company shall be delivered

                                     B-1-4
at, or sent by facsimile transmission or certified or registered mail to, the Warrant Office, or such other address within the continental United States of America as shall have been furnished by the Company to the holder of this Warrant.

  4.7 Limitation of Liability; Not Stockholders. No provision of this Warrant shall be construed as conferring upon the holder hereof the right to vote, consent, receive dividends or receive notices (other than as herein expressly provided) in respect of meetings of stockholders for the election of directors of the Company or any other matter whatsoever as a stockholder of the Company. No provision hereof, in the absence of affirmative action by the holder hereof to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the holder hereof, shall give rise to any liability of such holder for the purchase price of any shares of Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

  4.8 Loss, Destruction, etc. of Warrant. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of this Warrant, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity or such other security in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of this Warrant, the Company will make and deliver a new Warrant of like tenor, in lieu of such lost, stolen, destroyed or mutilated Warrant. Any Warrant issued under the provisions of this Section 4.8 in lieu of any Warrant alleged to be lost, destroyed or stolen, or in lieu of any mutilated Warrant, shall constitute an original contractual obligation on the part of the Company. This Warrant shall be promptly canceled by the Company upon the surrender hereof in connection with any exchange or replacement. The Company shall pay all taxes (other than securities transfer taxes) and all other expenses and charges payable in connection with the preparation, execution and delivery of Warrants pursuant to this Section 4.8.

  4.9 Compliance with Securities Act and Applicable Law. The Company shall not be required to transfer this Warrant or to sell or issue Warrant Shares if such transfer or issuance would constitute a violation by the Company of any provisions of any law or regulation of any governmental authority. While the Company is required to register the resale of the Warrant Shares by holder(s) pursuant to the Registration Rights Agreement, in the event the Warrant Shares issuable on exercise of this Warrant are not then registered under the Act, the Company may imprint the following legend or any other legend which counsel for the Company considers necessary or advisable to comply with the Securities Act of 1933:

    "The shares of stock represented by this certificate have not been registered under the Securities Act of 1933 or under the securities laws of any State and may not be sold, transferred or otherwise disposed of except upon such registration or upon receipt by the issuer, in form and substance satisfactory to the issuer, of an opinion of the issuer's counsel that registration is not required for such disposition."

  4.10 Registration Rights. The Warrants Shares shall be entitled to such registration rights under the Securities Act and under applicable state securities laws as are specified in the Registration Rights Agreement.

  4.11 Headings. The Article and Section and other headings herein are for convenience only and are not a part of this Warrant and shall not affect the interpretation thereof.

  In Witness Whereof, the Company has caused this Warrant to be signed in its name.

Dated: July 11, 2000

                                          Miller Exploration Company

                                                  /s/ Kelly E. Miller
                                          By: _________________________________
                                            Name: Kelly E. Miller
                                            Title:President

                                     B-1-5

                                   EXHIBIT A

                              SUBSCRIPTION NOTICE

  The undersigned, the holder of the foregoing Warrant, hereby elects to exercise purchase rights represented thereby for, and to purchase thereunder, shares of the Common Stock covered by such Warrant, and herewith makes payment in full for such shares pursuant to Section 1.2 of such Warrant, and requests that certificates for such shares (and any other securities or other property issuable upon such exercise) be issued in the name of, and delivered
to                    .

                                          _____________________________________

Dated: ___________, ____.

                                     B-1-6

                                 SCHEDULE 2.2

                          LIST OF APPROVED ASSIGNEES

                        Jordan Exploration Company LLC
                               Martin G. Lagina
                                Robert M. Boeve
                               Wayne Sterenberg
                                 Craig Tester

  Any Persons (as defined in the Securities Purchase Agreement dated as of July 11, 2000 and entered into between Guardian and the Company) who control, are controlled by or are under common control with any of the above Persons.

                                     B-1-7

                                                                      ANNEX B-2

  THE SECURITIES REPRESENTED BY THIS WARRANT AND THE COMMON STOCK ISSUABLE THEREBY HAVE NOT BEEN AND WILL NOT BE, EXCEPT AS PROVIDED IN THE REGISTRATION RIGHTS AGREEMENT REFERRED TO BELOW, REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY OTHER APPLICABLE SECURITIES LAW AND, ACCORDINGLY, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE RESOLD, PLEDGED, OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER, OR IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER, THE SECURITIES ACT AND IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS.

                                    WARRANT
                to Purchase 2,500,000 Shares of Common Stock of

                          MILLER EXPLORATION COMPANY

  This Common Stock Purchase Warrant (the "Warrant") certifies that for value received, Guardian Energy Management Corp., a Michigan corporation ("Guardian"), or its assigns, is entitled to subscribe for and purchase from Miller Exploration Company, a Delaware corporation (the "Company"), in whole or in part, 2,500,000 shares (the "Warrant Shares") of Common Stock, par value $0.01 per share, of the Company ("Common Stock") at the Exercise Price (as hereinafter defined), subject, however, to the provisions and upon the terms and conditions hereinafter set forth This Warrant and all rights hereunder shall expire at 5:00p.m., Traverse City, Michigan time, on the second anniversary of the approval of the Conversion Shares by the stockholders of the Company (the "Termination Date").

                                   ARTICLE I

                             Exercise of Warrants

  1.1 Term; Exercise Price. The Warrant represented hereby may be exercised by the holder hereof, in whole or in part, at any time and from time to time after the date hereof until 5:00 p.m., Traverse City, Michigan time, on the Termination Date (the "Term"). Subject to adjustment as provided in Article IV hereof, the exercise price for shares of Common Stock under this Warrant shall be $2.50 per share of Common Stock (the "Exercise Price").

  1.2 Method of Exercise. To exercise this Warrant, the holder hereof shall deliver to the Company, at the Warrant Office designated in Section 2.1 hereof, (1) a written notice in the form of the Subscription Notice attached as Exhibit A hereto, stating therein the election of such holder to exercise the Warrants in the manner provided in the Subscription Notice; and (ii) payment in full of the Exercise Price in cash or by wire transfer or check for all Warrant Shares purchased hereunder. This Warrant shall be deemed to be exercised on the date of receipt by the Company of the Subscription Notice, accompanied by payment for the Warrant Shares and surrender of this Warrant, as aforesaid, and such date is referred to herein as the "Exercise Date". Upon such exercise, the Company shall, as promptly as practicable and in any event within five business days, issue and deliver to such holder a certificate or certificates for the full number of the Warrant Shares purchased by such holder hereunder. As permitted by applicable law, the person in whose name the certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the Exercise Date and shall be entitled to all of the benefits of such holder on the Exercise Date, including without limitation the right to receive dividends and other distributions for which the record date falls on or after the Exercise Date and to exercise voting rights.

  1.3 Expense and Taxes. The Company shall pay all expenses and taxes (including, without limitation, all documentary, stamp, transfer or other transactional taxes) attributable to the preparation, issuance or delivery of the Warrant and of the shares of Common Stock issuable upon exercise of the Warrant.

                                     B-2-1

  1.4 Reservation of Shares. The Company shall reserve at all times so long as the Warrant remain outstanding, free from preemptive rights, out of its treasury Common Stock or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the exercise of the Warrant, a sufficient number of shares of Company Stock to provide for the exercise of the Warrant.

  1.5 Valid Issuance. All shares of Common Stock that may be issued upon exercise of the Warrant will, upon issuance by the Company, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof and, without limiting the generality of the foregoing, the Company shall take no action or fail to take any action which will cause a contrary result.

  1.6 No Fractional Share. The Company shall not be required to issue fractional shares of Common Stock on the exercise of this Warrant. If more than one Warrant shall be presented for exercise at the same time by the same holder, the number of full shares of Common Stock which shall be issuable upon such exercise shall be computed on the basis of the aggregate number of whole shares of Common Stock purchasable on exercise of the Warrant so presented. If any fraction of a share of Common Stock would, except for the provisions of this Section 1.6, be issuable on the exercise of this Warrant, the Company shall pay an amount in cash calculated by it to be equal to the price of one share of Common Stock as quoted on the NASDAQ National Market System at the close of business on the date of such exercise multiplied by such fraction computed to the nearest whole cent.

                                  ARTICLE II

                                   Transfer

  2.1 Warrant Office. The Company shall maintain an office for certain purposes specified herein (the "Warrant Office"), which office shall initially be the Company's offices at 3104 Logan Valley Road, P.O. Box 348, Traverse City, Michigan 49685-0348, and may subsequently be such other office of the Company or of any transfer agent of the Common Stock in the continental United States as to which written notice has previously been given to the holder hereof. The Company shall maintain, at the Warrant Office, a register for the Warrants in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each permitted assignee of the rights of the registered owner hereof.

  2.2 Limited Right of Transfer. This Warrant may not be directly or indirectly sold, assigned, pledged, hypothecated, encumbered, transferred or otherwise disposed of without the prior written consent of the Company; provided, however, that Guardian may assign its interest in this Warrant to one or more of the entities or individuals listed on Schedule 2.2 hereto upon receipt by the Company of (a) evidence, in form and substance satisfactory to the Company, that each such assignee is an "Accredited Investor" as defined under Rule 501 of the Securities Act, or (b) an opinion of the Company's counsel that such assignment can be made without registration under the Securities Act.

  2.3 Transfer of Warrant. The Company agrees to maintain at the Warrant Office books for the registration and transfer of the Warrant. Subject to the provisions of Section 2.2, the Company, from time to time, shall register the transfer of the Warrant in such books upon surrender of this Warrant at the Warrant Office properly endorsed or accompanied by appropriate instruments of transfer and written instructions for transfer satisfactory to the Company. Upon any such transfer and upon payment by the holder or its transferee of any applicable transfer taxes, new Warrants shall be issued to the transferee and the transferor (as their respective interests may appear) and the surrendered Warrant shall be canceled by the Company. The Company shall pay all taxes (other than securities transfer taxes) and all other expenses and charges payable in connection with the transfer of the Warrant hereunder.

                                     B-2-2

                                  ARTICLE III

                                 Anti-Dilution

  3.1 Reclassification, Consolidation, Merger or Sale of Assets. In the event that the Company shall be a party to any transaction (including without limitation (i) any recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), (ii) any combination or subdivision of the Common Stock into a lesser or greater number of shares of Common Stock, (iii) any consolidation of the Company with, or merger of the Company into, any other person, (iv) any merger of another person into the Company (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company), or (v) any sale or transfer of all or a material amount of all of the assets of the Company or any compulsory share exchange) pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the holder of this Warrant shall receive upon the exercise hereof the kind and amount of securities, cash and other property receivable upon such transaction by a holder of the number of shares of Common Stock for which the Warrant was exercisable immediately prior to such transaction. The entity formed by such consolidation or resulting from such merger or which acquires such assets or which acquires the Company's shares, as the case may be, shall make provision in its certificate or articles of incorporation or other constituent document to establish such right. The above provisions shall similarly apply to successive transactions of the foregoing type.

  3.2 Common Stock Dilutions. In the event that prior to exercise of this Warrant the Company issues or agrees to issue additional shares of Common Stock pursuant to a stock split or stock dividend, or dividend or distribution of rights to purchase stock, then the number of shares to be issued pursuant to the exercise of this Warrant and the Exercise Price therefore shall be adjusted proportionately. In the event that prior to the exercise of this Warrant the Company issues or agrees to issue cash or property pursuant to a dividend or distribution, this Warrant shall represent the right to acquire, in addition to the number of shares of Common Stock receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such cash or property which the holder hereof would have been entitled to receive pursuant to such dividend or distribution had it been the holder of record of the Common Stock receivable upon exercise of this Warrant on the record date therefor. The Company agrees and covenants that it will not, prior to the exercise of this Warrant, in connection with any plan for the benefit of employees or directors (i) issue a number of shares of Common Stock, securities exercisable for Common Stock or other Common Stock equivalents (the "Plan Securities") which in the aggregate exceeds fifteen percent (15%) of the total shares of Common Stock outstanding as of the date thereof, and (ii) of the Plan Securities issued pursuant to clause (i) of this
Section 3.2, issue Plan Securities which in the aggregate are equal to, convertible into or exercisable for more than 300,000 shares of Common Stock for consideration, including any applicable exercise or conversion price, which is below the price quoted for the Common Stock at the close of business on the day prior to issuance of such Plan Securities.

  3.3 Prior Notice of Certain Events. In the event:

  (i) the Company establishes a record date to determine the holders of Common Stock who are entitled to (A) receive any dividend or other distribution (other than a dividend payable in shares of Common Stock), (B) participate in a redemption or repurchase of the then-outstanding shares of Common Stock, or
(C) vote in connection with any of the transactions identified in clauses
(ii), (iii), (iv) or (v) below; or

  (ii) the Company shall (A) declare any dividend (or any other distribution) on its Common Stock, other than a dividend payable in shares of Common Stock or (B) declare or authorize a redemption or repurchase of the then-outstanding shares of Common Stock; or

  (iii) the Company shall authorize the granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or series or of any other rights or warrants; or

                                     B-2-3

  (iv) of any reclassification of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), or of any other capital reorganization or of any consolidation or merger to which the Company is a party, or of the sale or transfer of all or substantially all of the assets of the Company or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

  (v) of the voluntary or involuntary dissolution, liquidation or winding up of the Company or such event is likely to occur.

  Then the Company shall cause to be mailed to the holder of this Warrant, at its address as reflected in the Warrant Office transfer records, a notice stating (A) the date on which a record (if any) is to be taken with respect to clause (i) above, (B) the date on which any transaction or event contemplated in any of clauses (i) through and including clause (v) above is expected to become effective or the date of the anticipated closing of the public offering, and (C) the time, if any is fixed, as to when the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon any such reclassification, reorganization, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up. Each notice of an event specified in clause(i) above shall be sent at least five (5) days prior to the record date specified therein and each notice of an event specified in clauses (ii) through and including (v) above shall be delivered at least fifteen (15) days prior to the proposed closing of such transaction.

                                  ARTICLE IV

                                 Miscellaneous

  4.1 Entire Agreement. This Warrant, together with that certain registration rights agreement of even date herewith by and between the Company and Guardian (the "Registration Rights Agreement"), contain the entire agreement between the holder hereof and the Company with respect to the Warrant Shares purchasable upon exercise hereof and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

  4.2 Governing Law; Venue. THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF DELAWARE AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

  4.3 Waiver and Amendment. Any term or provision of this Warrant may be waived at any time by the party which is entitled to the benefits thereof and any term or provision of this Warrant may be amended or supplemented at any time by agreement of the holder hereof and the Company, except that any waiver of any term or condition, or any amendment or supplementation, of this Warrant shall be in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Warrant shall not in any way effect, limit or waiver a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Warrant.

  4.4 Illegality. In the event that any one or more of the provisions contained in this Warrant shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in any other respect and the remaining provisions of this Warrant shall not, at the election of the party for whom the benefit of the provision exists, be in any way impaired.

  4.5 Copy of Warrant. A copy of this Warrant shall be filed among the records of the Company.

  4.6 Notice. Any notice or other document required or permitted to be given or delivered to the holder hereof shall be in writing and delivered at, or sent by telecopy or certified or registered mail to such holder at, the last address shown on the books of the Company maintained at the Warrant Office for the registration of this Warrant or at any more recent address of which the holder hereof shall have notified the Company in writing.

                                     B-2-4

Any notice or other document required or permitted to be given or delivered to the Company shall be delivered at, or sent by facsimile transmission or certified or registered mail to, the Warrant Office, or such other address within the continental United States of America as shall have been furnished by the Company to the holder of this Warrant.

  4.7 Limitation of Liability; Not Stockholders. No provision of this Warrant shall be construed as conferring upon the holder hereof the right to vote, consent, receive dividends or receive notices (other than as herein expressly provided) in respect of meetings of stockholders for the election of directors of the Company or any other matter whatsoever as a stockholder of the Company. No provision hereof, in the absence of affirmative action by the holder hereof to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the holder hereof, shall give rise to any liability of such holder for the purchase price of any shares of Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

  4.8 Loss, Destruction, etc. of Warrant. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of this Warrant, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity or such other security in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of this Warrant, the Company will make and deliver a new Warrant of like tenor, in lieu of such lost, stolen, destroyed or mutilated Warrant. Any Warrant issued under the provisions of this Section 4.8 in lieu of any Warrant alleged to be lost, destroyed or stolen, or in lieu of any mutilated Warrant, shall constitute an original contractual obligation on the part of the Company. This Warrant shall be promptly canceled by the Company upon the surrender hereof in connection with any exchange or replacement. The Company shall pay all taxes (other than securities transfer taxes) and all other expenses and charges payable in connection with the preparation, execution and delivery of Warrants pursuant to this Section 4.8.

  4.9 Compliance with Securities Act and Applicable Law. The Company shall not be required to transfer this Warrant or to sell or issue Warrant Shares if such transfer or issuance would constitute a violation by the Company of any provisions of any law or regulation of any governmental authority. While the Company is required to register the resale of the Warrant Shares by holder(s) pursuant to the Registration Rights Agreement, in the event the Warrant Shares issuable on exercise of this Warrant are not then registered under the Act, the Company may imprint the following legend or any other legend which counsel for the Company considers necessary or advisable to comply with the Securities Act of 1933:

    "The shares of stock represented by this certificate have not been registered under the Securities Act of 1933 or under the securities laws of any State and may not be sold, transferred or otherwise disposed of except upon such registration or upon receipt by the issuer, in form and substance satisfactory to the issuer, of an opinion of the issuer's counsel that registration is not required for such disposition."

  4.10 Registration Rights. The Warrants Shares shall be entitled to such registration rights under the Securities Act and under applicable state securities laws as are specified in the Registration Rights Agreement.

  4.11 Headings. The Article and Section and other headings herein are for convenience only and are not a part of this Warrant and shall not affect the interpretation thereof.

  In Witness Whereof, the Company has caused this Warrant to be signed in its name.

Dated: July 11, 2000

                                          Miller Exploration Company

                                                  /s/ Kelly E. Miller
                                          By: _________________________________
                                            Name: Kelly E. Miller
                                            Title:President

                                     B-2-5

                                   EXHIBIT A

                              SUBSCRIPTION NOTICE

  The undersigned, the holder of the foregoing Warrant, hereby elects to exercise purchase rights represented thereby for, and to purchase thereunder, shares of the Common Stock covered by such Warrant, and herewith makes payment in full for such shares pursuant to Section 1.2 of such Warrant, and requests that certificates for such shares (and any other securities or other property issuable upon such exercise) be issued in the name of, and delivered
to                    .

                                          _____________________________________

Dated: ___________, ____.

                                     B-2-6

                                 SCHEDULE 2.2

                          LIST OF APPROVED ASSIGNEES

                        Jordan Exploration Company LLC
                               Martin G. Lagina
                                Robert M. Boeve
                               Wayne Sterenberg
                                 Craig Tester

  Any Persons (as defined in the Securities Purchase Agreement dated as of July 11, 2000 and entered into between Guardian and the Company) who control, are controlled by or are under common control with any of the above Persons.

                                     B-2-7

                                                                      ANNEX B-3

  THE SECURITIES REPRESENTED BY THIS WARRANT AND THE COMMON STOCK ISSUABLE THEREBY HAVE NOT BEEN AND WILL NOT BE, EXCEPT AS PROVIDED IN THE REGISTRATION RIGHTS AGREEMENT REFERRED TO BELOW, REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY OTHER APPLICABLE SECURITIES LAW AND, ACCORDINGLY, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE RESOLD, PLEDGED, OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER, OR IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER, THE SECURITIES ACT AND IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS.

                                    WARRANT
                to Purchase 9,000,000 Shares of Common Stock of

                          MILLER EXPLORATION COMPANY

  This Common Stock Purchase Warrant (the "Warrant") certifies that for value received, Guardian Energy Management Corp., a Michigan corporation ("Guardian"), or its assigns, is entitled to subscribe for and purchase from Miller Exploration Company, a Delaware corporation (the "Company"), in whole or in part, 9,000,000 shares (the "Warrant Shares") of Common Stock, par value $0.01 per share, of the Company ("Common Stock") at the Exercise Price (as hereinafter defined), subject, however, to the provisions and upon the terms and conditions hereinafter set forth This Warrant and all rights hereunder shall expire at 5:00 p.m., Traverse City, Michigan time, on the fourth anniversary of the approval of the Conversion Shares by the stockholders of the Company (the "Termination Date").

                                   ARTICLE I

                             Exercise of Warrants

  1.1 Term; Exercise Price. The Warrant represented hereby may be exercised by the holder hereof, in whole or in part, at any time and from time to time after the date hereof until 5:00 p.m., Traverse City, Michigan time, on the Termination Date (the "Term"). Subject to adjustment as provided in Article IV hereof, the exercise price for shares of Common Stock under this Warrant shall be $3.00 per share of Common Stock (the "Exercise Price").

  1.2 Method of Exercise. To exercise this Warrant, the holder hereof shall deliver to the Company, at the Warrant Office designated in Section 2.1 hereof, (i) a written notice in the form of the Subscription Notice attached as Exhibit A hereto, stating therein the election of such holder to exercise the Warrants in the manner provided in the Subscription Notice; and (ii) payment in full of the Exercise Price in cash or by wire transfer or check for all Warrant Shares purchased hereunder. This Warrant shall be deemed to be exercised on the date of receipt by the Company of the Subscription Notice, accompanied by payment for the Warrant Shares and surrender of this Warrant, as aforesaid, and such date is referred to herein as the "Exercise Date". Upon such exercise, the Company shall, as promptly as practicable and in any event within five business days, issue and deliver to such holder a certificate or certificates for the full number of the Warrant Shares purchased by such holder hereunder. As permitted by applicable law, the person in whose name the certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the Exercise Date and shall be entitled to all of the benefits of such holder on the Exercise Date, including without limitation the right to receive dividends and other distributions for which the record date falls on or after the Exercise Date and to exercise voting rights.

  1.3 Expense and Taxes. The Company shall pay all expenses and taxes (including, without limitation, all documentary, stamp, transfer or other transactional taxes) attributable to the preparation, issuance or delivery of the Warrant and of the shares of Common Stock issuable upon exercise of the Warrant.

                                     B-3-1

  1.4 Reservation of Shares. The Company shall reserve at all times so long as the Warrant remain outstanding, free from preemptive rights, out of its treasury Common Stock or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the exercise of the Warrant, a sufficient number of shares of Company Stock to provide for the exercise of the Warrant.

  1.5 Valid Issuance. All shares of Common Stock that may be issued upon exercise of the Warrant will, upon issuance by the Company, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof and, without limiting the generality of the foregoing, the Company shall take no action or fail to take any action which will cause a contrary result.

  1.6 No Fractional Share. The Company shall not be required to issue fractional shares of Common Stock on the exercise of this Warrant. If more than one Warrant shall be presented for exercise at the same time by the same holder, the number of full shares of Common Stock which shall be issuable upon such exercise shall be computed on the basis of the aggregate number of whole shares of Common Stock purchasable on exercise of the Warrant so presented. If any fraction of a share of Common Stock would, except for the provisions of this Section 1.6, be issuable on the exercise of this Warrant, the Company shall pay an amount in cash calculated by it to be equal to the price of one share of Common Stock as quoted on the NASDAQ National Market System at the close of business on the date of such exercise multiplied by such fraction computed to the nearest whole cent.

                                  ARTICLE II

                                   Transfer

  2.1 Warrant Office. The Company shall maintain an office for certain purposes specified herein (the "Warrant Office"), which office shall initially be the Company's offices at 3104 Logan Valley Road, P.O. Box 348, Traverse City, Michigan 49685-0348, and may subsequently be such other office of the Company or of any transfer agent of the Common Stock in the continental United States as to which written notice has previously been given to the holder hereof. The Company shall maintain, at the Warrant Office, a register for the Warrants in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each permitted assignee of the rights of the registered owner hereof.

  2.2 Limited Right of Transfer. This Warrant may not be directly or indirectly sold, assigned, pledged, hypothecated, encumbered, transferred or otherwise disposed of without the prior written consent of the Company; provided, however, that Guardian may assign its interest in this Warrant to one or more of the entities or individuals listed on Schedule 2.2 hereto upon receipt by the Company of (a) evidence, in form and substance satisfactory to the Company, that each such assignee is an "Accredited Investor" as defined under Rule 501 of the Securities Act, or (b) an opinion of the Company's counsel that such assignment can be made without registration under the Securities Act.

  2.3 Transfer of Warrant. The Company agrees to maintain at the Warrant Office books for the registration and transfer of the Warrant. Subject to the provisions of Section 2.2, the Company, from time to time, shall register the transfer of the Warrant in such books upon surrender of this Warrant at the Warrant Office properly endorsed or accompanied by appropriate instruments of transfer and written instructions for transfer satisfactory to the Company. Upon any such transfer and upon payment by the holder or its transferee of any applicable transfer taxes, new Warrants shall be issued to the transferee and the transferor (as their respective interests may appear) and the surrendered Warrant shall be canceled by the Company. The Company shall pay all taxes (other than securities transfer taxes) and all other expenses and charges payable in connection with the transfer of the Warrant hereunder.

                                     B-3-2

                                  ARTICLE III

                                 Anti-Dilution

  3.1 Reclassification, Consolidation, Merger or Sale of Assets. In the event that the Company shall be a party to any transaction (including without limitation (i) any recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), (ii) any combination or subdivision of the Common Stock into a lesser or greater number of shares of Common Stock, (iii) any consolidation of the Company with, or merger of the Company into, any other person, (iv) any merger of another person into the Company (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company), or (v) any sale or transfer of all or a material amount of all of the assets of the Company or any compulsory share exchange) pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the holder of this Warrant shall receive upon the exercise hereof the kind and amount of securities, cash and other property receivable upon such transaction by a holder of the number of shares of Common Stock for which the Warrant was exercisable immediately prior to such transaction. The entity formed by such consolidation or resulting from such merger or which acquires such assets or which acquires the Company's shares, as the case may be, shall make provision in its certificate or articles of incorporation or other constituent document to establish such right. The above provisions shall similarly apply to successive transactions of the foregoing type.

  3.2 Common Stock Dilutions. In the event that prior to exercise of this Warrant the Company issues or agrees to issue additional shares of Common Stock pursuant to a stock split or stock dividend, or dividend or distribution of rights to purchase stock, then the number of shares to be issued pursuant to the exercise of this Warrant and the Exercise Price therefore shall be adjusted proportionately. In the event that prior to the exercise of this Warrant the Company issues or agrees to issue cash or property pursuant to a dividend or distribution, this Warrant shall represent the right to acquire, in addition to the number of shares of Common Stock receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such cash or property which the holder hereof would have been entitled to receive pursuant to such dividend or distribution had it been the holder of record of the Common Stock receivable upon exercise of this Warrant on the record date therefor. The Company agrees and covenants that it will not, prior to the exercise of this Warrant, in connection with any plan for the benefit of employees or directors (i) issue a number of shares of Common Stock, securities exercisable for Common Stock or other Common Stock equivalents (the "Plan Securities") which in the aggregate exceeds fifteen percent (15%) of the total shares of Common Stock outstanding as of the date thereof, and (ii) of the Plan Securities issued pursuant to clause (i) of this
Section 3.2, issue Plan Securities which in the aggregate are equal to, convertible into or exercisable for more than 300,000 shares of Common Stock for consideration, including any applicable exercise or conversion price, which is below the price quoted for the Common Stock at the close of business on the day prior to issuance of such Plan Securities.

  3.3 Prior Notice of Certain Events. In the event:

  (i) the Company establishes a record date to determine the holders of Common Stock who are entitled to (A) receive any dividend or other distribution (other than a dividend payable in shares of Common Stock), (B) participate in a redemption or repurchase of the then-outstanding shares of Common Stock, or
(C) vote in connection with any of the transactions identified in clauses
(ii), (iii), (iv) or (v) below; or

  (ii) the Company shall (A) declare any dividend (or any other distribution) on its Common Stock, other than a dividend payable in shares of Common Stock or (B) declare or authorize a redemption or repurchase of the then-outstanding shares of Common Stock; or

  (iii) the Company shall authorize the granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or series or of any other rights or warrants; or

                                     B-3-3

  (iv) of any reclassification of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), or of any other capital reorganization or of any consolidation or merger to which the Company is a party, or of the sale or transfer of all or substantially all of the assets of the Company or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

  (v) of the voluntary or involuntary dissolution, liquidation or winding up of the Company or such event is likely to occur.

  Then the Company shall cause to be mailed to the holder of this Warrant, at its address as reflected in the Warrant Office transfer records, a notice stating (A) the date on which a record (if any) is to be taken with respect to clause (i) above, (B) the date on which any transaction or event contemplated in any of clauses (i) through and including clause (v) above is expected to become effective or the date of the anticipated closing of the public offering, and (C) the time, if any is fixed, as to when the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon any such reclassification, reorganization, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up. Each notice of an event specified in clause (i) above shall be sent at least five (5) days prior to the record date specified therein and each notice of an event specified in clauses (ii) through and including (v) above shall be delivered at least fifteen (15) days prior to the proposed closing of such transaction.

                                  ARTICLE IV

                                 Miscellaneous

  4.1 Entire Agreement. This Warrant, together with that certain registration rights agreement of even date herewith by and between the Company and Guardian (the "Registration Rights Agreement"), contain the entire agreement between the holder hereof and the Company with respect to the Warrant Shares purchasable upon exercise hereof and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

  4.2 Governing Law; Venue. THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF DELAWARE AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

  4.3 Waiver and Amendment. Any term or provision of this Warrant may be waived at any time by the party which is entitled to the benefits thereof and any term or provision of this Warrant may be amended or supplemented at any time by agreement of the holder hereof and the Company, except that any waiver of any term or condition, or any amendment or supplementation, of this Warrant shall be in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Warrant shall not in any way effect, limit or waiver a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Warrant.

  4.4 Illegality. In the event that any one or more of the provisions contained in this Warrant shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in any other respect and the remaining provisions of this Warrant shall not, at the election of the party for whom the benefit of the provision exists, be in any way impaired.

  4.5 Copy of Warrant. A copy of this Warrant shall be filed among the records of the Company.

  4.6 Notice. Any notice or other document required or permitted to be given or delivered to the holder hereof shall be in writing and delivered at, or sent by telecopy or certified or registered mail to such holder at, the last address shown on the books of the Company maintained at the Warrant Office for the registration of this Warrant or at any more recent address of which the holder hereof shall have notified the Company in writing.

                                     B-3-4

Any notice or other document required or permitted to be given or delivered to the Company shall be delivered at, or sent by facsimile transmission or certified or registered mail to, the Warrant Office, or such other address within the continental United States of America as shall have been furnished by the Company to the holder of this Warrant.

  4.7 Limitation of Liability; Not Stockholders. No provision of this Warrant shall be construed as conferring upon the holder hereof the right to vote, consent, receive dividends or receive notices (other than as herein expressly provided) in respect of meetings of stockholders for the election of directors of the Company or any other matter whatsoever as a stockholder of the Company. No provision hereof, in the absence of affirmative action by the holder hereof to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the holder hereof, shall give rise to any liability of such holder for the purchase price of any shares of Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

  4.8 Loss, Destruction, etc. of Warrant. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of this Warrant, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity or such other security in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of this Warrant, the Company will make and deliver a new Warrant of like tenor, in lieu of such lost, stolen, destroyed or mutilated Warrant. Any Warrant issued under the provisions of this Section 4.8 in lieu of any Warrant alleged to be lost, destroyed or stolen, or in lieu of any mutilated Warrant, shall constitute an original contractual obligation on the part of the Company. This Warrant shall be promptly canceled by the Company upon the surrender hereof in connection with any exchange or replacement. The Company shall pay all taxes (other than securities transfer taxes) and all other expenses and charges payable in connection with the preparation, execution and delivery of Warrants pursuant to this Section 4.8.

  4.9 Compliance with Securities Act and Applicable Law. The Company shall not be required to transfer this Warrant or to sell or issue Warrant Shares if such transfer or issuance would constitute a violation by the Company of any provisions of any law or regulation of any governmental authority. While the Company is required to register the resale of the Warrant Shares by holder(s) pursuant to the Registration Rights Agreement, in the event the Warrant Shares issuable on exercise of this Warrant are not then registered under the Act, the Company may imprint the following legend or any other legend which counsel for the Company considers necessary or advisable to comply with the Securities Act of 1933:

    "The shares of stock represented by this certificate have not been registered under the Securities Act of 1933 or under the securities laws of any State and may not be sold, transferred or otherwise disposed of except upon such registration or upon receipt by the issuer, in form and substance satisfactory to the issuer, of an opinion of the issuer's counsel that registration is not required for such disposition."

  4.10 Registration Rights. The Warrants Shares shall be entitled to such registration rights under the Securities Act and under applicable state securities laws as are specified in the Registration Rights Agreement.

  4.11 Headings. The Article and Section and other headings herein are for convenience only and are not a part of this Warrant and shall not affect the interpretation thereof.

  In Witness Whereof, the Company has caused this Warrant to be signed in its name.

Dated: July 11, 2000

                                          Miller Exploration Company

                                                  /s/ Kelly E. Miller
                                          By: _________________________________
                                            Name: Kelly E. Miller
                                            Title:President

                                     B-3-5

                                   EXHIBIT A

                              SUBSCRIPTION NOTICE

  The undersigned, the holder of the foregoing Warrant, hereby elects to exercise purchase rights represented thereby for, and to purchase thereunder, shares of the Common Stock covered by such Warrant, and herewith makes payment in full for such shares pursuant to Section 1.2 of such Warrant, and requests that certificates for such shares (and any other securities or other property issuable upon such exercise) be issued in the name of, and delivered
to                    .

                                          _____________________________________

Dated: ___________, ____.

                                     B-3-6

                                 SCHEDULE 2.2

                          LIST OF APPROVED ASSIGNEES

                        Jordan Exploration Company LLC
                               Martin G. Lagina
                                Robert M. Boeve
                               Wayne Sterenberg
                                 Craig Tester

  Any Persons (as defined in the Securities Purchase Agreement dated as of July 11, 2000 and entered into between Guardian and the Company) who control, are controlled by or are under common control with any of the above Persons.

                                     B-3-7

                                                                        ANNEX C

                                 July 12, 2000

Mr. C. E. "Gene" Miller
Eagle Investments Inc.
P.O. Box 348
Traverse City, MI 49685-0348

Dear Gene,

  After numerous discussions and detailed review, Miller Exploration (hereinafter "MEXP") will agree to purchase the following interest from Eagle Investments (hereinafter "Eagle"), subject to Board approval and (to the extent necessary) shareholder approval. As you are aware, we both need to present a purchase and sale agreement that would withstand the highest scrutiny, due to the roles you play both in MEXP and Eagle.

  Pursuant to the letter dated April 1, 1999 (attached as Exhibit "A"), MEXP had specific restrictions regarding the right to repurchase and certain rights which have now expired. Subject to the terms and conditions described below, Eagle will contribute capital, extend said agreement, and modify certain rights as detailed below. It is therefore agreed:

  1) Eagle will infuse five hundred thousand ($500,000) dollars into MEXP in exchange for common stock at $1.35/share. Eagle will wire said funds to MEXP within five (5) business days of Board approval or shareholder approval if required.

  2) MEXP will purchase an undivided 50% of Eagle's non-producing leasehold in the Mississippi Salt Basin pursuant to the interest represented in Exhibit "B" for a purchase price of two million ($2,000,000) dollars. Consideration will be paid in the form of MEXP common stock @ $1.35/share.

  3) MEXP's purchase of the above will be subject to shareholder approval of the Guardian Energy Management Corporation equity infusion of five million ($5,000,000) dollars.

  4)  Eagle will be granted warrants as follows:

     Warrants      Exercise                           Term
     --------      --------                           ----
       781,250    $1.35/share     1 year from the date of shareholder approval
     1,250,000    $2.50/share     2 years from the date of shareholder approval

  5) Eagle will be responsible for its proportionate share of the working interest to drill the proposed wells on the salt domes pursuant to Exhibit "B". Upon shareholder approval, MEXP will reimburse Eagle for 50% of its cost to drill and/or complete the respective wells.

  6) MEXP's purchase will exclude any rights with respect to Eagle's interest in the existing wellbores, specifically the Allar 32-6 and Frost 5-11 #1 (Moselle Dome), Allar #6 (Midway Dome), Campbell #1 (Centerville Dome), and Fairchild#1 (Richmond Dome). In the event of a side track, mechanical difficulties or development location, Eagle will retain its rights in said proposed well(s).

  7)  MEXP will acquire all rights in the Langston #1 drilling unit (Kola
      Dome), excepting the Sligo Formation, which is the current producing zone in the Langston #1.

      A) Eagle will reserve the Sligo formation rights in the 640-acre drilling units immediately adjoining and abutting the Langston #1 drilling unit. In the event a subsequent well is proposed to the Hosston formation, or a depth greater than the Sligo, Eagle will only have the rights of participation to the extent of its retained working interest in the deeper horizons. However, in the event that the subsequent well(s) is completed in the Hosston or deeper formation(s), and it is then determined within 120 days of reaching total depth, that the zones tested are considered to be unproductive or do not produce in paying quantities, and the well is subsequently completed in the Sligo formation, Eagle will participate, at its option, for its proportionate interest as if no sale had taken place to MEXP. Upon an election by Eagle to participate, Eagle will reimburse MEXP for its proportionate cost of the additional interest acquired as if the well had been drilled to the Sligo formation. If the above 120-day term expires and the well is subsequently completed in the Sligo formation, Eagle will participate as if no sale had taken place to MEXP for its rights in the Sligo formation completion without reimbursement for the drilling.

  8) MEXP will have an exclusive right of first offer on any sales of Eagle's assets, including the remaining non-producing leasehold as well as the producing leasehold, in the counties which contain the existing MEXP leasehold base. MEXP will have a period of 15days from receipt of such offer to reject or accept the offer ("response period"). In the event of rejection (or no response by MEXP before the end of the response period), Eagle will be free and clear to sell or assign such interest to any third party at the terms and conditions equal to or greater than the terms offered to MEXP. The right of first offer will include a notice from Eagle to MEXP its desire to sell the producing and/or non-producing leasehold. At such time MEXP will have the right to present an offer within the response period described. Additionally, in the event Eagle receives an unsolicited offer from a third party, which is acceptable to Eagle, Eagle will also give MEXP the right of first refusal to accept the terms and conditions provided therein within the response period. The right of first offer will expire on December 31, 2000, unless extended by the mutual consent of both parties.

  9) The purchase contemplated will be subject to the approval of the outside directors of MEXP. A copy of the Resolution approving said sale will be provided to Eagle.

  10) This letter agreement contains the entire agreement between the parties with respect to the subject matter hereof, and there are no promises, terms, conditions, or obligations other than those contained herein.

  11) This letter agreement and the rights and obligations of the party will be governed and interpreted in accordance with the laws of the State of Michigan without giving effect to principals of conflicts or laws.

  If the above meets with your approval, we would appreciate you signing in the space provided below. This offer must be accepted on or before July 15, 2000, or the proposal contained herein will be null and void.

                                        Sincerely,

                                        Miller Exploration Company

                                        /s/ Kelly E. Miller
                                        Kelly E. Miller
                                        President and CEO

KEM/sc

Agreed to and accepted this   day of
     , 2000.

Eagle Investments Inc.

By:          /s/ C. E. Miller
 ------------------------------------
   C. E. "Gene" Miller, President

                          MILLER EXPLORATION COMPANY
             3104 Logan Valley Road Traverse City, Michigan 49685

      Proxy for Special Meeting of Stockholders to be held        , 2000.
                                                           -------
This proxy is solicited by the board of directors of Miller Exploration Company

The undersigned hereby appoints Kelly E. Miller and Deanna L. Cannon, and each of them, proxies or proxy with full power of substitution and revocation as to each of them, to represent the undersigned and to act and vote all of the shares of common stock of Miller Exploration Company (the "Company") the undersigned is entitled to vote at the Special Meeting of Stockholders of Miller Exploration
Company to be held on the       day of       , 2000, at    a.m., local time, at
                         -------      -------          ----
                               , on the following matters and in their
-------------------------------
discretion on any other matters which may come before the meeting or any adjournments or postponements thereof. Receipt of the proxy statement dated
               , 2000 is acknowledged.
---------------

           PLEASE MARK, SIGN AND DATE THE REVERSE SIDE OF THIS PROXY AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                          (continued on other side)


    Please mark your
[X] vote as indicated in
    this example

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                      FOR   AGAINST  ABSTAIN
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED         1 To approve the issuance of common           [ ]     [ ]      [ ]
IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED.         stock in connection with the transaction
IN THE ABSENCE OF SUCH DIRECTION, THIS PROXY WILL         by and between Miller Exploration
BE VOTED "FOR" PROPOSAL 1 AND "FOR" PROPOSAL 2.           Company and Guardian Energy
This proxy is solicited by the board of directors         Management Corp.
of Miller Exploration Company
                                                        2 To approve the transaction by and           [ ]     [ ]      [ ]
                                                          between Miller Exploration Company
                                                          and Eagle Investments, Inc.


                                Date:            , 2000                                   Date:            , 2000
-------------------------------      -----------        ---------------------------------      ------------       --------------
        Signature                                       Signature if held jointly

Please sign exactly as name appears herein, date and return promptly.  When shares are held by joint tenants, both must sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by duly authorized officer and give title of officer.  If a partnership, please sign in partnership name by authorized person and give the title or capacity of person signing.

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